    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 28, 1997


                                                      REGISTRATION NO. 333-18525
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           HVIDE MARINE INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            FLORIDA                            4424                          65-0524593
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NO.)           IDENTIFICATION NO.)

                            ------------------------

                        2200 ELLER DRIVE, P.O. BOX 13038
                         FORT LAUDERDALE, FLORIDA 33316
                                 (954) 523-2200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

        J. ERIK HVIDE, CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER
                        2200 ELLER DRIVE, P.O. BOX 13038
                         FORT LAUDERDALE, FLORIDA 33316
                                 (954) 523-2200
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                          COPIES OF COMMUNICATIONS TO:

                 MICHAEL JOSEPH, ESQ.                                   SETH R. MOLAY, P.C.
                 DYER ELLIS & JOSEPH                         AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
            600 NEW HAMPSHIRE AVENUE, N.W.                        1700 PACIFIC AVENUE, SUITE 4100
                WASHINGTON, D.C. 20037                                  DALLAS, TEXAS 75201
                    (202) 944-3000                                         (214) 969-2800

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED JANUARY 28, 1997

PROSPECTUS
            , 1997

                                4,000,000 SHARES


HVIDE MARINE LOGO GRAPHIC
                         HVIDE MARINE INCORPORATED LOGO

                              CLASS A COMMON STOCK


     Of the 4,000,000 shares of Class A Common Stock offered hereby (the "Offering"), 3,860,584 are being sold by the Company and 139,416 are being sold by the Selling Stockholders. See "Principal and Selling Stockholders" and "Underwriting." The Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.



     The Class A Common Stock is traded on the Nasdaq National Market under the symbol "HMAR." On January 27, 1997, the last reported sale price of the Class A Common Stock was $25 1/4 per share. See "Price Range of The Class A Common Stock" and "Dividend Policy."


     The Company's issued and outstanding capital stock consists of Class A Common Stock and Class B Common Stock. Each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of stockholders. Except as required by law and the Company's Articles of Incorporation, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. Each share of Class A Common Stock and Class B Common Stock will share ratably in any dividends or other distributions, including upon the liquidation, dissolution, or winding up of the Company. The shares of Class B Common Stock are freely convertible on a one-for-one basis into shares of Class A Common Stock.

     Ownership and control of the Class A Common Stock by persons not citizens of the United States are limited by the terms of the Company's Articles of Incorporation. See "Description of Capital Stock."

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------
                                           PRICE           UNDERWRITING           PROCEEDS           PROCEEDS TO
                                          TO THE          DISCOUNTS AND            TO THE            THE SELLING
                                          PUBLIC          COMMISSIONS(1)         COMPANY(2)          STOCKHOLDERS
---------------------------------------------------------------------------------------------------------------------
Per Share..........................          $                  $                    $                    $
Total(3)...........................          $                  $                    $                    $
---------------------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deduction of expenses payable by the Company estimated at
    $          .


(3) The Underwriters have been granted a 30-day option to purchase up to 600,000 additional shares of Class A Common Stock at the Price to the Public less Underwriting Discounts and Commissions, solely to cover over-allotments, if any. To the extent the Underwriters' over-allotment is exercised, the first 25,000 shares will be purchased from the Hvide Family Trust II and the balance will be purchased from the Company. See "Underwriting." If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, Proceeds to the Company, and Proceeds to the
    Selling Stockholders will be $          , $          , $          , and
    $          , respectively.


     The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the shares will be made in New York, New York, on or
about             , 1997.

DONALDSON, LUFKIN & JENRETTE    HOWARD, WEIL, LABOUISSE, FRIEDRICHS
   SECURITIES CORPORATION                   INCORPORATED

[Pie Chart depicting fleet EBITDA by segment for the nine months ended September
                                   30, 1996]

     EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interest, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. Fleet EBITDA is EBITDA before corporate overhead expenses. EBITDA and fleet EBITDA are not required by generally accepted accounting principles and should not be considered as alternatives to net income as indicators of the Company's operating performance, or as alternatives to cash flows from operations as a measure of liquidity.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS, IF ANY) AND THEIR AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise indicated, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. The Pro Forma Condensed Consolidated Financial Statements and other pro forma operating data included in this Prospectus give effect to the IPO, the repayment of certain indebtedness with proceeds of the IPO, and the acquisition of the OMI Chemical Carriers, the Seal Fleet Vessels, and vessels from GBMS (as each such term is defined herein) and one additional vessel but do not give effect to the Current Acquisitions (as defined herein) or the Offering. Unless the context otherwise requires, all references in the Prospectus to the "Company" or "Hvide" include Hvide Marine Incorporated, its predecessors, and its consolidated subsidiaries. See "Glossary" for definitions of certain terms used herein.


                                  THE COMPANY

     Hvide (pronounced "vee-dah") provides marine support and transportation services primarily in the U.S. domestic trade and principally to the energy and chemical industries. The Company is the third largest operator of supply and crew boats in the U.S. Gulf of Mexico. In addition, the Company is the sole provider of commercial tug services in Port Everglades and Port Canaveral, Florida, and a leading provider of such services in Mobile, Alabama. The Company also transports petroleum products and specialty chemicals in the U.S. domestic trade, a market insulated from international competition under the Jones Act. The total capacity of the Company's five chemical carriers represents approximately 44% of the capacity of the domestic specialty chemical carrier fleet. In addition, the Company has options to acquire up to a 75% interest in five double-hull petroleum product carriers currently under construction for delivery during 1998.

     The Company has grown rapidly through a series of acquisitions, increasing its marine support fleet from 20 vessels in 1993 to 74 vessels currently and its marine transportation fleet from three vessels in 1993 to 29 vessels currently. Primarily as a result of these acquisitions, the Company's revenue increased 196% from $41.5 million in 1993 to $123.0 million in 1995, on a pro forma basis. Over the same period, the Company's EBITDA increased 181% from $11.3 million to $31.7 million and its income from operations increased 186% from $6.6 million to $18.9 million, in each case on a pro forma basis. For the nine months ended September 30, 1996, the Company reported revenue, EBITDA, and operating income of $101.0 million, $27.1 million, and $16.0 million, respectively, in each case on a pro forma basis. For other measures of the Company's operating results as determined under generally accepted accounting principles and its pro forma operating results, see "Selected Historical and Pro Forma Consolidated Financial Data" and the Company's consolidated financial statements.

     The Company has recently acquired or entered into agreements to acquire an aggregate of seven supply boats, five crew boats, one offshore anchor handling tug, and two harbor tugs (the "Current Acquisitions"). The Current Acquisitions, which upon completion will increase the Company's marine support fleet from 74 to 89 vessels, will be funded in part with proceeds of the Offering. The $51.2 million aggregate cost of the Current Acquisitions includes the estimated cost of upgrading, refurbishing, and lengthening two of the supply boats to 225-foot, 4,300-hp dynamically positioned vessels for use in deepwater service. See "Use of Proceeds" and "Business -- Current Acquisitions."

     The Company's strategy is to realize the benefits presented by the integration of its recent and pending acquisitions with its existing operations and to continue to grow through selected acquisitions that further consolidate the marine support and transportation services markets in which the Company operates. The Company believes it has numerous opportunities to make further accretive acquisitions in its core businesses. Critical elements of the Company's strategy include continuing to (i) utilize its demonstrated expertise in acquiring vessels, thereby further consolidating its niche markets, (ii) emphasize U.S. domestic operations, (iii) develop and apply marine technology to meet its customers' needs in an innovative and cost-effective manner, (iv) maintain and pursue long-term customer relationships that limit the risk associated with the investments required for new vessels and mitigate the effects of industry cyclicality, and (v) enhance its record of quality service and safety.

MARINE SUPPORT SERVICES

     Offshore Energy Support. The Company's fleet of 75 offshore energy support vessels, giving effect to the Current Acquisitions, consists of 31 supply boats, 42 crew boats, and two utility boats that transport supplies and personnel and provide towing and other support services to offshore oil and natural gas exploration and production operations, primarily in the U.S. Gulf of Mexico. The offshore energy support industry in the U.S.

Gulf of Mexico has experienced substantial consolidation and vessel attrition during the past decade. The Company believes that industry fundamentals have improved, and expects continued strong demand and further consolidation to result in increasing day rates and utilization. The Current Acquisitions strengthen the Company's position as the third largest operator of supply and crew boats in the U.S. Gulf of Mexico. This strengthened position will, at the same time, make the Company's operations more susceptible to fluctuations in oil and gas prices, which affect the level of offshore exploration and development activity and thus the demand for the services provided by the Company's offshore energy support vessels. In the past, the Company has sought to mitigate the adverse effect of reduced demand through cost reduction and relocation of support vessels to other markets. See "Risk Factors -- Cyclical Industry Conditions" and "Business -- The Industry -- Marine Support Services."

     Offshore and Harbor Towing. The Company's 14 tugs, giving effect to the Current Acquisitions, provide offshore towing services and harbor assistance to tankers, barges, containerships, other cargo vessels, and cruise ships calling at Port Everglades and Port Canaveral, Florida, and Mobile, Alabama. In Port Everglades and Port Canaveral, the Company is the sole franchisee providing commercial tug services. The Company directed the design and construction of its technologically advanced 5,100-hp tractor tug, the Broward, which is capable of providing escort services to tankers and other large vessels and specialized deepwater services to the offshore energy industry. In addition to these 14 tugs, the Company recently entered into one-year charters of two newly built 4,000-hp tugs with omni-directional propulsion systems, which are currently being used by the Company to provide harbor services. The Company intends to remove from service one tug currently engaged in harbor services in the second quarter of 1997.

MARINE TRANSPORTATION SERVICES

     Chemical Transportation. The total capacity of the Company's five chemical carriers represents approximately 44% of the capacity of the domestic specialty chemical carrier fleet, and four of the vessels are among the last independently owned chemical carriers scheduled to be retired under the Oil Pollution Act of 1990 ("OPA 90"). Two of the carriers currently transport industrial chemicals in bulk parcel lots, and the other three carriers currently transport petroleum products and petrochemicals, primarily for major oil and chemical companies. The Company believes that domestic energy and chemical transportation freight rates will increase within the next three to five years and continue thereafter, as the supply of vessels eligible to carry petroleum products diminishes as a result of mandatory retirement imposed by OPA 90.

     Petroleum Product Transportation. The Company's petroleum product transportation fleet is currently comprised of the Seabulk Challenger, a 39,300 dwt product carrier, and a fleet of ten towboats and 13 fuel barges. The Seabulk Challenger has since 1975 operated under successive charters to Shell Oil Company ("Shell") (extending to January 2000) carrying refined petroleum products from Shell's refineries in Texas and Louisiana to various U.S. Gulf of Mexico and Atlantic coast ports. The towboat and barge fleet is engaged in the transportation of residual and diesel fuels along the Atlantic intracoastal waterway and in the St. Johns River in Florida, primarily for a major Florida utility.

     The Company also owns a minority interest in five 45,300 dwt double-hull petroleum product carriers currently under construction for delivery during 1998. The product carriers are intended to serve the domestic market currently served by single-hull tankers whose retirement is mandated by OPA 90. The Company, whose ownership is currently 2.4%, has options to purchase up to an additional 72.6% ownership interest in the vessels for a total estimated cost of up to $32.0 million (assuming exercise of the options before January 1, 1998). The Company is supervising the construction of the vessels and will provide operational management following delivery.

     OPA 90. OPA 90 requires, among other things, that existing single-hull vessels be retired from domestic transportation of petroleum products between 1995 and 2015, depending upon vessel size and age, unless retrofitted with double hulls. The Company's chemical carriers and its petroleum product carrier will be required to cease transporting petroleum products at various dates from 2000 to 2015, and its fuel barges will cease transporting fuel in 2015. See "Risk Factors -- Mandated Removal of Vessels from Jones Act Trade." The Company currently has no specific plans concerning the retrofitting or replacement of such vessels.

                                  THE OFFERING


Class A Common Stock Offered:
  By the Company.......................   3,860,584 shares
  By the Selling Stockholders..........     139,416 shares
                                         ------------------
          Total........................   4,000,000 shares
                                         ------------------
                                         ------------------
Common Stock to be Outstanding After
  the Offering:
     Class A Common Stock..............  11,508,375 shares(1)
     Class B Common Stock..............   3,419,577 shares
                                         ------------------
          Total........................  14,927,952 shares
                                         ------------------
                                         ------------------



Voting Rights................  The Company's outstanding capital stock consists of Class A Common Stock and Class B Common Stock (together, the "Common Stock"). Each holder of Class A Common Stock is entitled to one vote per share and each holder of Class B Common Stock is entitled to ten votes per share on all matters submitted to a vote of stockholders. Except as required by law and the Company's Articles of Incorporation, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. See "Description of Capital Stock." After the Offering, the holders of the Class A Common Stock and the Class B Common Stock will have 25.2% and 74.8% of the voting power of the Common Stock, respectively (26.3% and 73.7%, respectively, if the Underwriters' over-allotment option is exercised in full).



                               Upon completion of the Offering, J. Erik Hvide, the Company's Chairman, together with certain trusts of which he is the trustee (the "Hvide Trusts"), and a group of investors (the "Investor Group") that in September 1994 purchased shares of Common Stock, Common Stock Contingent Share Issuances, and the Company's Junior Notes and Senior Notes (each as defined herein), will own shares that will represent 11.9% and 12.5%, respectively, of the outstanding shares of Common Stock (11.3% and 12.0%, respectively, if the Underwriter's over-allotment option is exercised in full) and 38.7% and 36.6%, respectively, of the voting power of all Common Stock (37.9% and 36.3%, respectively, if the Underwriters' over-allotment option is exercised in full). In addition, the Hvide Family (as defined herein) and the Investor Group have entered into an agreement giving them the right to nominate eight and three persons, respectively, to the Company's 11-member Board of Directors. The Company's Articles of Incorporation require that certain significant transactions be approved by 95% of the holders of the Class B Common Stock, which is held entirely by members of the Hvide Family and the Investor Group. See "Description of Capital Stock -- Certain Provisions of Articles of Incorporation and By-Laws" and "-- Shareholders Agreement" and "Risk Factors -- Control by Current Stockholders."



Use of Proceeds to the
Company......................  To fund the balance of the cost of the Current
                               Acquisitions, to repay a portion of the Company's indebtedness, and for general corporate purposes.


Nasdaq National Market
Symbol.......................  HMAR
------------------------------------

(1) Excludes 806,000 shares of Class A Common Stock reserved for issuance upon exercise of currently outstanding options and 500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See
    "Management -- Equity Ownership Plans."

                      SUMMARY CONSOLIDATED HISTORICAL AND
                     PRO FORMA FINANCIAL AND OPERATING DATA

     The summary consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of the Company, the financial statements and notes thereto of the OMI Chemical Carriers, the Seal Fleet Vessels, and GBMS, "Selected Historical and Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Pro Forma Condensed Consolidated Financial Statements" included elsewhere in this Prospectus. The summary unaudited pro forma statement of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the acquisitions of the three OMI Chemical Carriers and the eight Seal Fleet Vessels in August 1996, the acquisition of eight crew boats from GBMS in January 1996, the acquisition of one vessel in February 1996, the August 1996 initial public offering of the Company's Class A Common Stock (the "IPO"), and the repayment of certain indebtedness, as if all such transactions had occurred on January 1, 1995 and January 1, 1996, respectively. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor do such data purport to project the results of operations for any future period or as of any future date. The summary unaudited pro forma statements of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 do not give effect to the Current Acquisitions or the Offering. The summary balance sheet data at September 30, 1996 have been adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                                                                      NINE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                     ----------------------------------------   -----------------------------
                                                                                    PRO FORMA                       PRO FORMA
                                                      1993       1994      1995       1995       1995      1996       1996
                                                           (IN THOUSANDS, EXCEPT PER SHARE, VESSEL, AND OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue..........................................  $41,527   $ 49,792   $70,562   $122,985    $51,194   $72,130   $101,046
  Income from operations...........................    6,584      5,838    11,072     18,925      7,854    12,877     16,010
  Interest expense, net............................    3,412      5,302    11,460     12,312      8,491     8,751      9,034
  Income (loss) before provision for (benefit from)
    income taxes, extraordinary item and cumulative
    effect of a change in accounting principle.....    3,691        547      (362)     6,803       (581)    4,325      7,175
  Income (loss) before extraordinary item and
    cumulative effect of a change in accounting
    principle......................................    1,818        358      (360)     4,354       (581)    2,709      4,520
  Loss on extinguishment of debt, net(1)...........       --         --        --         --         --     8,016         --
  Cumulative effect of a change in accounting
    principle......................................    1,491         --        --         --         --        --         --
                                                     -------   --------   -------   --------    -------   -------   --------
  Net income (loss)................................    3,309        358      (360)     4,354       (581)   (5,307)     4,520
                                                     =======   ========   =======   ========    =======   =======   ========
EARNINGS (LOSS) PER COMMON SHARE:
  Income (loss) before extraordinary item and
    cumulative effect of a change in accounting
    principle(2)...................................  $  0.26   $   0.03   $ (0.14)  $   0.40    $ (0.23)  $  0.68   $   0.41
  Net income (loss)(2).............................     0.50       0.03     (0.14)      0.40      (0.23)    (1.32)      0.41
                                                     =======   ========   =======   ========    =======   =======   ========
  Weighted average number of common shares and
    common share equivalents outstanding(3)........    6,268      5,302     2,535     10,905      2,535     4,018     11,064
                                                     =======   ========   =======   ========    =======   =======   ========
EARNINGS (LOSS) PER COMMON SHARE ASSUMING FULL
  DILUTION:
  Income before extraordinary item and cumulative
    effect of a change in accounting
    principle(2)...................................  $  0.26   $   0.06   $  0.12               $  0.00   $  0.64
  Net income (loss)(2).............................     0.50       0.06      0.12                  0.00     (0.95)
                                                     =======   ========   =======               =======   =======
  Weighted average number of common shares and
    common share equivalents outstanding(3)........    6,268      5,616     3,779                 3,779     5,049
                                                     =======   ========   =======               =======   =======
OTHER FINANCIAL DATA:
  EBITDA(4)........................................  $11,319   $ 10,338   $17,380   $ 31,655    $12,545   $18,992   $ 27,135
                                                     =======   ========   =======   ========    =======   =======   ========
NET CASH PROVIDED BY (USED IN):
  Operating activities.............................  $ 6,956   $  2,858   $ 3,948               $    71   $ 6,126
  Investing activities.............................   (2,247)   (39,815)   (8,066)               (5,312)  (61,738)
  Financing activities.............................   (6,158)    41,249       805                 1,715    58,160

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   -----------------
                                                               1993      1994      1995      1995      1996
VESSEL DATA (AT END OF PERIOD):
  Marine Support Services
    Supply boats............................................       10        14        14        14        24
    Crew boats(5)...........................................       --        21        28        28        39
    Tugs....................................................       10        10        11        11        11
  Marine Transportation Services
    Chemical carriers.......................................        2         2         2         2         5
    Product carriers........................................        1         1         1         1         1
    Towboats and barges.....................................       --        18        23        23        23
                                                              -------   -------   -------   -------   -------
        Total...............................................       23        66        79        79       103
                                                              =======   =======   =======   =======   =======
OPERATING DATA:
Supply boats:
  Average vessel day rates(6)...............................  $ 2,696   $ 3,195   $ 3,023   $ 2,947   $ 4,276
  Average vessel utilization(7).............................       98%       84%       81%       77%       95%
Crew boats:
  Average vessel day rates(6)...............................       --   $ 1,421   $ 1,434   $ 1,426   $ 1,490
  Average vessel utilization(7).............................       --        88%       85%       84%       93%
Tugs:
  Total offshore and ship docking tug revenue (in
    thousands)..............................................  $10,585   $11,140   $12,582   $ 9,204   $10,234
  Total ship docking tug jobs...............................    8,178     8,740     9,233     6,847     7,150
Chemical and product carriers:
  Time charter equivalents(8)...............................  $24,765   $24,898   $26,034   $25,389   $26,227



                                                              AT SEPTEMBER 30, 1996
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital (deficit)...................................  $   (105)   $ 23,122
Total assets................................................   254,616     321,261
Total debt..................................................   134,317     113,006
Stockholders' and minority partners' equity.................    98,927     188,174


------------------------------------

(1) Reflects the loss on the extinguishment of debt from a portion of the proceeds of the IPO net of applicable income taxes of $1,405,000.

(2) For the purpose of calculating earnings per share for the years 1993 and 1994, historical income available to common stockholders has been reduced for dividends on Class A Preferred Stock of $203,000 and $222,000, respectively. The Class A Preferred Stock was redeemed on September 30, 1994. See "Certain Transactions."

(3) For the years 1993 and 1994, the weighted average number of common shares and common share equivalents assumes the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. For the years ended 1994 and 1995 and the nine months ended September 30, 1995 and 1996, shares outstanding assuming full dilution reflects the assumed conversion of a portion of the Junior Notes (as defined herein) into shares of Common Stock. The Junior Notes were issued in September 1994 and converted into shares of Common Stock in September 1996. Pro forma shares reflect the weighted average number of common shares giving effect to the issuance of 7,159,000 shares of Class A Common Stock in the IPO, 100,358 shares of Class A Common Stock in payment of services, 25,667 shares of Class A Common Stock in exchange for certain outstanding indebtedness, and 1,244,002 shares of Class A and Class B Common Stock in exchange for the principal amount of the Junior Notes remaining after the application of the proceeds of the IPO, and exclude 806,000 shares of Class A Common Stock reserved for issuance upon exercise of currently outstanding options and 500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management -- Equity Ownership Plans."

(4) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity.

(5) For the years 1994 and 1995 and the nine months ended September 30, 1995 and 1996, the crew boat vessel data include two utility boats. However, the crew boat operating data exclude the results of the two utility boats.

(6) Average day rates are calculated based on vessels operating domestically by dividing total vessel revenue by the total number of days of vessel utilization.

(7) Utilization is based on vessels operating domestically and determined on the basis of a 365-day year. Vessels are considered utilized when they are generating charter revenue.

(8) Time charter equivalents are calculated by deducting total voyage expenses from total voyage revenue and dividing the result by the total days per voyage.

                                  RISK FACTORS

     In addition to other information contained in this Prospectus, prospective purchasers of the Class A Common Stock should carefully consider the following factors in evaluating an investment in the Company.

POTENTIAL LOSS OF JONES ACT PROTECTION

     Most of the Company's operations are conducted in the U.S. domestic trade, which, by virtue of the U.S. coastwise laws (often referred to as the "Jones Act"), is restricted to vessels built in the United States, owned and crewed by U.S. citizens, and registered under U.S. law. There have been repeated attempts to repeal the coastwise laws, and efforts to effect such repeal are expected to continue in the future. The Company is already subject to vigorous competition and potential additional competition in all aspects of its operations, including competition by companies with financial resources greater than those of the Company which could be committed to the construction of new vessels in excess of market requirements. Repeal of the coastwise laws would result in additional competition from vessels built in lower-cost foreign shipyards and manned by foreign nationals accepting lower wages than U.S. citizens and could have a material adverse effect on the Company.

HAZARDOUS ACTIVITIES

     The operation of ocean-going vessels carries an inherent risk of catastrophic marine disasters and property losses caused by adverse weather conditions, mechanical failures, human error, and other circumstances or events. In addition, the transportation of petroleum and toxic chemicals is subject to the risk of spills and environmental damage. Any such event could have a material adverse effect on the Company. While the Company carries insurance to protect against most of the accident-related risks involved in the conduct of its business, including environmental damage and pollution insurance coverage, there can be no assurance that all risks are adequately insured against, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. In particular, more stringent environmental regulations may result in increased costs for, or the lack of availability of, insurance against the risks of environmental damage or pollution.

CYCLICAL INDUSTRY CONDITIONS

     Historically, the marine support and transportation services industry has been cyclical, with corresponding volatility in profitability and vessel values. This industry cyclicality has been due to changes in the level of general economic growth as well as changes in the supply of and demand for vessel capacity, which impact charter rates and vessel values. The supply of vessels is influenced by the numbers of vessels constructed and retired and by government and industry regulation of maritime transportation practices. The Company's offshore energy support services and offshore and harbor towing services are dependent upon the levels of activity in offshore oil and natural gas exploration, development, and production. Such activity levels are affected by both short- and long-term trends in world oil and natural gas prices. Utilization of the Company's towboat and fuel barge fleet is also partly dependent on such prices as well as energy utilization, which is partly a function of the weather. In recent years, oil and natural gas prices, and therefore the level of offshore drilling and exploration activity, have been extremely volatile. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any future prolonged decline in natural gas or oil prices will, in all likelihood, depress the level of offshore exploration and development activity and result in a corresponding decline in the demand for the services provided by the Company's offshore energy support vessels, and any sustained reduction in such activity could have a material adverse effect on the Company. See "Business -- The Industry -- Marine Support Services -- Offshore Energy Support." In addition, marine support and transportation services are dependent on general economic conditions. Any general economic slowdown could have an adverse effect on the level of the provision of those services and therefore upon the Company.

ENVIRONMENTAL RISK AND REGULATIONS

     Current laws and regulations could impose substantial liability on the Company for damages, remediation costs, and penalties associated with oil or hazardous-substance spills or other discharge into the environment involving the Company's vessel operations. Shoreside industrial operations, including a small marine maintenance and drydocking facility owned and operated by the Company, are also subject to federal, state, and local environmental laws and regulations. Amendment of these laws and regulations to impose more stringent requirements would likely result in increased maintenance and operating expenses. In addition, OPA 90 requires tanker owners and operators to establish and maintain with the U.S. Coast Guard evidence of financial responsibility, as demonstrated by a certificate of financial responsibility ("COFR"), with respect to potential oil spill liability, which the Company and most of its competitors currently satisfy by virtue of self-insurance or third-party insurance. Additional laws and regulations may be adopted that could limit the ability of the Company to do business or increase the cost of its doing business and could have a material adverse effect on its operations. See "Business -- Environmental and Other Regulation."

HIGH LEVERAGE AND DEBT SERVICE; CERTAIN RESTRICTIONS ON CAPITAL EXPENDITURES


     The Company will continue to have substantial indebtedness upon completion of the Offering. After giving effect to the application of proceeds from the Offering to repay certain indebtedness, the Company's total outstanding indebtedness would have been $113.0 million as of September 30, 1996. In addition, the Company has a minority interest, and options to acquire a majority interest, in five vessels currently under construction that are being financed, in substantial part, with non-recourse indebtedness. See "Business -- Company Operations -- Marine Transportation Services -- Petroleum Product Transportation." The Company's leverage poses certain risks for the Company, including the risks that the Company may not generate sufficient cash flow to service its indebtedness; that the Company will be unable to renegotiate the terms of its indebtedness; that it may be unable to obtain additional financing in the future; that, to the extent it is significantly more leveraged than its competitors, it may be placed at a competitive disadvantage; and that the Company's capacity to respond to market conditions and other factors may be adversely affected. The Company's ability to service its debt will depend on its future performance, which will be subject to prevailing economic and competitive conditions and other specific factors discussed herein, as well as developments in capital markets generally. The terms of the Company's Credit Facility (as defined herein) (i) require the Company to maintain minimum levels of liquidity and net worth and to meet specified financial ratios, (ii) limit the issuance of debt by the Company and of debt or preferred stock by the Company's subsidiaries, (iii) restrict the ability of its subsidiaries to pay dividends or make distributions to the Company, (iv) restrict the Company's ability to pay dividends, redeem capital stock or subordinated debt, make certain investments or issue capital stock, place additional liens on its or its subsidiaries' property, incur additional long-term indebtedness, make capital expenditures in excess of specified limitations, and enter into mergers or similar transactions, and (v) limit certain corporate acts and transactions by the Company. Such provisions could adversely affect the Company's ability to pursue its strategy of growth through acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Financial Resources" and "Description of Certain Indebtedness -- Credit Facility."


MANDATED REMOVAL OF VESSELS FROM JONES ACT TRADE

     OPA 90 establishes a phase-out schedule, depending upon vessel size and age, for single-hull vessels carrying crude oil and petroleum products which, in the case of the Company's petroleum products carrier (Seabulk Challenger) and five chemical carriers (HMI Astrachem, Seabulk Magnachem, HMI Dynachem, HMI Petrochem and Seabulk America), are the years 2003, 2000, 2007, 2011, 2011, and 2015, respectively; and in the case of its fuel barges is the year 2015. As a result of this requirement, these vessels will be prohibited from transporting petroleum products in U.S. waters after their respective phase-out dates. There can be no assurance that future tanker market rates will be sufficient to support construction of replacement vessels. Although the Company's remaining vessels are not subject to mandatory retirement, and the Company employs what it believes to be a rigorous maintenance program for all its vessels, there can be no assurance that the Company will be able to maintain its fleet by extending the economic lives of existing vessels or acquiring new or used vessels. See "Business -- Company
Operations -- Marine Transportation Services" and "-- Environmental and Other Regulation."

RELIANCE ON SIGNIFICANT CUSTOMERS

     Shell, Amoco Corporation ("Amoco"), Phillips Petroleum Company ("Phillips"), and Chevron Corporation ("Chevron") each accounted for between 5% and 10% of the Company's revenue for the nine months ended September 30, 1996 on a pro forma basis, and Shell and Phillips each accounted for between 5% and 10% of the Company's revenue for the year ended December 31, 1995 on a pro forma basis. The loss of any of these customers could have a material adverse effect on the Company. See "Business -- Company Operations -- Customers and Charter Terms."

RISK OF LOSS AND INSURANCE

     The business of the Company is affected by a number of risks, including the mechanical failure of its vessels, collisions, vessel loss or damage, cargo loss or damage, hostilities, and labor strikes. In addition, the operation of any vessel is subject to the inherent possibility of a catastrophic marine disaster, including oil, fuel, or chemical spills and other environmental mishaps, as well as other liabilities arising from owning and operating vessels. Any such event may result in loss of revenues and increased costs and other liabilities. Although the Company's losses from such hazards have not historically exceeded its insurance coverage, there can be no assurance that this will continue to be the case.

     OPA 90, by imposing virtually unlimited liability upon vessel owners, operators, and certain charterers for certain oil pollution accidents in the United States, has made liability insurance more expensive and has also prompted insurers to consider reducing available liability coverage. See
"Business -- Environmental and Other Regulation." While the Company maintains insurance, there can be no assurance that all risks are adequately insured against particularly in light of the virtually unlimited liability imposed by OPA 90, that any particular claim will be paid, or that the Company will be able to procure adequate insurance coverage at commercially reasonable rates in the future. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience. Any such shortfalls could have a material adverse impact on the Company.

RESTRICTION ON FOREIGN OWNERSHIP

     In order to maintain the eligibility of the Company to operate vessels in the U.S. domestic trade, 75% of the outstanding capital stock and voting power of the Company is required to be held by U.S. citizens. See
"Business -- Environmental and Other Regulation." Although the Company's Articles of Incorporation contain provisions limiting non-citizen ownership of its capital stock (see "Description of Capital Stock -- Foreign Ownership Restrictions"), the Company could lose its ability to conduct operations in the U.S. domestic trade if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on the Company.

ACQUISITION STRATEGY

     One element of the Company's strategy is to continue to grow through selected acquisitions that further consolidate the marine support and transportation markets in which the Company operates. There can be no assurance that each of the Current Acquisitions, certain of which are subject to conditions precedent, will be completed or that the Current Acquisitions or any additional acquisitions will be successful in enhancing the operations or profitability of the Company; that the Company will be able to identify suitable additional acquisition candidates; that it will have the financial ability to consummate additional acquisitions; or that it will be able to consummate such additional acquisitions on terms favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Financial Resources" and "Description of Certain Indebtedness -- Credit Facility."

LEGAL PROCEEDINGS

     The Company's chemical carrier Seabulk America is the subject of two pending legal proceedings, one involving the eligibility of the vessel to operate in the U.S. domestic trade and the other involving the cost of its completion, either of which, if determined adversely to the Company, could have a material adverse effect on the Company. See "Business -- Legal Proceedings."

INTERNATIONAL MARINE OPERATIONS

     The Company operates three offshore supply boats in Southeast Asia, and one each in Egypt and Cameroon. Such operations are subject to risks inherent in conducting business in foreign countries, including political changes, possible vessel seizure and asset nationalization, or other government actions, all of which are beyond the control of the Company and the occurrence of any of which could have a material adverse effect on the Company.

KEY PERSONNEL

     The Company is materially dependent upon the continued services of key members of its management, including its Chairman, President, and Chief Executive Officer, J. Erik Hvide. The loss of one or more key members of management could have a material adverse effect on the Company. See "Management."

POSSIBLE VOLATILITY OF STOCK PRICE

     There may be significant volatility in the market price for the Company's Class A Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets, or the marine support and transportation services industry, or other developments affecting the Company or its competitors, could cause the market price of the Company's Class A Common Stock to fluctuate substantially. In addition, in recent years, the stock market and, in particular, the marine support and transportation services industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance. In addition, the Company's operating results in future periods may be below the expectations of securities analysts and investors. In such event, the price of the Class A Common Stock would likely decline, perhaps substantially.


CONTROL BY CURRENT STOCKHOLDERS; SHAREHOLDERS AGREEMENT; RESTRICTIONS ON CORPORATE ACTIONS; ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK AND CERTAIN OTHER PROVISIONS



     The Company's Common Stock is divided into Class A Common Stock, of which each share is entitled to one vote with respect to all matters submitted to stockholder vote, and Class B Common Stock, of which each share is entitled to ten votes with respect to such matters. Upon completion of the Offering, J. Erik Hvide and the Hvide Trusts will beneficially own 4,000 shares of Class A Common Stock and 1,769,107 shares of Class B Common Stock, and the Investor Group will beneficially own 219,850 shares of Class A Common Stock and 1,650,470 shares of Class B Common Stock. Upon completion of the Offering, Mr. Hvide (together with the Hvide Trusts) and the Investor Group will therefore own shares that will represent 11.9% and 12.5%, respectively, of the outstanding shares of Common Stock (11.3% and 12.0%, respectively, if the Underwriters' over-allotment option is exercised in full) and 38.7% and 36.6%, respectively, of the voting power of all Common Stock (37.9% and 36.3%, respectively, if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Hvide and the Investor Group will be able to elect a majority of the Company's directors and to determine the disposition of all matters submitted to a vote of the Company's stockholders. In addition, the Hvide Family and the Investor Group have entered into an agreement giving them the right to nominate eight and three persons, respectively, to the Company's 11-member Board of Directors. Each share of Class B Common Stock is convertible by its holder into one share of Class A Common Stock at any time, and automatically converts into Class A Common Stock if held by persons other than the Hvide Family and members of the Investor Group. See "Management" and "Description of Capital Stock -- Certain Provisions of Articles of Incorporation and Bylaws." Pursuant to certain agreements, Mr. Hvide and the Hvide Trusts will be required to transfer shares of Common Stock to the Company upon its issuance of shares of Common Stock to the Investor Group on June 10, 1997. See "Description of Capital Stock -- Contingent Share Issuance Agreement." In addition, so long as the Investor Group owns specified percentages of the outstanding Class B Common Stock, certain significant transactions will require the approval of 95%, and the appointment of a new chief executive officer will require approval of 75%, of the holders of the Class B Common Stock. See "Description of Capital Stock -- Certain Provisions of Articles of Incorporation and Bylaws."



     Such control by Mr. Hvide and the Investor Group may also have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices. In addition, pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms and, consequently, it would likely require two annual meetings rather than one for the stockholders to replace a majority of the Board of Directors.


SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales may occur, could have an adverse effect on the market price of the stock. Subject to an agreement that restricts their sale for 90 days following the date of this Prospectus, all 1,531,466 of the shares of Class B Common Stock owned by Mr. Hvide and the Hvide Trusts will be eligible for public sale (Class B Common Stock is freely convertible, share for share, into Class A Common Stock), subject to volume and other limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Subject to an agreement that restricts their sale prior to August 7, 1997 without the prior approval of the Representatives of the Underwriters, 1,870,320 shares of Common Stock owned by the Investor Group will be eligible for public sale under Rule 144 or through the exercise of demand registration rights. Pursuant to the Shareholders Agreement and CSI Agreement (each as defined herein) Mr. Hvide and the Hvide Trusts will be required to transfer shares of Common Stock to the Company upon its issuance of shares of Common Stock to the Investor Group on June 10, 1997. Such shares may become eligible for public sale under Rule 144. The Company has granted the Investor Group certain registration rights under the Securities Act with respect to the Common Stock owned by them. See "Description of Capital Stock -- Shareholders Agreement" and " -- Contingent Share Issuance Agreement." Certain directors, officers, and employees of the Company hold options to purchase 806,000 shares of Class A Common Stock at an exercise price of $12 per share. See "Shares Eligible for Future Sale." Moreover, the Company may issue shares of Common Stock in connection with future acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."


FORWARD-LOOKING INFORMATION

     Certain statements and information in this Prospectus constitute forward looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward looking statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes," and words or phrases of similar import. Such statements are subject to certain risks, uncertainties, or assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that may have a direct bearing on the Company's results and financial condition are: (i) competitive practices in the marine support and transportation industry in which the Company competes, (ii) fluctuations in oil and gas prices, (iii) environmental liabilities to which the Company may become subject in the future which are not covered by an indemnity or insurance, (iv) the impact of current and future laws and governmental regulations (particularly coastwise and environmental laws and regulations) affecting the marine support and transportation industry in general and the Company's operations in particular, (v) risks relating to the Company's high leverage position and potential inability to service its debt, (vi) risks related to the mandated removal of the Company's vessels from the Jones Act trade, (vii) risks related to the Company's reliance on significant customers, and (viii) risks related to the outcome of pending legal proceedings.

                                  THE COMPANY

     Hvide Marine Incorporated was incorporated in Florida in 1994 as Hvide Corp., the holding company for its principal operating subsidiary. Immediately prior to the August 1996 closing of the IPO, the principal operating subsidiary was merged with and into Hvide Corp., which was renamed Hvide Marine Incorporated. The Company began operations in 1958 as a harbor tug operator and in 1975 acquired its first petroleum product carrier. It began transporting specialty chemicals in 1977 and expanded into the operation of offshore energy support vessels with the acquisition of eight supply boats in 1989.


     In 1994, the Company substantially expanded its fleet, adding 20 crew boats, six supply boats, and two utility boats to its offshore energy support fleet and an 18-vessel tug and barge fleet to its petroleum product transportation operations. This expansion also included the acquisition of the minority interests in certain vessels that were majority owned by the Company. These acquisitions were financed primarily through borrowings under a Credit Agreement, dated as of September 28, 1994, by and among the Company, Citibank, N.A., as Administrative Agent and Co-Agent, The First National Bank of Boston, as Letter of Credit Agent and Co-Agent, and the lending banks parties thereto (as amended, the "Credit Facility") and the issuance of debt and equity securities of the Company to the Investor Group for aggregate proceeds of $50.0 million. The Selling Stockholders are members of the Investor Group. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions," "Principal and Selling Stockholders," and "Description of Capital
Stock -- Contingent Share Issuance Agreement."


     Further substantial fleet expansions occurred in 1996. In January 1996, the Company acquired eight crew boats from GBMS, and in August 1996, in transactions with five different sellers (the "August 1996 Acquisitions"), it acquired three chemical carriers, ten offshore supply boats, and one crew boat. The aggregate purchase price of the August 1996 Acquisitions was $97.5 million, consisting of $35.5 million in cash, funded primarily with proceeds of the IPO, and the assumption or incurrence of $62.0 million of debt obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     The Company has recently acquired or entered into agreements to acquire an aggregate of seven supply boats, five crew boats, one offshore anchor handing tug, and two harbor tugs which constitute the Current Acquisitions. The Current Acquisitions, which will increase the Company's marine support fleet from 74 to 89 vessels, will be funded, in part, with proceeds of the Offering. The $51.2 million aggregate cost of the Current Acquisitions includes the estimated $6.9 million cost of upgrading, refurbishing, and lengthening two of the supply boats to 225-foot, 4,300-hp dynamically positioned vessels for use in deepwater service. See "Use of Proceeds" and "Business -- Current Acquisitions."

     The Company's principal office is located at 2200 Eller Drive, Fort Lauderdale, Florida 33316, and its telephone number is (954) 523-2200.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Class A Common Stock offered hereby, assuming a public offering price of $25 1/4 per share (the last reported sale price of the Class A Common Stock on the Nasdaq National Market on January 27, 1997) and after deducting underwriting discounts and commissions and estimated offering expenses, are estimated to be approximately $91.4 million ($105.7 million if the Underwriters' over-allotment option is exercised in full). Of such net proceeds, (i) approximately $35.6 million will be used to fund the balance of the aggregate $51.2 million purchase price for the Current Acquisitions, which includes $6.9 million that will be used to upgrade, refurbish, and lengthen two of the vessels included in the Current Acquisitions,
(ii) approximately $36.3 million will be used to repay certain outstanding indebtedness as described below, and (iii) the balance of approximately $19.5 million will be used for general corporate purposes. For information concerning the acquisitions to be funded with a portion of the proceeds of the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Current Acquisitions."



     Of the $36.3 million to be used to repay outstanding indebtedness, (i) $10.2 million will be used to repay $0.4 million of accrued interest on and $9.8 million of principal of the Senior Notes (as defined herein), which mature in two equal installments in September 2003 and 2004 and bear interest at the rate of 12% per annum, (ii) $10.0 million will be used to repay the amount outstanding under the revolving line of credit under the Credit Facility, which line is due in January 2001 and bears interest at a fluctuating rate (7.9% at September 30, 1996), (iii) $13.5 million will be used to repay the amount outstanding under the vessel acquisition credit line under the Credit Facility,
(iv) $2.0 million will be used to repay accrued interest on and the outstanding principal of the Founder's Note (as defined herein), which is due in 2000 and bears interest at the greater of 12% per annum or prime plus 3% (12% at September 30, 1996), and (v) $0.6 million will be used to repay interest on and the outstanding principal of the HOS Notes and the HCL Notes (each as defined herein) which are due in 2004 and bear interest at 12% per annum. For additional information concerning the indebtedness that is being repaid with a portion of the proceeds from the Offering, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Certain Transactions," and "Description of Certain
Indebtedness -- Credit Facility."



     To the extent that the Underwriters' over-allotment option is exercised for more than 25,000 shares of Class A Common Stock, the net proceeds therefrom will be used for general corporate purposes, which may include the repayment of indebtedness, vessel acquisitions, and vessel improvements. Pending the use of proceeds as described above, the Company intends to place such net proceeds in interest-bearing accounts or invest such proceeds in short-term, interest-bearing, investment-grade securities.


     The Company will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders or the Hvide Family Trust II.

                    PRICE RANGE OF THE CLASS A COMMON STOCK

     Since August 9, 1996, the Class A Common Stock has been traded on the Nasdaq National Market under the symbol "HMAR." The following table sets forth the high and low sale prices per share of the Class A Common Stock as reported by the Nasdaq National Market for each calendar quarter since the commencement of trading.


                                                        HIGH    LOW
                                                        ----    ----
1996
  Third Quarter (commencing August 9).................  $13 7/8 $ 11
  Fourth Quarter......................................   24 1/4   12 7/8
1997
  First Quarter (through January 27)..................   28 5/8   21 1/8



     The last reported sale price of the Class A Common Stock, as reported by the Nasdaq National Market on January 27, 1997, was $25 1/4 per share. As of January 3, 1997, there were 55 holders of record of Class A Common Stock.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since its formation. It presently intends to retain its earnings for use in its business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of any future dividends will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition and requirements, restrictions in financing agreements, business conditions, and other factors. The Company's ability to pay dividends also is dependent upon the earnings of its subsidiaries and the distribution of those earnings to the Company and loans or advances by the subsidiaries to the Company. The ability of the subsidiaries to pay dividends or to make distributions is restricted by the terms of the Credit Facility. So long as such restrictions remain in effect, the Company is not expected to have access to the cash flow generated by its subsidiaries. In addition, the Company's ability to pay dividends or make distributions to its stockholders is also restricted by the terms of the Credit Facility. See "Description of Certain Indebtedness -- Credit Facility."

                                 CAPITALIZATION


     The following table sets forth the actual consolidated capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. The information presented below should be read in conjunction with the Company's consolidated financial statements included elsewhere in this Prospectus.



                                                                      SEPTEMBER 30, 1996
                                                              ----------------------------------
                                                                  ACTUAL           AS ADJUSTED
                                                                        (IN THOUSANDS)
Current portion of long-term debt...........................  $        20,173    $        14,673
                                                              ===============    ===============
Long-term debt (excluding current portion)(1)...............  $       114,144    $        98,333
Minority partners' equity in subsidiaries...................            1,003              1,003
                                                              ---------------    ---------------
Stockholders' equity:
  Class A Common Stock, par value $0.001; 100,000,000 shares authorized; 7,644,291 shares issued and outstanding;
     11,504,875 shares to be issued and outstanding(2)......                8                 12
  Class B Common Stock, par value $0.001; 5,000,000 shares
     authorized; 3,419,577 shares issued and
     outstanding(2).........................................                3                  3
  Additional paid-in capital................................           97,218            188,567
  Retained earnings (accumulated deficit)(3)................              695             (1,411)
                                                              ---------------    ---------------
     Total stockholders' equity.............................           97,924            187,171
                                                              ---------------    ---------------
     Total minority partners' equity in subsidiaries and
      stockholders' equity..................................           98,927            188,174
                                                              ---------------    ---------------
          Total capitalization..............................  $       213,071    $       286,507
                                                              ===============    ===============


------------------------------------

(1) See "Description of Certain Indebtedness" and Note 3 to the Company's consolidated financial statements for a description of long-term debt.

(2) See "Description of Capital Stock" for a description of the relative rights of the Class A Common Stock and Class B Common Stock. Shares to be issued and outstanding exclude 806,000 shares of Class A Common Stock reserved for issuance upon exercise of currently outstanding options, 500,000 shares of Class A Common Stock reserved for issuance under the Company's Employee Stock Purchase Plan, and 3,500 shares of Class A Common Stock issued in October 1996. See "Management -- Equity Ownership Plans."


(3) The as adjusted amount reflects an extraordinary loss on the extinguishment of the Senior Notes and the write-off of deferred costs related to the amended Credit Facility.

           SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data presented below should be read in conjunction with the consolidated financial statements and notes thereto of the Company, the financial statements and notes thereto of the OMI Chemical Carrier Group (the "OMI Chemical Carriers"), eight supply boats acquired from Seal Fleet Inc. and certain of its affiliates, (the "Seal Fleet Vessels"), and Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. (together "GBMS"), "Pro Forma Condensed Consolidated Financial Statements," "Summary Consolidated Historical and Pro Forma Financial and Operating Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The selected unaudited pro forma statement of operations data for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the acquisitions of the three OMI Chemical Carriers and the eight Seal Fleet Vessels in August 1996, the acquisition of eight crew boats from GBMS in January 1996, the acquisition of one vessel in February 1996, the IPO, and the repayment of certain indebtedness, as if all such transactions had occurred on January 1, 1995. Such pro forma data are presented for illustrative purposes only and do not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor do such data purport to project results of operations for any future period or as of any future date. The selected unaudited pro forma statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 do not give effect to the Current Acquisitions or the Offering. The selected balance sheet data at September 30, 1996 have been adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                                                                          NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,                              SEPTEMBER 30,
                                    -------------------------------------------------------------   -----------------------------
                                                                                        PRO FORMA                       PRO FORMA
                                     1991      1992      1993       1994       1995       1995       1995      1996       1996
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue.........................  $45,120   $39,639   $41,527   $ 49,792   $ 70,562   $122,985    $51,194   $72,130   $101,046
                                    -------   -------   -------   --------   --------   --------    -------   -------   --------
  Operating expenses..............   28,165    24,602    24,032     29,873     40,664     76,311     29,482    42,089     61,689
  Overhead expenses...............    7,150     6,778     6,176      9,581     12,518     15,019      9,167    11,049     12,222
  Depreciation and amortization...    3,829     4,106     4,735      4,500      6,308     12,730      4,691     6,115     11,125
                                    -------   -------   -------   --------   --------   --------    -------   -------   --------
  Income from operations..........    5,976     4,153     6,584      5,838     11,072     18,925      7,854    12,877     16,010
  Interest expense, net...........    5,024     3,993     3,412      5,302     11,460     12,312      8,491     8,751      9,034
  Other income....................      601         8       519         11         26        190         56       199        199
                                    -------   -------   -------   --------   --------   --------    -------   -------   --------
  Income (loss) before provision
    for (benefit from) income
    taxes, extraordinary item and
    cumulative effect of a change
    in accounting principle.......    1,553       168     3,691        547       (362)     6,803       (581)    4,325      7,175
  Provision for (benefit from)
    income taxes..................      601       158     1,873        189         (2)     2,449         --     1,616      2,655
                                    -------   -------   -------   --------   --------   --------    -------   -------   --------
  Income (loss) before
    extraordinary item and
    cumulative effect of a change
    in accounting principle.......      952        10     1,818        358       (360)     4,354       (581)    2,709      4,520
  Loss on extinguishment of debt,
    net(1)........................       --        --        --         --         --         --         --     8,016         --
  Cumulative effect of a change in
    accounting principle..........       --        --     1,491         --         --         --         --        --         --
                                    -------   -------   -------   --------   --------   --------    -------   -------   --------
  Net income (loss)...............  $   952   $    10   $ 3,309   $    358   $   (360)  $  4,354    $  (581)  $(5,307)  $  4,520
                                    =======   =======   =======   ========   ========   ========    =======   =======   ========
EARNINGS (LOSS) PER COMMON SHARE:
    Income (loss) before
      extraordinary item and
      cumulative effect of a
      change in accounting
      principle(2)................  $  0.14   $ (0.01)  $  0.26   $   0.03   $  (0.14)  $   0.40    $ (0.23)  $  0.68   $   0.41
    Net income (loss)(2)..........     0.14     (0.01)     0.50       0.03      (0.14)      0.40      (0.23)    (1.32)      0.41
    Weighted average number of
      common shares and common
      share equivalents
      outstanding(3)..............    6,268     6,268     6,268      5,302      2,535     10,905      2,535     4,018     11,064
EARNINGS (LOSS) PER COMMON SHARE
  ASSUMING FULL DILUTION:
    Income (loss) before
      extraordinary item and
      cumulative effect of a
      change in accounting
      principle(2)................  $  0.14   $ (0.01)  $  0.26   $   0.06   $   0.12               $  0.00   $  0.64
    Net income (loss)(2)..........     0.14     (0.01)     0.50       0.06       0.12                  0.00     (0.95)
                                    =======   =======   =======   ========   ========               =======   =======
    Weighted average number of
      shares and common share
      equivalents outstanding(3)..    6,268     6,268     6,268      5,616      3,779                 3,779     5,049
                                    =======   =======   =======   ========   ========               =======   =======
  OTHER FINANCIAL DATA:
    EBITDA(4).....................  $ 9,805   $ 8,259   $11,319   $ 10,338   $ 17,380   $ 31,655    $12,545   $18,992   $ 27,135

                                                                                                             NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                       -------------------------------------------------   ----------------------
                                                        1991      1992      1993       1994       1995       1995        1996
                                                                                     (IN THOUSANDS)
  NET CASH PROVIDED BY (USED IN):
    Operating activities.............................  $ 8,584   $  (930)  $ 6,956   $  2,858   $  3,948   $     71    $  6,126
    Investing activities.............................   (3,633)   (1,592)   (2,247)   (39,815)    (8,066)    (5,312)    (61,738)
    Financing activities.............................      440    (2,473)   (6,158)    41,249        805      1,715      58,160


                                                                        AT DECEMBER 31,                    AT SEPTEMBER 30, 1996
                                                       -------------------------------------------------   ----------------------
                                                        1991      1992      1993       1994       1995      ACTUAL    AS ADJUSTED
                                                                                     (IN THOUSANDS)
  BALANCE SHEET DATA:
    Working capital (deficit)........................  $ 3,330   $   847   $ 2,640   $  7,793   $  4,315   $   (105)   $ 23,122
    Total assets.....................................   90,916    83,718    82,373    135,471    143,683    254,616     321,261
    Total debt.......................................   59,394    57,011    51,273    104,281    109,051    134,317     113,006
    Stockholders' and minority partners' equity......   15,755    15,858    19,926     14,903     13,999     98,927     188,174


------------------------------------

(1) Reflects the loss on the extinguishment of debt from a portion of the proceeds of the IPO net of applicable income taxes of $1,405,000.

(2) For the purposes of calculating earnings per share for the years 1991, 1992, 1993, and 1994, historical income available to common stockholders has been reduced for dividends on Class A Preferred Stock of $69,000, $50,000, $203,000, and $222,000, respectively. The Class A Preferred Stock was redeemed on September 30, 1994. See "Certain Transactions."

(3) For the years 1991, 1992, 1993, and 1994, the weighted average number of common shares and common share equivalents assumes the conversion of the Class B Preferred Stock into shares of Common Stock. The Class B Preferred Stock was redeemed on September 30, 1994. For the years ended 1994 and 1995 and the nine months ended September 30, 1995 and 1996, shares outstanding assuming full dilution reflects the assumed conversion of a portion of the Junior Notes into shares of Common Stock. The Junior Notes were issued in September 1994 and converted into shares of Common Stock in September 1996. Pro forma shares reflect the weighted average number of common shares giving effect to the issuance of 7,159,000 shares of Class A Common Stock in the IPO, 100,358 shares of Class A Common Stock in payment of services, 25,667 shares of Class A Common Stock in exchange for certain outstanding indebtedness, and 1,244,002 shares of Class A and Class B Common Stock in exchange for the principal amount of the Junior Notes remaining after the application of the proceeds of the IPO and exclude 806,000 shares of Class A Common Stock reserved for issuance upon exercise of currently outstanding options and 500,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management -- Equity Ownership Plans."

(4) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interests, and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. EBITDA is not required by generally accepted accounting principles and should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows from operations as a measure of liquidity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This discussion and analysis of the Company's financial condition and historical results of operations should be read in conjunction with the Company's consolidated historical financial statements, the Company's unaudited pro forma condensed consolidated financial statements, and the financial statements of the OMI Chemical Carriers, the Seal Fleet Vessels, and GBMS and the related notes thereto included elsewhere in this Prospectus.

HISTORICAL GROWTH

     Since September 1994, the Company's operations have expanded through a series of consolidating acquisitions which, excluding the Current Acquisitions, aggregate 84 vessels. The following table sets forth certain information with respect to these acquisitions.

                                                      NUMBER OF           VESSELS           AGGREGATE
                                            PERIOD   TRANSACTIONS         ACQUIRED         INVESTMENT
Offshore Energy Support...................   1994         5         6 supply boats        $19.6 million
                                                                    20 crew boats
                                                                    2 utility boats
                                             1995         1         7 crew boats          5.9 million
                                             1996         6         10 supply boats       40.6 million
                                                                    11 crew boats
Offshore and Harbor Towing................   1994         1         1 tug                 1.8 million
                                             1995         1         1 tractor tug         6.4 million(1)
Chemical Transportation...................   1996         1         3 chemical carriers   64.7 million
Petroleum Product Transportation..........   1994         1         10 tugs               13.9 million
                                                                    8 barges
                                             1995         1         5 barges              0.1 million

------------------------------------

(1) The Company operates the tractor tug pursuant to a long-term operating lease.

CURRENT ACQUISITIONS

     Completion of the Current Acquisitions will add 15 marine support vessels to the Company's fleet. The following table sets forth certain information with respect to these acquisitions.

                                                                     AREA OF
                                                    EXPECTED        INTENDED        AGGREGATE
                    VESSELS                         DELIVERY       DEPLOYMENT      INVESTMENT
Offshore Energy Support
  2 supply boats(1)............................  4th Qtr. 1996      U.S. Gulf     $11.5 million
  4 crew boats.................................  1st Qtr. 1997      U.S. Gulf       7.4 million
  2 supply boats...............................  2nd Qtr. 1997      U.S. Gulf      11.4 million
  3 supply boats...............................  2nd Qtr. 1997      U.S. Gulf      15.1 million
  1 crew boat..................................  2nd Qtr. 1997      U.S. Gulf       1.8 million
Offshore and Harbor Towing
  1 offshore anchor handling tug...............  4th Qtr. 1996      U.S. Gulf       3.4 million
  2 harbor tugs................................  1st Qtr. 1997   Mobile and Port    0.6 million
                                                                  Canaveral(2)

------------------------------------

(1) These vessels are currently being upgraded, lengthened, and refurbished and are expected to enter service during the second quarter of 1997. Aggregate investment includes the estimated cost of such upgrading, lengthening, and refurbishment.

(2) The deployment of one harbor tug at Mobile will allow one of the Company's existing tugs to be redeployed in offshore towing operations in the U.S. Gulf.

AREA OF OPERATIONS OVERVIEW

     The financial information presented below represents historical results by major areas of operations. The historical financial data presented below should be read in conjunction with the Company's consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                  NINE MONTHS
                                                                                                     ENDED
                                                                YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                             ------------------------------   -------------------
                                                               1993       1994       1995       1995       1996
                                                                                (IN THOUSANDS)
Revenue:
  Marine support services:
    Offshore energy support................................  $ 4,518    $11,317    $23,217    $16,426    $28,226
    Offshore and harbor towing.............................   10,585     11,140     12,582      9,205     10,234
                                                             -------    -------    -------    -------    -------
                                                              15,103     22,457     35,799     25,631     38,460
  Marine transportation services:
    Chemical transportation................................   17,337     16,886     18,632     13,728     19,230
    Petroleum product transportation.......................    9,087     10,449     16,131     11,835     14,440
                                                             -------    -------    -------    -------    -------
                                                              26,424     27,335     34,763     25,563     33,670
                                                             -------    -------    -------    -------    -------
         Total revenue.....................................   41,527     49,792     70,562     51,194     72,130
                                                             -------    -------    -------    -------    -------
Operating expenses:
  Marine support services:
    Offshore energy support................................    1,719      7,017     13,335      9,413     15,371
    Offshore and harbor towing.............................    5,748      5,568      6,001      4,269      5,417
                                                             -------    -------    -------    -------    -------
                                                               7,467     12,585     19,336     13,682     20,788
  Marine transportation services:
    Chemical transportation................................   10,678     10,698     11,105      8,453     11,693
    Petroleum product transportation.......................    5,887      6,590     10,223      7,347      9,608
                                                             -------    -------    -------    -------    -------
                                                              16,565     17,288     21,328     15,800     21,301
                                                             -------    -------    -------    -------    -------
         Total operating expenses..........................   24,032     29,873     40,664     29,482     42,089
Direct overhead expenses:
  Marine support services:
    Offshore energy support................................      506      1,090      2,182      1,483      1,859
    Offshore and harbor towing.............................      969        958      1,111        733        992
                                                             -------    -------    -------    -------    -------
                                                               1,475      2,048      3,293      2,216      2,851
  Marine transportation services:
    Chemical transportation................................      554        881      1,433      1,066      1,887
    Petroleum product transportation.......................      150        264        738        524        684
                                                             -------    -------    -------    -------    -------
                                                                 704      1,145      2,171      1,590      2,571
                                                             -------    -------    -------    -------    -------
         Total direct overhead.............................    2,179      3,193      5,464      3,806      5,422
                                                             -------    -------    -------    -------    -------
Fleet EBITDA(1):
  Marine support services:
    Offshore energy support................................    2,293      3,210      7,700      5,530     10,996
    Offshore and harbor towing.............................    3,868      4,614      5,470      4,203      3,825
                                                             -------    -------    -------    -------    -------
                                                               6,161      7,824     13,170      9,733     14,821
  Marine transportation services:
    Chemical transportation................................    6,105      5,307      6,094      4,209      5,650
    Petroleum product transportation.......................    3,050      3,595      5,170      3,964      4,148
                                                             -------    -------    -------    -------    -------
                                                               9,155      8,902     11,264      8,173      9,798
                                                             -------    -------    -------    -------    -------
         Total fleet EBITDA(1).............................   15,316     16,726     24,434     17,906     24,619
Corporate overhead expenses................................    3,997      6,388      7,054      5,361      5,627
                                                             -------    -------    -------    -------    -------
EBITDA(1)..................................................   11,319     10,338     17,380     12,545     18,992
Depreciation and amortization expenses.....................    4,735      4,500      6,308      4,691      6,115
                                                             -------    -------    -------    -------    -------
Income from operations.....................................  $ 6,584    $ 5,838    $11,072    $ 7,854    $12,877
                                                             =======    =======    =======    =======    =======

------------------------------------

(1) EBITDA (net income from continuing operations before interest expense, income tax expense, depreciation expense, amortization expense, minority interest and other non-operating income) is frequently used by securities analysts and is presented here to provide additional information about the Company's operations. Fleet EBITDA is EBITDA before corporate overhead expenses. EBITDA and fleet EBITDA are not required by generally accepted accounting principles and should not be considered as alternatives to net income as indicators of the Company's operating performance, or as alternatives to cash flows from operations as a measure of liquidity.

REVENUE OVERVIEW

  MARINE SUPPORT SERVICES

     Revenue derived from vessels providing marine support services is attributable to the Company's offshore energy support fleet and its offshore and harbor towing operations.

     Offshore Energy Support. Revenue derived from the Company's offshore energy support services is primarily a function of the size of the Company's fleet, vessel day rates or charter rates, and fleet utilization. Rates and utilization are primarily a function of offshore drilling, production, and construction activities. Levels of offshore drilling, production, and construction have increased over the past several years as a result of fundamental changes in the U.S. Gulf of Mexico energy industry, including: (i) improvements in exploration technologies, such as computer-aided exploration and 3-D seismic, that have increased drilling success rates in the region; (ii) improvements in subsea completion and production technologies that have led to increased deepwater drilling and development; and (iii) expansion of the region's production infrastructure that has improved the economics of developing smaller oil and gas fields. In addition, the short reserve life characteristics of U.S. Gulf of Mexico gas production require continuous drilling to replace reserves and maintain production. These higher overall activity levels have led to increased demand for the Company's offshore energy support services and higher overall vessel day rates and utilization in the U.S. Gulf of Mexico. Contracts for the utilization of offshore service vessels commonly include termination provisions with three- to five-day notice requirements and no termination penalty. As a result, the operations of companies engaged in the offshore energy service market are particularly sensitive to changes in market demand. See "Business -- The Industry -- Marine Support Services -- Offshore Energy Support."

     The following table sets forth average day rates achieved by the offshore supply boats and crew boats owned or operated by the Company in the U.S. Gulf of Mexico and their average utilization for the periods indicated.

                                                  1993                                            1994
                              --------------------------------------------    --------------------------------------------
                                 Q1          Q2          Q3          Q4          Q1          Q2          Q3          Q4
Number of supply boats at
  end of period.............     3           3           3           3           5           7           7           8
Average supply boat day
  rates(1)..................   $2,325      $2,400      $2,852      $3,209      $3,433      $3,035      $3,200      $3,060
Average supply boat
  utilization(2)............   100%        100%        100%         94%         94%         73%         80%         90%
Number of crew boats at end
  of period(3)(4)...........    --          --          --          --          --          --          20          19
Average crew boat day
  rates(1)(3)...............    --          --          --          --          --          --         $1,405      $1,435
Average crew boat
  utilization(2)(3).........    --          --          --          --          --          --          87%         88%

                                                  1995                                      1996
                              --------------------------------------------    --------------------------------
                                 Q1          Q2          Q3          Q4          Q1          Q2          Q3
Number of supply boats at
  end of period.............    10          10          10          10          10          11          16
Average supply boat day rate
  rates(1)..................   $2,886      $2,843      $3,113      $3,244      $3,468      $4,095      $5,034
Average supply boat
  utilization(2)............    71%         76%         84%         93%         92%        100%         97%
Number of crew boats at end
  of period(3)(4)...........    26          26          26          26          35          35          36
Average crew boat day
  rates(1)(3)...............   $1,444      $1,412      $1,422      $1,458      $1,460      $1,466      $1,528
Average crew boat
  utilization(2)(3).........    79%         81%         90%         91%         89%         93%         96%

------------------------------------
(1) Average day rates are calculated based on vessels operating domestically by dividing total vessel revenue by the total number of days of vessel utilization.
(2) Utilization is based on vessels operating domestically and determined on the basis of a 365-day year. Vessels are considered utilized when they are generating charter revenue.
(3) Excludes utility boats.
(4) The Company first began operating crew boats in July 1994.

     During the past five years, day rates and utilization in the U.S. Gulf of Mexico were at their lowest during the summer of 1992 when the Company estimates average offshore supply boat day rates were $1,300 to $1,400. As a result, in the summer of 1992, a number of operators relocated supply boats from the U.S. Gulf of Mexico to West Africa, the Arabian Gulf, and Southeast Asia. The Company relocated five supply boats to the Arabian Gulf (all of which have been returned to the U.S. Gulf of Mexico) and two to Southeast Asia in September 1992. Day rates and utilization in the U.S. Gulf of Mexico increased through the end of 1993 primarily as a result of (i) Hurricane Andrew in the fall of 1992, which caused substantial damage to pipeline and production facilities and greater demand for supply boats, (ii) higher natural gas prices and increased drilling activity for natural gas, and (iii) the reduced supply of immediately available vessels. Management believes that relocation of vessels to the U.S. Gulf of Mexico in early 1994 helped to depress day rates and utilization until the end of the second quarter of 1994 and that industry day rates and utilization were lower in the first half of 1995 because of weak natural gas prices, primarily due to the warm winter in North America and Europe.

     Management believes that the increased activity in the U.S. Gulf of Mexico since the second quarter of 1995 has been primarily attributable to improved technology in the seismic industry and an approximate balance in the supply of and demand for offshore service vessels. Deepwater activity is also currently a positive factor in the market, and management believes further deepwater exploration and production will likely increase demand for available vessels, resulting in higher day rates and utilization.

     Offshore and Harbor Towing. Revenue derived from the Company's tug operations is primarily a function of the number of tugs available to provide services, the rates charged for their services, and the volume of vessel traffic requiring docking and other ship-assist services. Vessel traffic, in turn, is largely a function of the general trade activity in the region served by the port. The Company generally has maintained four to five tugs in Port Everglades, and three each in Port Canaveral and Mobile, although it has shifted tugs among ports depending upon demand. Since the August 1995 delivery of the tractor tug Broward, the Company has operated up to five tugs in Port Everglades with one of the tugs available to provide offshore towing services.

     The following table summarizes certain operating information for the Company's tugs.

                                                                             NINE MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,     SEPTEMBER 30,
                                                  -------------------------  -----------------
                                                   1993     1994     1995     1995      1996
Number of tugs at end of period(1)..............    10       10       11       11        11
Total ship docking tug jobs(2)..................   8,178    8,740    9,233   6,847      7,150
Total offshore and harbor towing revenue
  (in thousands)................................  $10,585  $11,140  $12,582  $9,205    $10,234

------------------------------------

(1) The Company's eleventh tug was delivered in August 1995.

(2) Excludes offshore towing operations.

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation. Generally, demand for industrial chemical transportation services coincides with overall economic activity. Since 1989, revenue derived from chemical transportation operations has been entirely attributable to the operations of Ocean Specialty Tankers Corporation ("OSTC"), a company owned equally by OMI Corp. ("OMI") and the Company until August 1996, when the Company acquired OMI's interest in OSTC along with the three OMI Chemical Carriers. Prior to the acquisition, the Company's chemical transportation revenue consisted of distributions from OSTC attributable to the Company's two chemical carriers marketed by OSTC based upon a formula that took into account individual vessel performance characteristics applied to OSTC's revenue (net of fuel costs, port charges, and overhead). Since the acquisition, the Company continues to have OSTC market the five chemical carriers and receives the revenue attributable to all five of the vessels. See
"Business -- Company Operations -- Marine Transportation Services -- Chemical Transportation -- OSTC."

     Petroleum Product Transportation. Since entering service in 1975, the product carrier Seabulk Challenger has derived all of its revenue from successive voyage and time charters to Shell. Under the current charter, fuel and port costs are for the account of the charterer, charter hire escalates based upon changes in the consumer price index, and charter hire is suspended while the vessel is unavailable to transport cargo, as when it is undergoing repairs or regularly scheduled maintenance. The charter extends to January 2000, with the charterer retaining the right to early termination upon the payment to the Company of a significant penalty. In the fourth quarter of 1996, the charter rate was renegotiated and reduced by approximately 6% to reflect the lower current market rate. Revenue from the Company's towboats and fuel barges has been derived primarily from contracts of affreightment with Florida Power & Light Company ("FPL") and Steuart Petroleum Co. that require the Company to transport fuel as needed by those two customers, with the FPL contract having a guaranteed minimum utilization.

     The following table sets forth the average time charter equivalents for the Company's chemical and product carriers, including the OMI Chemical Carriers as if such vessels were owned by the Company during the periods presented.


                                                                                                  NINE MONTHS
                                                                YEAR ENDED DECEMBER 31,       ENDED SEPTEMBER 30,
                                                             ------------------------------   -------------------
                                                               1993       1994       1995       1995       1996
Number of vessels..........................................     6          6          6          6          6
Time charter equivalents(1)................................  $24,566    $24,751    $25,629    $25,334    $25,551


------------------------------------

(1) Time charter equivalents are calculated by deducting total voyage expenses from total voyage revenue and dividing the result by the total days per voyage.

OVERVIEW OF OPERATING EXPENSES AND CAPITAL EXPENDITURES

     The Company's operating expenses are primarily a function of fleet size and utilization. The most significant expense categories are crew payroll and benefits, depreciation and amortization, charter hire, maintenance and repairs, fuel, and insurance.

     The crews of Company-manned chemical and product carriers are paid on a time-for-time basis by which they receive paid leave in proportion to time served aboard a vessel. The crews of offshore energy support vessels and certain tugs and towboats are paid only for days worked.

     Charter hire consists primarily of payments made with respect to the bareboat charters of the Seabulk Challenger and Seabulk Magnachem, which were acquired pursuant to leveraged lease transactions (see "Description of Certain Indebtedness -- Long-Term Charter Obligations -- Title XI Bonds") and operating lease payments on the tractor tug Broward. In addition, the Company recently entered into one-year charters of two newly built tugs. The Company also pays charter hire when it charters harbor tugs to meet requirements in excess of its own tugs' availability.

     The Company capitalizes expenditures exceeding $5,000 for product and chemical tankers and $3,000 for all other vessels, where the item acquired has a useful life of three years or greater. Vessel improvements and vessel maintenance and repair are capitalized only if they also extend the useful life of the vessel or increase its value. The Company overhauls main engines and key auxiliary equipment in accordance with a continuous planned maintenance program. Under applicable regulations, the Company's chemical and product carriers, offshore service vessels, and its four largest tugs are required to be drydocked twice in a five-year period for inspection and routine maintenance and repairs. These vessels are also required to undergo special surveys every five years involving comprehensive inspection and corrective measures to insure their structural integrity and proper functioning of their cargo and ballast piping systems, critical machinery and equipment, and coatings. The Company's fuel barges, because they are operated in fresh water, are required to be drydocked only twice in each ten-year period. The Company's harbor tugs and towboats generally are not required to be drydocked on a specific schedule. During the years ended December 31, 1993, 1994, and 1995 and the nine months ended September 30, 1996, the Company drydocked five, 13, 42, and 17 vessels, respectively, at an aggregate cost (exclusive of lost revenue) of $0.9 million, $1.6 million, $2.0 million, and $0.6 million respectively. See "-- Liquidity and Capital Resources" for information regarding anticipated maintenance and improvement expense, including drydocking expense. Effective January 1, 1993, the Company changed its method of accounting for drydocking costs from the accrual method to the deferral method. Under the deferral method, capitalized drydocking costs are expensed over the period preceding the next scheduled drydocking. The Company believes the deferral method better matches costs with revenue and minimizes any significant changes in estimates associated with the accrual method. See Note 1 of the Company's consolidated financial statements. In addition to variable expenses associated with vessel operations, the Company incurs fixed charges to depreciate its marine assets. The Company calculates depreciation based on a useful life ranging from 25 years for its steel-hull offshore energy support vessels to 30 years for aluminum-hull vessels, the lesser of any applicable lease term life or the OPA 90 life for its product and chemical carriers, ten years for its fuel barges, and 40 years for its towboats and tugs.

     Insurance costs consist primarily of premiums paid for (i) protection and indemnity insurance for the Company's marine liability risks, which are insured by a mutual insurance association of which the Company is a member and through the commercial insurance markets; (ii) hull and machinery insurance and other maritime-related insurance, which are provided through the commercial marine insurance markets; and (iii) general liability and other traditional insurance, which is provided through the commercial insurance markets. Insurance costs, particularly costs of marine insurance, are directly related to overall insurance market conditions and industry and individual loss records, which vary from year to year.

RESULTS OF OPERATIONS

  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     Revenue. Revenue increased 41% to $72.1 million for the nine months ended September 30, 1996 from $51.2 million for the nine months ended September 30, 1995 primarily due to increased revenue in the Company's offshore energy support, petroleum product transportation, and chemical transportation operations.


     Revenue from offshore energy operations increased 72% to $28.2 million for the nine months ended September 30, 1996 from $16.4 million for the nine months ended September 30, 1995 primarily due to acquisitions and greater utilization of supply and crew boats and higher day rates resulting from increased offshore exploration and production activity. During the 1996 period, day rates for supply boats owned, operated, or managed by the Company increased 42% from the 1995 period, and day rates for crew boats owned, operated, or managed by the Company increased 4% from the 1995 period. Utilization of supply boats increased to 96% for the 1996 period from 77% for the 1995 period, and utilization of crew boats increased to 93% for the 1996 period from 83% for the 1995 period.


     Petroleum product transportation revenue increased 22% to $14.4 million for the nine months ended September 30, 1996 from $11.8 million for the nine months ended September 30, 1995 primarily due to increased movements of product by the Company's towboat and barge fleet as a result of the cold winter and higher natural gas prices.

     Chemical transportation revenue increased 40% to $19.2 million for the nine months ended September 30, 1996 from $13.7 million for the nine months ended September 30, 1995 primarily due to the August 1996 acquisition of the OMI Chemical Carriers and the remaining 50% interest in OSTC.

     Revenue from offshore and harbor tug operations increased 11% to $10.2 million for the nine months ended September 30, 1996 from $9.2 million for the nine months ended September 30, 1995 primarily as a result of increased tanker and freighter traffic in Port Everglades. Revenue also increased in the port of Mobile due to a tariff increase and an increase in port traffic.

     Operating Expenses. Operating expenses increased 43% to $42.1 million for the nine months ended September 30, 1996 from $29.5 million for the nine months ended September 30, 1995 primarily due to increases in crew payroll and benefits, maintenance and repair, and supplies and consumables resulting from acquisitions and increased business activity. As a percentage of revenue, operating expenses remained stable at 58% for both the nine months ended September 30, 1996 and for the nine months ended September 30, 1995.

     Overhead Expenses. Overhead expenses increased 21% to $11.0 million for the nine months ended September 30, 1996 from $9.2 million for the nine months ended September 30, 1995 primarily due to an increase in professional fees relating to pending litigation. Additionally, salaries and benefits increased as a result of an increase in staffing requirements due to acquisitions. As a percentage of revenue, overhead expenses decreased to 15% for the nine months ended September 30, 1996 from 18% for the nine months ended September 30, 1995.

     Depreciation and Amortization Expense. Depreciation and amortization expense increased 30% to $6.1 million for the nine months ended September 30, 1996 compared with $4.7 million for the nine months ended September 30, 1995 as a result of an increase in fleet size due to acquisitions.

     Income from Operations. Income from operations increased 64% to $12.9 million, or 18% of revenue, for the nine months ended September 30, 1996 from $7.9 million, or 15% of revenue, for the nine months ended September 30, 1995 as a result of the factors noted above.

     Net Interest Expense. Net interest expense increased 3% to $8.8 million for the nine months ended September 30, 1996 from $8.5 million for the nine months ended September 30, 1995 primarily as a result of debt incurred in connection with acquisitions. As a percentage of revenue, net interest expense decreased to 12% for the nine months ended September 30, 1996 from 17% for the nine months ended September 30, 1995.

     Net Income (Loss). The Company had a net loss of $5.3 million for the nine months ended September 30, 1996 after incurring a net loss of $0.6 million for the nine months ended September 30, 1995 primarily as a result of non-recurring charges of $8.0 million, net of a $1.4 million income tax benefit, related to an early extinguishment of debt in connection with the IPO.

  YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Revenue. Revenue increased 42% to $70.6 million in 1995 compared with $49.8 million in 1994 primarily due to the Company's purchase of new businesses and additional vessels.

     Offshore energy operations showed a 105% increase in revenue in 1995 primarily due to the acquisition of additional supply and crew boats. Although revenue increased, the utilization of supply boats decreased to 81% in 1995 from 84% in 1994 and the utilization of crew boats decreased to 85% in 1995 from 88% in 1994 due primarily to the relatively warm winter in early 1995, which caused a decline in oil and gas prices thereby reducing exploration and production activities. There was a 5% decrease in average day rates for the Company's supply boats in 1995 from 1994, while average day rates for the Company's crew boats remained relatively stable.

     Chemical transportation revenue increased 10% in 1995 primarily due to fewer off-hire (out-of-service) days incurred by the Seabulk Magnachem in 1995 following its regularly scheduled drydocking in 1994.

     Revenue from petroleum product transportation increased 54% in 1995 primarily due to a full year of operating results for the Sun State tug and barge fleet, which was acquired in September 1994.

     Revenue from offshore and harbor tug operations increased 13% to $12.6 million in 1995 from $11.1 million in 1994 primarily due to an increase in overall traffic in the ports served by the Company.

     Operating Expenses. Operating expenses increased 36% to $40.7 million in 1995 from $29.9 million in 1994 primarily due to increased operating expenses associated with acquisitions, although operating expenses decreased as a percentage of revenues to 58% in 1995 from 60% in 1994.

     Overhead Expenses. Overhead expenses increased 31% to $12.5 million in 1995 compared with $9.6 million in 1994 primarily due to increases in staffing, certain benefits, and insurance expenses directly related to new business acquisitions. Also, in addition to paying discretionary performance bonuses in April 1995 which were, in part, related to prior periods, an accrual of $400,000 was made at year end for 1995 performance bonuses. As a percentage of revenues, overhead expenses decreased to 18% in 1995 from 19% in 1994.

     Depreciation and Amortization. Depreciation and amortization expense increased 40% to $6.3 million in 1995 compared with $4.5 million in 1994 primarily due to an increase in fleet size as a result of acquisitions.

     Income from Operations. Income from operations increased 90% to $11.1 million, or 16% of revenue, in 1995 compared with $5.8 million, or 12% of revenue, in 1994. This increase was a result of a substantial increase in income from operations from the Company's offshore energy segment and an increase in the Company's fuel energy segment that were mainly the result of acquisitions. Harbor towing achieved an increase in income from operations of 25% over 1994 as a result of an overall increase in traffic in Mobile, Port Canaveral, and Port Everglades.

     Net Interest Expense. Net interest expense increased 116% to $11.5 million, or 16% of revenue, in 1995 compared with $5.3 million, or 11% of revenue, in 1994 primarily due to interest on debt incurred in the last quarter of 1994 to finance acquisitions.

     Net Income (Loss). The Company had a net loss of $0.4 million in 1995 compared with net income of $0.4 million in 1994, primarily due to an increase in financing costs incurred in connection with acquisitions completed in 1994 and the other factors noted above.

  YEAR ENDED DECEMBER 31, 1994 COMPARED WITH YEAR ENDED DECEMBER 31, 1993

     Revenue. Revenue increased 20% to $49.8 million for the year ended December 31, 1994 compared with $41.5 million for the year ended December 31, 1993 primarily due to the addition of revenue from acquisitions completed in 1994. Revenue from offshore energy support services increased 150% primarily due to revenue from such acquisitions. In addition, the Company's average Gulf of Mexico supply boat day rates increased 19% in 1994 from an average of $2,696 per day in 1993 to $3,195 per day in 1994, although supply boat fleet utilization decreased from 98% to 84% due to the drydocking of two boats and the addition of two boats with relatively low utilization rates in 1994. Revenue from chemical transportation decreased 3% due to the Seabulk Magnachem having greater off-hire time due to a regularly scheduled drydocking in April 1994. Revenue from petroleum product transportation increased 15% primarily due to the Sun State acquisition in September 1994. Offshore and harbor tug towing revenues increased 5% due to a general increase in vessel traffic in the ports served by the Company.

     Operating Expenses. Operating expenses increased 24% to $29.9 million, or 60% of revenue, for the year ended December 31, 1994 compared with $24.0 million, or 58% of revenue, for the year ended December 31, 1993 primarily due to the increased operating expenses associated with the acquisitions completed in 1994. Charter hire expense increased due to the Company's chartering in May and June of 1994 of certain supply and crew boats that were acquired in September 1994, partly offset by a decrease in charter hire expense due to the acquisition in September 1994 of the interests in the limited partnership that owned the tug Hollywood (formerly the Cape Canaveral), which was previously chartered to the Company.

     Overhead Expenses. Overhead expenses increased 55% to $9.6 million, or 19% of revenue, for the year ended December 31, 1994 compared with $6.2 million, or 15% of revenue, for the year ended December 31, 1993 primarily due to increased corporate staffing and other greater infrastructure costs associated with the acquisitions completed in 1994, greater litigation expenses relating to the Seabulk America (see "Business -- Legal Proceedings"), and expenses incurred to prepare an initial public offering which was postponed due to market conditions. Bonuses of approximately $280,000 were paid to Company management personnel in October 1994 (no bonuses to management personnel were paid in 1993).

     Depreciation and Amortization. Depreciation and amortization expense decreased 5% to $4.5 million for the year ended December 31, 1994 compared with $4.7 million for the year ended December 31, 1993 primarily due to the amortization of expenses incurred in 1993 to transport four offshore supply boats from the Gulf of Mexico to the Arabian Gulf.

     Income from Operations. Income from operations decreased 11% to $5.8 million, or 12% of revenue, for the year ended December 31, 1994 compared with $6.6 million, or 16% of revenue, for the year ended December 31, 1993 primarily as a result of the factors described above.

     Net Interest Expense. Net interest expense increased 55% to $5.3 million, or 11% of revenue, for the year ended December 31, 1994 compared with $3.4 million, or 8% of revenue, for the year ended December 31, 1993 primarily due to interest due on the debt incurred to finance the acquisitions completed in 1994.

     Net Income. Net income decreased to $0.4 million for the year ended December 31, 1994 compared with $3.3 million for the year ended December 31, 1993 primarily due to the factors described above and an approximate $1.5 million gain in 1993 resulting from a change in the Company's method of accounting for drydocking.

SEASONALITY

     The Company has experienced some slight seasonality in its overall operations. The first half of the year is generally not as strong as the second half due to lower activity in offshore energy support activity and petroleum product transportation during the months of February, March, and April.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's capital requirements historically have arisen primarily from its working capital needs, acquisition of marine vessels, improvements to vessels, and debt service requirements. The Company's principal sources of cash have been borrowings, cash provided by operating activities, and proceeds from the IPO in August 1996.


     In September 1994, the Company entered into the Credit Facility which, as amended, currently provides for a $60.5 million term loan, a $10.0 million revolving line of credit, a $19.9 million vessel acquisition credit line which decreases to $11.5 million over a four-year period, and a $5.6 million letter of credit. Borrowings under the Credit Facility bear interest at prime or LIBOR, at the Company's option, plus a margin based on the Company's compliance with certain financial ratios. At September 30, 1996, borrowings outstanding under the Credit Facility aggregated $70.2 million, consisting of $60.5 million under the term loan, $5.5 million under the revolving line of credit, and $4.2 million under the vessel acquisition credit line. The Company has entered into a commitment letter with its banks providing for an amendment to the Credit Facility that would increase the amounts available under the revolving line of credit and the acquisition credit line and make other modifications to the Credit Facility. Upon entering into this amended Credit Facility, the Company will write off approximately $1.2 million of deferred financing costs net of applicable income taxes. See "Description of Certain Indebtedness -- Credit Facility." The Company intends to repay all outstanding borrowings under the revolving line of credit with proceeds of the Offering.


     Also in September 1994, the Company received $50.0 million in proceeds from the issuance of the Senior Notes, the Junior Notes, and certain equity securities. These proceeds, together with borrowings under the Credit Facility, were utilized primarily to repay other indebtedness and to fund vessel acquisitions.

     In August 1996, the Company completed the IPO, which resulted in net proceeds to the Company of approximately $76.7 million. Of such net proceeds, approximately $34.7 million was used to fund the $35.5 million cash portion of the $97.5 million aggregate purchase price of the August 1996 Acquisitions and approximately $42.0 million was used to repay certain indebtedness. The balance of the purchase price of the August 1996 Acquisitions was paid by the assumption or incurrence of $62.0 million of debt obligations. In addition, the Company agreed to indemnify certain affiliates of one of the sellers for certain liabilities up to a maximum of $7.0 million. Indebtedness repaid with proceeds from the IPO included $7.0 million under the Credit Facility, $15.8 million of accrued interest and principal under the Senior Notes, $15.1 million of accrued interest and principal under the Junior Notes, and $4.1 million under certain notes payable to affiliates of the Company. The $13.9 million balance of the outstanding principal under the Junior Notes was converted into Class A Common Stock and Class B Common Stock in September 1996. As of September 30, 1996, $10.2 million of accrued interest and principal under the Senior Notes was outstanding. All outstanding borrowings under the Senior Notes will be repaid using a portion of the proceeds of the Offering.

     The Company's future capital needs are expected to relate primarily to debt service obligations, maintenance and improvement of its fleet, and acquisitions. The Company's outstanding indebtedness at September 30, 1996 was approximately $134.3 million. Debt service requirements for the fourth quarter of 1996 were approximately $4.0 million for principal and $2.7 million for interest, and operating lease payments for the fourth quarter of 1996 were approximately $0.2 million. After giving effect to repayments under the revolving line of credit under the Credit Facility, the Senior Notes, the Founder's Note and the HCL Notes and HOS Notes with a portion of the proceeds of the Offering, the Company's principal and interest payment obligations for 1997 are estimated to be approximately $15.1 and $8.6 million, respectively, and operating lease obligations for 1997 are estimated to be approximately $3.9 million.

     Capital requirements for maintenance and improvement (excluding improvements of $6.9 million associated with the Current Acquisitions) were approximately $12.0 million for 1996, of which $9.1 million had been recorded as either capital expenditures or construction in progress as of September 30, 1996, and are estimated to be approximately $15.0 million for 1997.

     The Company is considering contracting for the construction of two ship-docking modules ("SDMs") at an estimated aggregate cost of approximately $9.5 million with delivery expected in late 1997 or early 1998. The Company is also considering the construction of five double-hull barges at an estimated aggregate cost of approximately $9.0 million. The decision to proceed with the construction of these barges will be based upon successful completion of negotiations of long-term contracts with a customer concerning use of these vessels. These negotiations are in a preliminary stage and there can be no assurance that the construction of these barges will be undertaken. The Company has also agreed to purchase for an estimated aggregate cost of $7.4 million three newly constructed 152-foot crew boats scheduled for delivery in January, May, and September 1998. Prior to delivery of the first of these crew boats in January 1998, the Company's aggregate expenditures in connection with such acquisitions are expected to be $190,000. The Company currently intends to fund the aggregate cost of these SDMs, these crew boats, and, if built, these barges from available working capital, borrowings under the Credit Facility, lease financing, or a combination of such sources.

     An integral part of the Company's strategy is to acquire additional vessels, thereby further consolidating its niche markets. The Company regularly engages in discussions regarding potential acquisitions. However, other than the Current Acquisitions, and as described in the immediately preceding paragraph, no acquisitions have been agreed upon or are the subject of a letter of intent.

     The Company has a 2.4% equity interest in five 45,300 dwt double-hull petroleum product carriers currently under construction. The aggregate cost of the five carriers is estimated to be $255.0 million, of which approximately $40.0 million will constitute equity investment and $215.0 million will be financed with the proceeds of government-guaranteed Title XI ship financing bonds issued in March 1996. Subject to certain conditions, the Company has an option, exercisable through 2002, to purchase a 49.2% interest at a price equal to (i) the investor's equity investment plus a stated annual return, or (ii) if exercised after December 31, 1997, the greater of the fair market value of the interest or the amount set forth in (i). The Company also has an option, exercisable on January 15, 1998, to purchase an additional 23.4% interest at a price equal to the investor's equity investment plus a stated return. Should the Company fail to exercise the latter option, the investor has the option to acquire 1.6% of the ownership interest from the Company for nominal consideration. The total estimated cost of exercising the Company's options is up to $32.0 million (assuming the options are exercised prior to January 1, 1998). The Company currently has no understandings or agreements with respect to the financing that it would require if it were to exercise either or both of these options, and there can be no assurance that such financing will be available. See "Business -- Marine Transportation Services -- Petroleum Product Transportation -- New Product Carriers."

     The Credit Facility currently restricts the Company's subsidiaries from paying dividends or making other distributions to the Company. The Company does not believe that this restriction has had or will have a material effect upon its ability to meet its cash obligations because a substantial portion of those obligations is payable by its subsidiaries. See "Description of Certain Indebtedness -- Credit Facility."

     The Company is the defendant in litigation in which one of the shipyards that completed the Seabulk America is seeking additional payments aggregating $8.5 million for its work and $10.0 million of punitive damages, plus legal fees and expenses. Although the Company believes the shipyard's claims are without merit and has asserted counterclaims aggregating $5.6 million, the Company has obtained a bank letter of credit to finance up to $5.6 million of any additional payment that it might ultimately be required to make pursuant to this litigation.


     Of the estimated $91.4 million net proceeds from the Offering, $35.6 million will be used in connection with the Current Acquisitions, $36.3 million will be used to repay indebtedness, and the balance of approximately $19.5 million will be available for general corporate purposes. See "Use of Proceeds" and "Business -- Current Acquisitions."


     At September 30, 1996, the Company had a working capital deficit of $0.1 million. The Company believes that proceeds of the Offering, cash generated from operations, and amounts available under the Credit Facility will be sufficient to fund debt service requirements, planned capital expenditures, and working capital requirements for the foreseeable future. The Company also believes that such resources, together with the potential future use of debt or equity financing, will allow the Company to pursue its strategy of growth through acquisitions. However, since future cash flows are subject to a number of uncertainties, including the condition of the markets served by the Company, there can be no assurance that these resources will continue to be sufficient to fund the Company's cash requirements.

EFFECT OF INFLATION

     The Company does not consider inflation a significant business risk in the current and foreseeable future although the Company has experienced some cost increases. In some cases, these increases have been offset by charter hire escalation clauses.

NEW ACCOUNTING STANDARDS

     In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 in the first quarter of 1996 and the effect of adoption was not material.

     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," for fiscal years beginning after December 15, 1995. This statement establishes a fair-value based method of accounting for stock compensation plans with employees and others. The Company continues to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS No. 123 and will present the pro forma disclosures required under SFAS No. 123 in fiscal year 1997 with no impact to the Company's results of operations.

                                    BUSINESS

GENERAL

     The Company provides marine support and transportation services primarily in the U.S. domestic trade and principally to the energy and chemical industries. The Company is the third largest operator of supply and crew boats in the U.S. Gulf of Mexico. In addition, the Company is the sole provider of commercial tug services in Port Everglades and Port Canaveral, Florida, and a leading provider of such services in Mobile, Alabama. The Company also transports petroleum products and specialty chemicals in the U.S. domestic trade, a market insulated from international competition under the Jones Act. The total capacity of the Company's five chemical carriers represents approximately 44% of the capacity of the independent domestic specialty chemical carrier fleet, and four of the vessels are among the last independently owned chemical carriers scheduled to be retired under OPA 90.

     The Company has grown rapidly through a series of acquisitions, increasing its marine support fleet from 20 vessels in 1993 to 74 vessels currently and its marine transportation fleet from three vessels in 1993 to 29 vessels currently. Primarily as a result of these acquisitions, the Company's revenues increased 196% from $41.5 million in 1993 to $123.0 million in 1995, on a pro forma basis. Over the same period, the Company's EBITDA increased 181% from $11.3 million to $31.7 million and its income from operations increased 186% from $6.6 million to $18.9 million, in each case on a pro forma basis. For the nine months ended September 30, 1996, the Company reported revenue, EBITDA, and operating income of $101.0 million, $27.1 million, and $16.0 million, respectively, in each case on a pro forma basis. For other measures of the Company's operating results as determined under generally accepted accounting principles and its pro forma operating results, see "Selected Historical and Pro Forma Consolidated Financial Data" and the Company's consolidated financial statements.

     The Company has been operating in the marine support services industry since its founding in 1958 and has been engaged in the transportation of petroleum products and chemicals for 21 and 19 years, respectively. The Company's executive officers have an average of over 22 years of experience in the marine transportation industry, including an average of over 14 years with the Company. As a result, the Company believes that it has had favorable experience with respect to employee turnover and employee injury claims. The Company's employees are predominantly non-union. See "-- Employees."

STRATEGY

     The Company's strategy is to realize the benefits presented by the integration of its recent and pending acquisitions with its existing operations and to continue to grow through selected acquisitions that further consolidate the marine support and transportation services markets in which the Company operates. The Company believes it has significant opportunities to make further accretive acquisitions in its core businesses. Critical elements of the Company's strategy include continuing to (i) utilize its demonstrated expertise in acquiring vessels, thereby further consolidating its niche markets, (ii) emphasize U.S. domestic trade operations, (iii) develop and apply marine technology to meet its customers' needs in an innovative and cost-effective manner, (iv) maintain and pursue long-term customer relationships that limit the risk associated with the investments required for new vessels and mitigate the effects of industry cyclicality, and (v) enhance its record of quality service and safety.

     Demonstrated Expertise in Acquiring and Consolidating in its Niche Markets. Many domestic maritime transportation markets, including offshore energy support and towing, are undergoing consolidation. Small, privately owned companies face increasing difficulty competing for market share, obtaining adequate insurance coverage at economically viable rates, and meeting increasingly more stringent customer and regulatory safety and environmental requirements. The Company believes it is well positioned to take advantage of this consolidation trend. The Company's recent acquisitions have substantially increased the size of its fleet, established it as one of the leading operators in the U.S. Gulf offshore energy market, and given it a reputation as a successful consolidator in its niche markets. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Historical Growth" and "-- Current Acquisitions."

     U.S. Domestic Market Emphasis. The Company intends to continue to concentrate its operations in markets protected by the Jones Act against competition from foreign-built, foreign-crewed vessels. As a result, most of the Company's vessels are, and will continue to be, built and maintained to U.S. standards and registered under the U.S. flag. The Company believes that domestic energy and chemical transportation freight rates will increase within the next three to five years and continue to rise thereafter, as the supply of vessels eligible to carry petroleum and other hazardous substances diminishes as a result of mandatory retirement imposed by OPA 90.

     Technological Leadership and Business Innovation. The Company believes it has been a leader in developing and applying marine technology to meet its customers' needs in a cost-effective manner. Principals of the Company designed, engineered, and developed the CATUG(R) integrated tug/barge ("ITB"), in which a catamaran-hull tug is married to the stern section of a dedicated barge to achieve construction cost savings and operating efficiencies, such as lower manning requirements. The Seabulk Challenger, the Company's petroleum product carrier, was the first of 12 CATUG(R)s constructed in the world. The Company's Seabulk America is an innovative combination of the stern portion of a wrecked oil tanker with the forebody of the chemical barge portion of a former ITB. By combining this stern and forebody, the Company obtained the most recently constructed chemical carrier in the U.S. domestic trade at a cost substantially lower than that of a newly constructed vessel. The Company demonstrated its business innovation in the formation of what was, prior to completion of the August 1996 Acquisitions, the only pool of chemical carriers in the U.S. domestic trade and most recently in the formation of the entities that will own five new double-hull petroleum product carriers currently under construction. See "-- Company Operations -- Marine Transportation Services."

     Long-term Relationships. The Company currently maintains and continues to pursue long-term customer relationships. Long-term contracts can both minimize the risk associated with the substantial investments frequently required for new vessels and mitigate the effects of any cyclical downturns in the industry. This element of the strategy began with the Company's long-term charter of its petroleum product carrier to Shell and continued with the acquisition of the towboat and fuel barge fleet in September 1994, which has a long-term contract with FPL.

     Quality Service and Safety. Over a span of 38 years, the Company believes it has built a reputation for providing its customers with the highest quality service and safety in terms of timeliness, dependability, and technical expertise. The Company continuously seeks to improve the quality of its service both by upgrading the capabilities of its vessels and by increasing the skill levels of its employees. It believes, for example, that its chemical carriers have experienced a particularly low level of cargo degradation claims relative to its competitors; that its emphasis on preventive maintenance minimizes vessel time out of service and repair expenses; and that its reputation provides an advantage in retaining customer loyalty (particularly in times of excess capacity) and in entering new markets.

     As part of its continuing effort to maintain high standards of quality and safety, the Company has obtained certification under the voluntary quality assurance, safety, and environmental standards established under ISO 9002 and a document of compliance with the International Ship Management Code, which becomes mandatory in July 1998. The Company's success in establishing high levels of quality and safety are further reflected by its receipt of Shell's offshore safety award for the last three years.

CURRENT ACQUISITIONS


     The Current Acquisitions involve the acquisition of seven supply boats, five crew boats, one offshore anchor handling tug, and two harbor tugs. The aggregate cost of the Current Acquisitions is approximately $51.2 million, including the cost of upgrading, refurbishing, and lengthening two of the supply boats. Of such aggregate purchase price, $15.6 million had been paid as of January 27, 1997 and the balance of $35.6 million will be funded with a portion of the proceeds from the Offering, either by direct payment to the sellers or through repayment of borrowings made under the Credit Facility for such purpose. Certain of the Current Acquisitions are subject to conditions precedent and there can be no assurance that such acquisitions will be completed.


     Supply Boats. In October and November 1996, the Company acquired two supply boats from one seller for an aggregate purchase price of $4.6 million. These supply boats are currently being upgraded, refurbished, and lengthened at an estimated cost of $6.9 million and are expected to be placed in service during the second quarter of 1997. In January 1997, the Company acquired one supply boat for $4.7 million. In addition, the Company has entered into agreements to acquire four additional supply boats in transactions scheduled to close in April 1997 (two boats) and no later than June 1997 (two boats). The aggregate purchase price of these four additional supply boats is $21.8 million, against which the Company has made a $2.2 million deposit. The following table sets forth certain information with respect to the seven supply boats included in the Current Acquisitions.


                                              LENGTH    YEAR BUILT/                    AREA OF
              SUPPLY BOAT NAME                (FEET)      REBUILT      HORSEPOWER     OPERATION
Seabulk New York(1).........................   225       1975/1997       4,300        U.S. Gulf
Seabulk New Jersey(1).......................   225       1975/1997       4,300        U.S. Gulf
Matagorda Island(2)(3)......................   191         1980          3,900        U.S. Gulf
Jefferson(2)(3).............................   185         1981          3,900        U.S. Gulf
Sabine(2)(3)................................   185         1979          3,900        U.S. Gulf
Bolivar(2)..................................   180         1980          2,700        U.S. Gulf
Aransas(2)..................................   180         1980          1,950        U.S. Gulf

------------------------------------

(1) Information reflects completion of planned upgrading, refurbishing, and lengthening. These vessels will have dynamic-positioning capability. Reflects name change that is currently in process.

(2) Vessel to be acquired.

(3) Vessel has anchor handling and towing equipment.


     Crew Boats. The Company has entered into a memorandum of agreement to purchase four crew boats in a transaction scheduled to close in February 1997, for an aggregate purchase price of $7.4 million. In addition the Company has entered into an agreement to purchase the crew boat Jopeye in a transaction scheduled to close in April 1997 for an aggregate purchase price of $1.8 million, against which the Company has made a deposit of $0.1 million. The following table sets forth certain information with respect to these crew boats.


                                              LENGTH                                   AREA OF
               CREW BOAT NAME                 (FEET)    YEAR BUILT     HORSEPOWER     OPERATION
Jopeye......................................   135         1995          3,300        U.S. Gulf
Anna P......................................   135         1993          3,056        U.S. Gulf
Capt. Evan..................................   135         1991          3,056        U.S. Gulf
Capt. Rami..................................   135         1991          3,056        U.S. Gulf
Rig Runner..................................   135         1991          3,056        U.S. Gulf

     Tugs. In December 1996, the Company acquired an offshore anchor handling tug for $3.4 million and, in January 1997, two harbor tugs for an aggregate of $0.6 million. The following table sets forth certain information with respect to the three tugs.

                                                        LENGTH      YEAR BUILT/       AREA OF
              VESSEL NAME                HORSEPOWER     (FEET)        REBUILT        OPERATION
Vigilant(1)............................    4,600          120         1981/1994       Offshore
Delaware(2)............................    4,000          107         1952/1990        Mobile
Mary Dee Sanders.......................    3,600          105         1941/1984    Port Canaveral

------------------------------------

(1) Equipped for offshore towing.

(2) The acquisition of this tug will allow the Mobile Pride, which is currently being operated in Mobile, to be redeployed in offshore towing activities.

THE INDUSTRY

     All marine transportation between points in the United States, including drilling rigs affixed to the U.S. outer continental shelf, is restricted by law to vessels built and registered in the United States and owned and manned by U.S. citizens. The U.S. domestic trade includes a number of market segments, including the servicing of domestic offshore oil and gas drilling and production platforms, the providing of offshore and harbor towing services to the offshore energy industry, tankers and other vessels, and the transportation of fuels, petroleum products, and chemicals along and between U.S. coasts. All of the Company's vessels are eligible to participate in the U.S. domestic trade except for two Panamanian-flag offshore supply boats operating in Southeast Asia pursuant to contracts expiring in 1998.

  MARINE SUPPORT SERVICES

     Offshore Energy Support. Marine support vessels serving offshore energy exploration and production operations are used primarily to transport materials, supplies, equipment, and personnel to drilling rigs and to support the construction, positioning, and ongoing operation of oil and gas production platforms. Offshore energy support vessels are hired by oil companies and others engaged in offshore exploration activities, generally on a short-term (less than six months) basis at varying day rates. See "-- Customers and Charter Terms." The types of vessels primarily utilized in these activities are supply boats, crew boats, and anchor handling vessels.

     Supply boats (also called workboats) are generally at least 150 feet in length and serve exploration and production facilities and support offshore construction and maintenance activities. Supply boats are differentiated from other vessel types by cargo flexibility and capacity. In addition to transporting deck cargo, such as drill pipe and heavy equipment, supply boats transport liquid mud, potable and drilling water, diesel fuel, dry bulk cement, and dry bulk mud. With their relatively large liquid mud and dry bulk cement capacity and large areas of open deck space, they are generally in greater demand than other types of support vessels for exploration and workover drilling activities.

     Crew boats (also called crew/supply boats) are faster and smaller than supply boats and are utilized primarily to transport light cargo, including food and supplies, and personnel to and among production platforms, rigs, and other offshore installations. They can be chartered together with supply boats to support drilling or construction operations or separately to serve the various requirements of offshore production platforms. Crew boats are typically constructed of aluminum and generally have longer useful lives than steel-hull supply boats. Crew boats also provide a cost-effective alternative to helicopter transportation services and can operate reliably in all but the most severe weather conditions.

     Anchor handling vessels, which include anchor handling tug/supply vessels and some tugs, are more powerful than supply boats and are capable of towing and positioning drilling rigs, production facilities, and construction barges. Some are specially equipped to assist tankers while they are loading from single-point buoy mooring systems.

     There has been substantial worldwide vessel attrition over the past ten years as many vessels have reached the end of their useful lives. The number of offshore supply boats of at least 150 feet in length available for service in the U.S. Gulf of Mexico decreased from a peak of approximately 700 in 1985 to approximately 260 in August 1996. Management estimates that during the same period, the number of companies operating supply boats of at least 150 feet in length decreased from approximately 40 to 16. Day rates declined in the mid-1980s and have since improved from an average of $1,730 in August 1987 to an average of $5,683 in the third quarter of 1996. Although some supply boats were redeployed from the U.S. Gulf of Mexico to overseas locations, management believes that existing regulations, mobilization costs, and overseas opportunities will limit the number of such vessels returning to the U.S. Gulf of Mexico in the foreseeable future. Management believes that new construction of offshore supply vessels likely will consist of larger, more capable vessels of approximately 220 feet in length.

     The Company estimates that there are currently approximately 13 crew boat operators in the U.S. Gulf of Mexico operating a total of 200 vessels of at least 120 feet in length. There are approximately 42 crew boats greater than 120 feet in length currently under construction (not all of which are expected to be utilized in the U.S. Gulf of Mexico), and the Company believes that current demand created by exploration for oil in the deeper waters of the U.S. Gulf of Mexico may support construction of a limited number of additional crew boats.

     The following table sets forth as of November 26, 1996, the Company's estimate of the number of supply boats and crew boats operating in the U.S. Gulf of Mexico giving effect, in the case of the Company, to the Current Acquisitions.

                OPERATOR                  SUPPLY BOATS    CREW BOATS    TOTAL
Tidewater, Inc. ........................      113             26         139
Seacor Holdings, Inc. ..................       32(1)          70         102(1)
HVIDE MARINE INCORPORATED...............       26             42          68
Trico Marine Services, Inc. ............       34             15          49
Ensco International Incorporated........       29              0          29
Others..................................       58             46         104

---------------

(1) Gives effect to the pending sale to the Company of five supply boats in the Current Acquisitions.

     While existing exploration and production activities create an ongoing demand for offshore energy support vessels, incremental vessel demand depends primarily upon the level of drilling activity, which in turn depends on oil and gas prices. As a result, drilling rig day rates and utilization are influenced by oil and gas prices, which are highly cyclical. The relationship since 1993 between natural gas prices and drilling rig utilization in the U.S. Gulf of Mexico and, similarly, average vessel utilization, is displayed in the following table.

                                                         1993                                         1994
                               --------------------------------------------------------    --------------------------
                                   Q1             Q2             Q3             Q4             Q1             Q2
Natural gas prices(1)........  $      1.92    $      2.16    $      2.20    $      2.21    $      2.42    $      1.95
Competitive mobile rig
  utilization(2).............         71.6%          75.9%          78.5%          81.0%          75.5%          76.6%
Offshore service vessels(3)
    Utilization..............         83.9%          88.6%          89.0%          91.2%          88.6%          83.9%
    Day rates................  $     3,050    $     3,233    $     3,700    $     4,050    $     3,717    $     3,200
Anchor handling tug/supply
  vessels utilization(4).....         71.0%          82.6%          82.6%          88.6%          85.0%          74.7%

                                          1994
                               --------------------------
                                   Q3             Q4
Natural gas prices(1)........  $      1.70    $      1.60
Competitive mobile rig
  utilization(2).............         76.7%          80.6%
Offshore service vessels(3)
    Utilization..............         91.6%          94.6%
    Day rates................  $     3,033    $     3,258
Anchor handling tug/supply
  vessels utilization(4).....         76.3%          92.3%

                                                         1995                                         1996
                               --------------------------------------------------------    --------------------------
                                   Q1             Q2             Q3             Q4             Q1             Q2
Natural gas prices(1)........  $      1.51    $      1.63    $      1.54    $      2.06    $      3.44    $      2.45
Competitive mobile rig
  utilization(2).............         70.3%          73.6%          81.8%          85.2%          83.3%          87.5%
Offshore service vessels(3)
    Utilization..............         84.2%          89.7%          91.7%          94.8%          95.3%          92.9%
    Day rates................  $     2,917    $     2,975    $     3,307    $     3,543    $     3,793    $     4,933
Anchor handling tug/supply
  vessels utilization(4).....         86.0%          81.5%          92.6%          92.5%          94.9%          90.1%

                                  1996
                               -----------
                                   Q3
Natural gas prices(1)........  $      2.18
Competitive mobile rig
  utilization(2).............         89.4%
Offshore service vessels(3)
    Utilization..............         94.5%
    Day rates................  $     5,683
Anchor handling tug/supply
  vessels utilization(4).....         94.4%

---------------

(1) Average monthly natural gas cash price delivered at Henry Hub in $/MMBtu, as reported in Natural Gas Week.

(2) Includes all jack-up rigs, semi-submersible rigs, submersible rigs, drillships, and other mobile rig units operating in the U.S. Gulf of Mexico, as compiled by Offshore Data Services.

(3) Includes all supply boats, crew boats, and other offshore service vessels greater than or equal to 150 feet in length operating in the U.S. Gulf of Mexico, as compiled by Offshore Data Services.

(4) Includes all anchor handling tug/supply vessels operating in the U.S. Gulf of Mexico, as compiled by Offshore Data Services. Day rates are not included as they are not considered meaningful (i.e., tugs work on a per-job basis, not a daily basis).

     Offshore and Harbor Towing. Offshore and harbor towing services are provided by tugs to vessels utilizing the ports in which the tugs operate and to vessels at sea to the extent required by environmental regulations, casualty, or other emergency. The Company's anchor handling tug/supply boats and offshore towing-equipped tugs have been engaged in towing a wide variety of barges carrying heavy equipment, refinery modules, and petroleum products for the energy industry in the U.S. Gulf of Mexico, the Atlantic Ocean, and the Mediterranean Sea. In the case of docking services, charges are based on a fixed rate per job, and in the case of towing services, on hourly or daily rates. In most ports, competition is unregulated, although a few port authorities -- including Port Canaveral and Port Everglades, Florida where a majority of the Company's tugs operate -- grant non-exclusive franchises to harbor tug operators. Rates are unregulated in franchised ports served by the Company. See "-- Customers and Charter Terms." Each port is generally a distinct market for harbor tugs, even though harbor tugs can be moved from port to port. Demand for towing services depends on vessel traffic, which is in turn generally dependent on local and national economic conditions. OPA 90 and current state legislation require oil tankers to be escorted in and around certain ports located in Alaska and the U.S. Pacific coast. The Company anticipates that such regulatory requirements will be expanded, increasing the demand for specially designed tractor tugs, such as the Broward, to perform escort services.

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation. In the domestic chemical transportation trade, vessels carry chemicals primarily from chemical manufacturing plants and storage tank facilities along the U.S. Gulf of Mexico coast to industrial users in and around the Atlantic and Pacific coast ports and along inland rivers and waterways. The chemicals primarily transported are caustic soda, alcohols, chlorinated solvents, paraxyzlene, alkylates, toluene, methyl tertiary butyl ether (MTBE), phosphoric acid, and lubricating oils. Since 1989, coastwise chemical tonnage demand has increased as a result of the general expansion of the U.S. economy and as gasoline additives have begun to move coastwise. Certain of the chemicals transported must be carried in vessels with specially coated or stainless steel cargo tanks. Many are very sensitive to contamination and require special cargo-handling equipment.

     The Company estimates that approximately 11% (in terms of tonnage) of bulk domestic chemical transportation is waterborne, with the remainder transported by rail. The Company also estimates that approximately 60% of that waterborne trade is in specialty chemicals, such as caustic soda, which can be transported only by specially designed vessels. Although chemical carriers and petroleum product carriers are similar in design, vessels engaged in the transportation of petroleum products generally lack the large number of small tanks, special tank coatings, and sophisticated cargo-handling capability necessary to operate in the parcel or specialty chemical trade. Parcel shipments are usually carried pursuant to contracts of affreightment by which a shipper contracts for the use of a portion of a vessel's cargo capacity. See "-- Customers and Charter Terms."

     Vessels engaged in domestic chemical transportation that are owned by major chemical or other companies that use the vessels to transport cargoes for their own accounts are referred to as "captive" or proprietary vessels. Management believes that there are 13 specialty chemical carriers active in the domestic trade, of which nine are non-proprietary, or independently operated, and four are proprietary. Some of these vessels also transport petroleum products, and all but one of them will be ineligible to do so after the year 2015 in accordance with OPA 90 double-hull requirements. See "-- Environmental and Other Regulation -- Clean Water Regulations." The Seabulk America is the only chemical carrier to enter service in the domestic trade since 1984, and no new specialty chemical carriers are currently under construction. In addition to the specialty chemical tankers, there are 44 tankers and 90 barges in the U.S.-flag domestic fleet over 10,000 gross tons that are capable of carrying some so-called "easy chemicals," such as gasoline additives (e.g. MTBE), and that compete with specialty chemical carriers for the transportation of those chemicals.

     The following table sets forth certain information concerning mandatory OPA 90 retirement dates (from transportation of petroleum products) for the 13 active specialty chemical carriers eligible to participate in the U.S. domestic trade. The Company believes that certain of these vessels will be retired once they are no longer able to augment their cargoes with petroleum products and that some may be retired in advance of their OPA 90 retirement dates as required capital investments may not be economically justifiable over the remaining lives of the vessels. The retirement dates of others may be extended by reducing their gross registered tonnage and cargo capacity.

                                                                            OPA 90
                                                           YEAR BUILT/    RETIREMENT     DEADWEIGHT
        VESSEL NAME                OWNER/OPERATOR            REBUILT         DATE       TONS (000'S)
Keystone Georgia(1)........  Keystone Shipping Co.            1964           2000(2)        25.9(2)
HMI ASTRACHEM..............  HVIDE MARINE INCORPORATED        1970           2000           37.5
Marine Chemist.............  Marine Transport Lines           1970           2000           35.9
Guadalupe..................  Sabine/Kirby Corp.             1945/1978        2003           30.4
Chilbar....................  Keystone Shipping Co.          1959/1981        2006           39.4
SEABULK MAGNACHEM..........  HVIDE MARINE INCORPORATED        1977           2007           39.3
HMI DYNACHEM...............  HVIDE MARINE INCORPORATED        1981           2011           50.9
HMI PETROCHEM..............  HVIDE MARINE INCORPORATED        1981           2011           50.9
SeaRiver Charleston(1).....  SeaRiver Maritime                1983           2011           48.1
SeaRiver Wilmington(1).....  SeaRiver Maritime                1984           2012           48.0
Sea Venture................  Atlantic Tankships             1972/1983        2013           18.7
SEABULK AMERICA............  HVIDE MARINE INCORPORATED      1975/1990        2015           46.3
Chemical Pioneer(1)........  Marine Transport Lines         1968/1983         n/a(3)        34.9
                                                                                           -----
  Total capacity...........                                                                506.2
                                                                                           =====

------------------------------------

Source: Lloyd's Maritime Directory 1994 (for owner/operators, year built/rebuilt, and deadweight tons); U.S. Maritime Administration (for OPA 90 retirement dates)

(1) Proprietary.

(2) Retirement date extended from 1998 as the result of a reported reduction of vessel's gross registered tonnage and cargo capacity from 26,300 dwt.

(3) Double-hull vessel.

     Although single-hull chemical carriers may be permitted to continue to carry chemicals in the U.S. domestic and foreign trade after their OPA 90 retirement dates, the Company believes that the inability of single-hull carriers to augment chemical cargoes with petroleum products (such as lubricating oils) after such dates will, in light of the current near balance between supply and demand and assuming increasing chemical shipment volume as a result of improvements in the economy, result in increased charter rates for the Company's chemical carriers.

     Petroleum Product Transportation. In the domestic energy transportation trade, oceangoing and inland-waterway vessels transport fuel and other petroleum products, primarily from the U.S. Gulf of Mexico coast refineries and storage facilities, to utilities, waterfront industrial facilities, and distribution facilities along the U.S. Gulf of Mexico, the Atlantic and Pacific coasts, and inland rivers. The inventory of U.S.-flag oceangoing vessels eligible to participate in the U.S. domestic trade and capable of transporting fuel or petroleum products has steadily decreased since 1980 as vessels have reached the end of their useful lives and the cost of constructing a vessel in the United States (a requirement for U.S. domestic trade participation) has exceeded the level at which it was economically feasible to order a new vessel.

     The following graph sets forth the projected number of U.S.-flag chemical and product tankers from 20,000 dwt to 55,000 dwt remaining eligible to transport crude oil and petroleum products in the U.S. domestic trade as of the dates indicated:

                     OPA 90 RETIREMENT OF JONES ACT TANKERS

                   RETIREMENT OF JONES ACT TANKERS - GRAPH

                                               NUMBER
                                                 OF
                            YEAR               VESSELS
                            ----               -------
                            1996                71.00
                            1997                67.00
                            1998                71.00
                            1999                65.00
                            2000                62.00
                            2001                62.00
                            2002                56.00
                            2003                52.00
                            2004                49.00
                            2005                45.00
                            2006                45.00
                            2007                44.00
                            2008                42.00
                            2009                41.00
                            2010                35.00
                            2011                30.00
                            2012                22.00
                            2013                21.00
                            2014                20.00
                            2015                20.00



------------------------------------
Source: Keith Chartering

(1) Assumes delivery of twelve vessels from 1997 through 2004, including delivery in 1998 of the five petroleum product carriers in which the Company has an interest, and scrap dates one year in advance of OPA 90 mandated retirement dates.

     As a result of the retirement dates for single-hull tankers mandated by OPA 90, the Company believes that, of the 71 U.S.-flag product and chemical carriers and product and chemical barges from 20,000 dwt to 55,000 dwt currently operating, 19 will have to be retired by the end of year 2000. See
"-- Environmental and Other Regulation -- Clean Water Regulations." Replacement vessels currently under construction consist of three late 1950s-built steam-powered single-hull product carriers being converted to double-hull vessels for delivery in 1997 and the five new diesel-powered double-hull product carriers in which the Company has an interest. See "-- Company
Operations -- Marine Transportation Services -- Petroleum Product
Transportation -- New Product Carriers." The Company believes that the mandatory replacement of single-hull carriers by environmentally safer double-hull vessels will result in a gradual increase in charter rates for product carriers over the next few years.

COMPANY OPERATIONS

  MARINE SUPPORT SERVICES

     Offshore Energy Support. The Company has provided services to the oil and gas drilling industry since 1989, when it acquired its first eight offshore supply boats. In September 1994, March 1995, and January and February 1996, the Company expanded its offshore energy support service fleet by acquiring an aggregate of six supply boats and two utility boats (seven of which it was previously operating or managing) and 36 crew boats. In August 1996, the Company acquired ten supply boats and one crew boat.

     Supply Boats. The following table sets forth certain information concerning the 24 supply boats currently owned and operated by the Company and the seven supply boats included in the Current Acquisitions.


                                                      LENGTH    YEAR BUILT/                     AREA OF
                SUPPLY BOAT NAME(1)                   (FEET)      REBUILT      HORSEPOWER      OPERATION
Seabulk New York(2)(3)..............................   225       1975/1997       4,300       U.S. Gulf
Seabulk New Jersey(2)(3)............................   225       1975/1997       4,300       U.S. Gulf
Seabulk Minnesota...................................   205       1976/1994       2,250       U.S. Gulf
Seabulk Montana(4)..................................   205       1974/1994       5,350       U.S. Gulf
Matagorda Island(3).................................   191         1980          3,900       U.S. Gulf
Seabulk North Carolina(4)(5)........................   190       1979/1993       4,000       U.S. Gulf
Seabulk Colorado....................................   185       1982/1994       2,250       U.S. Gulf
Seabulk Missouri....................................   185         1982          2,250       U.S. Gulf
Seabulk Arkansas....................................   185         1982          2,250       U.S. Gulf
Jefferson(3)........................................   185         1981          3,900       U.S. Gulf
Seabulk Wyoming.....................................   185         1979          2,250       Cameroon
Sabine(3)...........................................   185         1979          3,900       U.S. Gulf
Seabulk Hawaii......................................   180       1979/1995       3,000       U.S. Gulf
Seabulk Georgia.....................................   180         1984          3,000       U.S. Gulf
Seamark South Carolina(4)(6)........................   180         1983          3,000       SE Asia
Seabulk California..................................   180         1982          2,250       U.S. Gulf
Seabulk Florida.....................................   180         1982          2,250       U.S. Gulf
Seabulk Alabama.....................................   180         1982          2,250       U.S. Gulf
Seamark Mississippi(6)..............................   180         1982          2,250       SE Asia
Seabulk Texas.......................................   180         1982          2,250       U.S. Gulf
Seabulk Louisiana...................................   180         1982          2,250       U.S. Gulf
Bolivar(3)..........................................   180         1980          2,700       U.S. Gulf
Aransas(3)..........................................   180         1980          1,950       U.S. Gulf
Ross Seal...........................................   176       1977/1987       1,700       SE Asia
Seabulk Vermont.....................................   176         1977          1,700       Egypt
Seabulk Kentucky....................................   175         1983          2,400       U.S. Gulf
Seabulk Tennessee...................................   175         1983          2,400       U.S. Gulf
Seabulk Oregon......................................   175         1979          2,250       U.S. Gulf
Seabulk Washington..................................   175         1978          2,250       U.S. Gulf
Seabulk Maryland(5).................................   165         1980          1,860       U.S. Gulf
Seabulk Virginia(5).................................   165         1979          1,860       U.S. Gulf


------------------------------------

(1) Certain names reflect name changes currently in process.

(2) Vessel expected to be put into service during second quarter of 1997. Vessel data reflect upgrading, refurbishment, and lengthening. See "-- Current Acquisitions."

(3) Vessel included in Current Acquisitions. See "-- Current Acquisitions."

(4) Anchor handling tug/supply vessel.

(5) The Company is bareboat charterer and operator with an option to purchase the vessel at the end of the bareboat charter for a nominal amount.

(6) These offshore supply boats are currently chartered to a joint venture in which the Company has a 49% interest and are operated by the joint venture in Southeast Asia. The Company receives bareboat charter hire, which is at a rate that is approximately equivalent to the capital costs of the vessels, and has the right to receive a 49% share of net income from the venture. The joint venture has the right to purchase each vessel for $300,000 upon expiration of the charters in August 1998.

     Crew Boats. The following table sets forth certain information concerning the 37 crew and two utility boats currently owned or operated by the Company and the five crew boats included in the Current Acquisitions.

                                                              LENGTH    YEAR BUILT/
                       CREW BOAT NAME                         (FEET)      REBUILT      HORSEPOWER
Seabulk St. Frances(1)......................................   152         1996          4,400
Seabulk St. Charles(1)(2)...................................   152         1993          3,820
Seabulk Winn................................................   135         1991          3,056
Seabulk Galveston...........................................   135         1990          3,056
Seabulk Bossier.............................................   135         1990          3,056
Sea Robin III...............................................   135         1978          2,250
Jopeye(3)...................................................   135         1995          3,300
Anna P(3)...................................................   135         1993          3,056
Capt. Evan(3)...............................................   135         1991          3,056
Capt. Rami(3)...............................................   135         1991          3,056
Rig Runner(3)...............................................   135         1991          3,056
Seabulk LaFourche...........................................   130         1991          2,040
Seabulk Houston.............................................   125         1985          2,600
Seabulk Lafayette...........................................   125         1985          2,040
Seabulk Starr...............................................   120         1984          2,040
ThunderU.S.A................................................   120         1984          2,040
Seabulk Lamar...............................................   120         1980          2,040
Seabulk Liberty.............................................   110         1985          2,040
Thunderplanet...............................................   110         1982          2,040
Seabulk Mobile..............................................   110         1982          2,040
Seabulk Evangeline..........................................   110         1981          2,040
Thunderwar..................................................   110         1981          2,040
Seabulk Madison(1)..........................................   110         1980          2,040
Seabulk Bay(1)..............................................   110         1980          2,040
Seabulk Beauregard..........................................   110         1980          2,040
Seabulk Jackson(1)..........................................   110         1980          2,100
David Jr.(4)................................................   110         1980          2,820
Seabulk Jasper(4)...........................................   110         1980          2,820
Seabulk Nassau..............................................   110         1979          2,040
Seabulk Aransas.............................................   110         1978          2,100
Ralph Thompson(4)...........................................   110         1978          2,820
Seabulk Albany(4)...........................................   110         1978          2,820
Seabulk Austin(5)...........................................   110         1978          1,080
Seabulk Baldwin(4)..........................................   110         1976          2,400
Seabulk Claiborne(4)........................................   110         1975          2,400
Seabulk Baton Rouge(4)(5)...................................   100         1981            910
Thundereagle................................................   100       1977/1995       1,530
Seabulk Cameron.............................................   100       1976/1995       1,530
Thundercat..................................................   100       1976/1995       1,530
Seabulk Sabine..............................................   100       1976/1995       1,530
Seabulk Orleans.............................................   100         1981          1,530
Seabulk Iberia..............................................   100         1981          1,530
Rig Runner(4)...............................................    90         1974          1,650
Seabulk Maverick............................................    85         1976          1,200

------------------------------------

(1) Reflects name change currently in process.

(2) The Company is bareboat charterer and operator with an option to purchase the Seabulk St. Charles, formerly the Royal Runner, at the end of the bareboat charter in 2002 for $400,000.

(3) Vessel included in Current Acquisitions. See "-- Current Acquisitions."

(4) The Company is bareboat charterer and operator with an option to purchase the vessel at the end of the bareboat charter for a nominal amount.

(5) Utility vessel.

     Offshore and Harbor Towing. The tugs currently owned or operated by the Company serve Port Everglades and Port Canaveral, Florida and Mobile, Alabama, where they primarily assist product carriers, barges, other cargo vessels, and cruise ships in docking and undocking and in proceeding in confined waters. The Company recently entered into one-year bareboat charters of two newly constructed 4,000-hp tugs equipped with omni-directional propulsion units and having some of the capabilities of tractor tugs. These tugs are serving as harbor tugs in Mobile, enabling two of the Company's harbor tugs to be utilized in offshore towing activities. As a result, the Company now operates three tugs with offshore towing capabilities that conduct a variety of offshore towing services in the U.S. Gulf and the Atlantic Ocean.

     Port Everglades. Port Everglades has the second largest petroleum non-refining storage and distribution center in the United States, providing substantially all of the petroleum products for South Florida. Since 1958, when the Company's tug operations were established, the Company has enjoyed a franchise as the sole provider of docking services in the port. That franchise specifies, among other things, that three tugs serving the port be less than 90 feet in length, because of the narrowness of slips in the port, and that tugs have firefighting capability. The franchise is not exclusive and another operator could be granted an additional franchise. Although a significantly larger potential competitor sought a franchise in 1992, the Company won unanimous endorsement from the Port Authority to continue its sole-franchise relationship with the port when that competitor failed to make the requisite showing of public need and necessity. The current franchise expires in 2001, and there can be no assurance that it will be renewed.

     In 1995, the Company took delivery of a new 5,100-hp tractor tug, the Broward, which has been operating in Port Everglades. The Company operates the Broward, built at a cost of $6.4 million by a third-party shipyard, pursuant to a long-term operating lease. Company personnel, working in conjunction with consulting marine engineers and architects, prepared the conceptual design, including the tug's distinctive hull form, prepared detailed specifications, and supervised the construction of the tug.

     Tractor tugs have forward-mounted, omni-directional propulsion units, giving them a high degree of maneuverability and control over the operation of an escorted oil tanker or other vessel, and are generally considered superior for tanker escort service. The Broward has twin 2,550-hp diesel engines and twin propeller nozzles capable of turning 360 degrees. Although all of the Company's harbor tugs are equipped for firefighting and their crews trained to respond to fires and oil-spill emergencies, the Broward has significantly enhanced firefighting capabilities, with two large water cannons capable of producing 6,000 gallons per minute for spraying water or foam. Although a number of tractor tugs are in operation around the world, there are no others in commercial service in the southeastern United States. The Broward is also used to provide tanker escort services and specialized offshore energy support services.

     Port Canaveral. The Company expanded its services in the early 1960s to Port Canaveral, Florida where, like Port Everglades, it also has the sole franchise from the port authority to provide harbor docking services. Port Canaveral is the smallest of the Company's harbor tug operations, providing docking and undocking services for commercial cargo vessels serving central Florida and for cruise ships visiting the Disney World/Kennedy Space Center attractions. The Company's franchise is a month-to-month arrangement and, although there can be no assurance that the Company will be able to retain its franchise in Port Canaveral, there has been no challenge to the franchise since 1984.

     Mobile. In 1988, the Company purchased a division of a towing company operating in the port of Mobile, Alabama. The port provides docking and undocking services primarily for commercial cargo vessels, including vessels transporting coal and other bulk exports. At the time, that division operated three harbor tugs in Mobile. The Company added additional equipment and believes it significantly upgraded the quality and performance of the tug service, thus enabling the Company to increase its market share to approximately 50% of the harbor tug business in that port since commencing operations.

     The following table sets forth certain information with respect to the 11 tugs owned or operated by the Company, the two tugs chartered by the Company, and the three tugs included in the Current Acquisitions.

                                                   LENGTH    YEAR BUILT/
            VESSEL NAME               HORSEPOWER   (FEET)      REBUILT            PORT
Broward(1)..........................    5,100       100          1995        Port Everglades
Vigilant(1)(2)......................    4,600       120       1981/1994      Offshore
Ft. Lauderdale......................    4,200        90       1971/1996      Port Everglades
Hollywood...........................    4,200       106          1985        Offshore
Mobile Power........................    4,100        98       1957/1986      Mobile
Z-One(3)............................    4,000        94          1996        Mobile
Z-Two(3)............................    4,000        94          1996        Mobile
Delaware(2).........................    4,000       107       1952/1990      Mobile
Mary Dee Sanders(2).................    3,600       105       1941/1984      Port Canaveral
Mobile Pride(1).....................    3,300       107       1969/1989      Offshore
Paragon(1)..........................    3,300       105     1978/1989/1996   Offshore
Mobile Persistence(4)...............    3,000        98       1940/1975      Port Canaveral
Brevard.............................    2,400        88     1945/1986/1996   Port Canaveral
Captain Brinn.......................    2,145        88       1960/1986      Port Canaveral
Everglades..........................    2,145        88       1956/1984      Port Everglades
Manatee.............................    2,145        88       1959/1982      Port Everglades

------------------------------------

(1) Equipped for offshore towing.

(2) Vessel included in Current Acquisitions. See "-- Current Acquisitions."

(3) Vessel operated under a one-year bareboat charter.

(4) Expected to be retired in the second quarter of 1997.

     Ship-Docking Modules. The Company is considering contracting for the construction of two SDMs for delivery in late 1997 or early 1998. SDMs are innovative ship-docking vessels that are designed to be more maneuverable, efficient, and flexible than harbor tugs. In addition, they are expected to have lower operating costs than harbor tugs because they require fewer crew members. Company personnel, working in conjunction with consulting marine engineers and architects, prepared the conceptual design and detailed specifications for the SDMs. The Company has filed a patent application on the design. It is currently anticipated that one SDM will operate in Port Everglades and one in Mobile and that their deployment will make one or two of the bareboat chartered tugs available for alternative service or redelivery to their owner.

  MARINE TRANSPORTATION SERVICES

     Chemical Transportation.

     The Company's chemical carriers are the 298,000-barrel, 39,300 dwt Seabulk Magnachem, the 297,000-barrel, 46,300 dwt Seabulk America, the 360,000-barrel, 50,900 dwt HMI Dynachem, the 360,000-barrel, 50,900 dwt HMI Petrochem, and the 260,000-barrel, 37,100 dwt HMI Astrachem, which are primarily engaged in the U.S. domestic chemical parcel trade. The Company operates the Seabulk Magnachem pursuant to a long-term bareboat charter. See "Description of Certain Indebtedness -- Long-Term Charter Obligations -- Title XI Bonds." The Company owns a 67% economic interest, and Stolt Tankers (U.S.A.), Inc. owns the remaining 33% economic interest, in the Seabulk America.

     The Seabulk Magnachem, the Seabulk America, the HMI Dynachem, and the HMI Petrochem have full double bottoms (as distinct from double hulls) and the HMI Astrachem has a partial double bottom. Double bottoms provide increased protection over single hull vessels from a spill in the event of a mishap. The Company's chemical carriers have from 13 to 24 cargo segregations which are configured, strengthened, and coated to handle various sized parcels of a wide variety of industrial chemical and petroleum products giving them the ability to handle a broader range of chemicals than chemical-capable product carriers. Many of the chemicals transported by the Company are hazardous substances. Voyages are currently generally conducted from the Houston and Corpus Christi, Texas, and Lake Charles, Louisiana areas to such ports as New York, Philadelphia, Baltimore, Norfolk, Wilmington, North Carolina, and Charleston, South Carolina. Delivered in 1977, the Seabulk Magnachem is a CATUG(R) ITB, which requires fewer personnel to operate than a conventional carrier of equivalent size and has a higher level of dependability, propulsion efficiency, and performance than an ordinary tug and barge. Delivered in 1990, the Seabulk America is the only vessel in the U.S. domestic trade capable of carrying large cargoes of acid, as a result of its large high-grade alloy stainless steel tanks, and the only such vessel strengthened to carry relatively heavy cargoes such as phosphoric and other acids. The Seabulk America's stainless steel tanks were constructed without internal structure, which greatly reduces cargo residue from transportation and results in less cargo degradation. Stainless steel tanks, unlike epoxy-coated tanks, also do not require periodic sandblasting and recoating. The Seabulk America was one of the first U.S.-flag carriers to be equipped with state-of-the-art integrated navigation, cargo control monitoring, and automated engine room equipment.

     Pursuant to the requirements of OPA 90, the Seabulk America, the HMI Dynachem, the HMI Petrochem, and the Seabulk Magnachem, which were built with full double bottoms but not double sides, cannot be utilized to transport petroleum and petroleum products in U.S. commerce after 2015, 2011, 2011, and 2007, respectively. The HMI Astrachem, which has a partial double bottom, cannot be so utilized after 2000. See "-- Environmental and Other Regulation -- Clean Water Regulations." They may, however, be permitted to continue to carry certain chemicals in U.S. commerce and may be redocumented in another country and transport chemicals in non-U.S. trades. Although it has no current plans to do so, the ITB design of the Seabulk Magnachem would allow the Company to replace only the cargo-carrying portion of the vessel with a double-hull barge, which the Company anticipates would be substantially less expensive than constructing an entirely new double-hull conventional tank vessel.

     The Company markets the five chemical carriers through its wholly owned subsidiary OSTC. The total capacity of the five carriers represents approximately 44% of the capacity of the domestic specialty chemical carrier fleet, and four of the chemical carriers are among the last independently owned carriers scheduled to be retired under OPA 90. See "-- The Industry -- Marine Transportation Services -- Chemical Transportation."

     OSTC books cargoes either on a spot (movement-by-movement) or time basis. Approximately 75% of contracts for cargo are committed on a 12- to 18-month basis, with minimum and maximum cargo tonnages specified over the period at fixed rates per ton. The HMI Dynachem and HMI Astrachem are currently chartered to major oil companies under charters that expire in August 1997 and November 1997, respectively. Upon the expiration of these charters, the Company intends to enter into new contracts of affreightment or time charters to market those vessels. OSTC is often able to generate additional revenues by chartering cargo space on competitors' vessels and by expanding the carriers' backhaul (return voyage) opportunities.

     Petroleum Product Transportation.

     Seabulk Challenger. The 320,000-barrel, 39,300 dwt CATUG(R) ITB Seabulk Challenger is engaged in the transportation of fuel and other petroleum products from Shell's refineries in Texas and Louisiana to tank farms and industrial sites primarily in Port Everglades, Tampa, and Jacksonville, Florida. Delivered in 1975, the Seabulk Challenger has six cargo segregations and was the first CATUG(R) ITB constructed in the world. Like the Seabulk Magnachem, it enjoys certain manning and other advantages over conventional tank vessels. In 1989 and 1991, the vessel had extensive steel renewals and tank recoatings. In addition, in 1991 the vessel was outfitted with an inert-gas system at the expense of the charterer.

     The Seabulk Challenger has been under continuous contract to Shell since its delivery in 1975 and to date has performed over 600 voyages for Shell. In January 1990, Shell renewed the charter for a ten-year period ending in January 2000. Under the charter, the Company is responsible for operating costs such as crew, maintenance, and insurance, and Shell pays for voyage costs such as fuel and port charges. The charter hire rate is adjusted annually for inflation. The charter may be canceled by Shell in January 1998 and January 1999 upon payment of a percentage of the charter hire due over the remaining term of the charter. Shell has in the past repeatedly renewed its charter of the Seabulk Challenger, and continues to fully utilize the vessel. Because the termination penalties are substantial, and Shell has provided significant capital enhancement to the vessel, the Company believes that Shell will continue to charter the vessel until January 2000, although there can be no assurance that it will do so. In the fourth quarter of 1996, the charter rate was renegotiated and reduced by approximately 6% to reflect the lower current market rate.

     The Seabulk Challenger, like the Company's chemical carriers and single-hull barges, cannot be operated in U.S. waters after its January 2003 phase-out date under OPA 90. As with the Seabulk Magnachem, the Company could, but has no current plans to, replace the barge portion of the Seabulk Challenger with a double-hull barge, which the Company anticipates would be substantially less expensive than constructing an entirely new double-hull conventional tank vessel.

     Sun State. In September 1994, the Company acquired the marine assets of Sun State Marine, Inc. ("Sun State"), which then owned and operated an energy transportation fleet of ten towboats and eight fuel barges (one small barge was acquired in April 1995 and four small barges were acquired in December 1995), all of which are engaged in fuel transportation along the Atlantic intracoastal waterway and in the St. Johns River in Florida. Sun State has been in operation for over 50 years, and the Company continues to operate it as a wholly-owned subsidiary.

     A majority of Sun State's revenue for the year ended December 31, 1995 and the nine months ended September 30, 1996 was derived from a fuel transportation contract with FPL. The remainder of its revenue was derived from a fuel transportation contract with another customer and its marine maintenance, repair, and drydocking facility. See "-- Other Services." Under its contract with FPL, which has a term extending to September 1998, Sun State has agreed to transport fuel oil from Port Canaveral and Jacksonville to certain FPL electric power generating facilities at specified rates (a combination of per diem and variable rates based upon barrels transported) with an escalation provision. The FPL contract has a specified guaranteed minimum utilization provision.

     The Sun State towboats are as follows:

                                                                     LENGTH   YEAR BUILT/
                     VESSEL NAME                       HORSEPOWER    (FEET)     REBUILT
Sun River City.......................................     1,000        72        1994
Sun Commander........................................     1,000        70      1968/1990
Sun Chief............................................     1,000        72      1971/1990
Sun Merchant.........................................     1,000        65      1966/1994
Sun Trader...........................................       850        56      1972/1980
Sun St. Johns........................................       850        58      1961/1990
Sun Explorer.........................................       800        57        1980
Sun Gypsy............................................       800        53      1976/1992
Sun Rebel............................................       800        60      1957/1991
Sun Venture..........................................       800        66      1956/1986

     The Sun State barges are as follows:

                                                           BARGE      LENGTH   YEAR BUILT/
                     VESSEL NAME                         CAPACITY     (FEET)     REBUILT
Sun State No. 1.......................................  25,684 bbls    290      1952/1994
Sun State No. 2.......................................  25,684 bbls    290      1952/1979
Sun State No. 3.......................................  25,974 bbls    290      1962/1986
Sun State No. 4.......................................  25,974 bbls    290      1962/1984
Sun State No. 6.......................................  21,408 bbls    264      1950/1982
Sun State No. 7.......................................  20,700 bbls    264      1967/1990
Sun State No. 8.......................................  23,000 bbls    272        1970
Sun State No. 9.......................................  23,000 bbls    272        1970
Sun State 501.........................................   4,880 bbls    126        1966
Sun State 701.........................................   7,000 bbls    175        1942
Sun State 901.........................................   9,000 bbls    177        1948
Sun State 902.........................................   9,500 bbls    195        1947
Sun State 1101........................................  11,000 bbls    200        1963

     OPA 90 requires all single-hull barges, including the Sun State barges, to discontinue transporting fuel and other petroleum products in 2015.

     The Company is considering the construction of five double-hull barges at an estimated aggregate cost of approximately $9.0 million. The decision to proceed with the construction of these barges will be based upon successful completion of negotiations of long-term contracts with a customer concerning use of these vessels. These negotiations are in a preliminary stage and there can be no assurance that the construction of these barges will be undertaken.

     New Product Carriers. The Company has a 2.4% equity interest in five 45,300 dwt double-hull petroleum product carriers currently under construction by Newport News Shipbuilding and Drydock Co. for delivery during 1998. The aggregate cost of the five carriers is estimated to be $255.0 million, of which approximately $40.0 million will constitute equity investment and $215.0 million will be financed with the proceeds of government-guaranteed Title XI ship financing bonds issued in March 1996. In addition to the Company's interest, 25% of the equity interest in the vessels is held by Van Ommeren International BV and 49.3% and 23.4%, respectively, by two other investors. Subject to the condition that the current owner of the 49.3% interest has not previously sold such interest to a third party, the Company has an option, exercisable through 2002, to purchase the 49.3% interest at a price equal to (i) the investor's equity investment plus a stated annual return, or (ii) if exercised after December 31, 1997, the greater of the fair market value of the interest or the amount set forth in (i). The Company also has an option, exercisable on January 15, 1998, to purchase the additional 23.4% interest at a price equal to the investor's equity investment plus a stated return. Should the Company fail to exercise the latter option, the investor has the option to acquire 1.6% of the ownership interest from the Company for nominal consideration. The total estimated cost of exercising the Company's options is up to $32.0 million (assuming the options are exercised prior to January 1, 1998). The Company currently has no understandings or agreements with respect to the financing that it would require if it were to exercise either or both of these options, and there can be no assurance that such financing will be available.

     The five double-hull product carriers, the operations of which will be managed by the Company, are intended to serve the market currently served by single-hull product carriers whose retirement is mandated by OPA 90. The vessels will operate in the U.S. domestic trade and may be operated pursuant to long- or short-term charters, depending upon market conditions during the period prior to their delivery and thereafter. The Company is serving as the construction supervisor during the construction period. The construction project is currently the subject of litigation. See "-- Legal Proceedings."

  OTHER SERVICES

     As part of the Sun State acquisition, the Company also acquired a small marine maintenance, repair, and drydocking facility in Green Cove Springs, Florida, which is engaged principally in the maintenance of tugs and barges, offshore support vessels, and other small vessels. The lease for the facility, including options, expires in 2000. The towboat Sun River City was constructed in the Green Cove Springs facility, which is capable of drydocking vessels up to 300 feet in length for repair and can make dockside repairs on vessels up to 320 feet in length. Since October 1994, the Green Cove Springs facility has been utilized to overhaul or rebuild a number of the Company's harbor tugs and offshore energy support vessels. The facility (originally a U.S. government naval repair and operations station) has covered steel fabrication facilities, workshops, and office spaces adjacent to a 1,840-foot finger pier and mooring basins, where the facility's three floating drydocks are located. The drydocks are 60, 80, and 108 feet in length, and are capable of lifting 350, 200, and 500 tons, respectively. The 60 and 108 foot drydocks are capable of being joined together for lifting a vessel or barge with a nominal capacity of 1,175 long tons.

  CUSTOMERS AND CHARTER TERMS

     The Company offers its offshore energy support services primarily to oil companies and large drilling companies. Consistent with industry practice, the Company's U.S. Gulf of Mexico operations are conducted primarily in the "term" market pursuant to short-term (less than six months) charters at varying day rates. Generally, such short-term charters can be terminated by either the Company or its customer upon notice of five days or less.

     The Company offers its offshore and harbor towing services to vessel owners and operators and their agents. The Company's rates for harbor towing services are set forth in the Company's published tariffs and are subject to modification by the Company at any time, limited by competitive factors. The Company also grants volume discounts to major users of harbor services. Offshore towing services are priced based upon the service required on an ad hoc basis.

     The primary purchasers of chemical transportation services are chemical and oil companies. The primary purchasers of petroleum product transportation services are utilities, oil companies, and large industrial consumers of fuel with waterfront facilities. Both services are generally contracted for on the basis of short- or long-term time charters, voyage charters, contracts of affreightment, or other transportation agreements tailored to the shipper's requirements. Shell is the Company's largest single customer and the long-term charterer of the Seabulk Challenger. In addition, Chevron is a purchaser of the Company's offshore energy support services and each of Phillips and Amoco currently charters one of the Company's chemical carriers. Shell, Amoco, Phillips and Chevron each accounted for between 5% and 10% of the Company's revenue for the nine months ended September 30, 1996 on a pro forma basis, and Shell and Phillips each accounted for between 5% and 10% of the Company's revenue for the year ended December 31, 1995 on a pro forma basis. The loss of any of these customers could have a material adverse effect on the Company.

COMPETITION

     The Company operates in a highly competitive environment in all its operations. The principal competitive factors in each of the markets in which the Company operates are suitability of equipment, personnel, price, service, and reputation. The Company's vessels that provide chemical and petroleum products transportation services compete with both other vessel operators and, in some areas and markets, with alternative modes of transportation, such as pipelines, rail tank cars, and tank trucks. Moreover, the users of such services are placing increased emphasis on safety, the environment, and quality, partly due to heightened liability for the cargo owner in addition to the vessel owner/operator under OPA 90. See "-- Environmental and Other Regulation -- Clean Water Regulations." With respect to towing services, the Company's vessels compete not only with other providers of tug services, but with the providers of tug services in nearby ports. Many of the companies with which the Company competes have substantially greater financial and other resources than the Company. Additional competitors may enter the Company's markets in the future. Moreover, should U.S. coastwise laws be repealed, foreign-built, foreign-manned, and foreign-owned vessels could be eligible to compete with the Company's vessels. See
"-- Environmental and Other Regulation -- Coastwise Laws."

ENVIRONMENTAL AND OTHER REGULATION

     The Company's operations are subject to significant federal, state, and local regulation, the principal provisions of which are described below.

     Clean Water Regulations. OPA 90 established an extensive regulatory and liability regime for the protection of the environment from oil spills. OPA 90 affects all owners and operators of vessels in United States waters, which include the United States territorial sea and the 200-mile exclusive economic zone of the United States. Although it applies in general to all vessels, for purposes of its liability limits and financial-responsibility and response-planning requirements, OPA 90 differentiates between tank vessels (which include the Company's chemical carriers, product carrier, and fuel barges) and "other vessels" (which include the Company's tugs and offshore energy service vessels).

     Under OPA 90, owners, operators, and certain charterers of vessels are "responsible parties" and are jointly, severally, and strictly liable for containment and cleanup costs and other damages arising from oil spills relating to their vessels, unless the spill results solely from the act or omission of a third party, an act of God, or an act of war. Such "other damages" are defined broadly to include (i) natural resources damages and the costs of assessment thereof; (ii) damages for injury to, or economic losses resulting from the destruction of, real and personal property; (iii) net loss of taxes, royalties, rents, fees, and other lost revenues by the U.S. government, a state, or political subdivision thereof; (iv) lost profits or impairment of earning capacity due to property or natural resources damage; (v) net cost of public services necessitated by a spill response, such as protection from fire or other hazards; and (vi) loss of subsistence use of natural resources.

     For tank vessels, the statutory liability of responsible parties is limited to the greater of $1,200 per gross ton or $10 million ($2 million for a vessel of 3,000 gross tons or less) per vessel; for "other vessels," such liability is limited to the greater of $600 per gross ton or $500,000 per vessel. Such liability limits do not apply, however, to an incident proximately caused by violation of federal safety, construction, or operating regulations or by the responsible party's gross negligence or willful misconduct, or if the responsible party fails to report the incident or to cooperate and assist in connection with oil removal activities. Although the Company currently maintains pollution liability insurance with coverage of $700 million per incident for its tank vessels ($500 million per incident for its fuel barges), a catastrophic spill could result in liability in excess of available insurance coverage, resulting in a material adverse effect on the Company.

     Under OPA 90, with certain limited exceptions, all newly built or converted tankers operating in United States waters must be built with double hulls, and existing single-hull vessels must be phased out at some point, depending upon their size, age and place of discharge, between 1995 and 2015 unless retrofitted with double hulls. As a result of this phase-out requirement, as interpreted by the U.S. Coast Guard, the Company's chemical carriers and its petroleum product carrier will be required to cease transporting petroleum products over the next 19 years, and its fuel barges will cease transporting fuel in 2015. The retirement dates of certain tankers may be extended by reducing their gross registered tonnage and cargo capacity. There can be no assurance that the useful life of any of the Company's vessels will be so extended.

     OPA 90 expanded pre-existing financial responsibility requirements and requires vessel owners and operators to establish and maintain with the United States Coast Guard evidence of insurance or qualification as a self-insurer or other evidence of financial responsibility sufficient to meet their potential liabilities under OPA 90. U.S. Coast Guard regulations require evidence of financial responsibility demonstrated by insurance, surety bond, self-insurance, or guaranty. The regulations also implement the financial responsibility requirements of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), which imposes liability for discharges of hazardous substances such as chemicals, by increasing the amount of financial responsibility from $1,200 to $1,500 per gross ton. The Company has obtained COFRs pursuant to the Coast Guard regulations for its product carrier and for its chemical carriers through self-insurance and commercial insurance and as guarantor for the fuel barges.

     OPA 90 also amended the Federal Water Pollution Control Act to require the owner or operator of a tank vessel to prepare vessel response plans and to contract with oil spill response organizations to remove to the maximum extent practicable a worst-case discharge (loss of all cargo). The Company has complied with both requirements. As is customary, the Company's oil spill response contracts are executory in nature and are not activated unless required. Once activated, the Company's pollution liability insurance covers the cost of spill removal subject to overall coverage limitations and deductibles.

     OPA 90 expressly permits individual states to impose their own liability regimes with respect to oil pollution incidents occurring within their boundaries, and many states have enacted legislation providing for unlimited liability for oil spills. Some states that have enacted such legislation have not yet issued implementing regulations defining tanker owners' responsibilities under the legislation. The Company does not anticipate that such legislation or regulations will have any material impact on its operations.

     The Company manages its exposure to losses from potential discharges of pollutants through the use of well-maintained and well-equipped vessels, safety and environmental programs, and its insurance program, and believes that it will be able to accommodate reasonably foreseeable environmental regulatory changes.

     There can be no assurance, however, that any new regulations or requirements or any discharge of pollutants by the Company will not have an adverse effect on the Company.

     Clean Air Regulations. The federal Clean Air Act of 1970, as amended by the Clean Air Act Amendments of 1990, requires the Environmental Protection Agency to promulgate standards applicable to the emission of volatile organic compounds and other air pollutants. These standards are designed to reduce hydrocarbon emissions released in the atmosphere and are implemented by the states through State Implementation Plans for areas that are not in compliance with those standards. The Company's vessels are subject to vapor control and recovery requirements when loading petroleum cargoes in Louisiana and when loading, unloading, ballasting, cleaning, and conducting other operations in certain ports in Texas. The Company's chemical and petroleum product carriers are equipped with vapor control systems that satisfy the state requirements. The fuel barges are not equipped with, and are not operated in areas that require, such systems.

     Coastwise Laws. Most of the Company's operations are conducted in the U.S. domestic trade, which is governed by the coastwise laws of the United States (principally, the Jones Act). The coastwise laws reserve marine transportation (including harbor tug services) between points in the United States (including drilling rigs fixed to the ocean floor in U.S. territorial waters) to vessels built in and documented under the laws of the United States (U.S. flag) and owned and manned by U.S. citizens. Generally, a corporation is deemed a citizen for these purposes so long as (i) it is organized under the laws of the U.S. or a state thereof, (ii) each of its president or other chief executive officer and the chairman of its board of directors is a citizen, (iii) no more than a minority of the number of its directors necessary to constitute a quorum for the transaction of business are non-citizens, and (iv) 75% of the interest and voting power in the corporation are held by citizens. Because the Company would lose its privilege of operating its vessels in the U.S. domestic trade if non-citizens were to own or control in excess of 25% of the Company's outstanding capital stock, the Company's Articles of Incorporation contain restrictions concerning foreign ownership of its stock. See "Description of Capital Stock -- Foreign Ownership Restrictions." A coalition of shipper interests opposed to the Jones Act announced in the summer of 1995 its intention to seek changes to the Jones Act. Although the Company believes that it is unlikely that the Jones Act will be substantially modified or repealed, there can be no assurance that Congress will not substantially modify the Jones Act or repeal it. Such changes could have a material adverse effect on the Company's operations and financial condition.

     Occupational Health Regulations. The Company's vessel operations are subject to occupational safety and health regulations issued by the Coast Guard. Such regulations currently require the Company to perform extensive monitoring, medical testing, and record keeping with respect to seamen engaged in the handling of the various cargoes transported by the Company's chemical and petroleum products carriers.

     Vessel Condition. The Company's chemical and petroleum products carriers, offshore energy support vessels, seven of its tugs, and the fuel barges are subject to periodic inspection and survey by, and drydocking and maintenance requirements of, the Coast Guard and/or the American Bureau of Shipping, a marine classification society whose periodic certification as to the construction and maintenance of certain vessels is required in order to maintain insurance coverage. All of the Company's vessels requiring certification to maintain insurance coverage are certified.

     Oil Tanker Escort Requirements. Implementation of oil tanker escort requirements of OPA 90 and pending state legislation are expected to introduce certain performance or engineering standards on tugs to be employed as tanker escorts. The Company believes its tractor tug will be able to comply with any existing or currently anticipated requirements for escort tugs. Adoption of such new standards could require modification or refitting of the tugs currently operated by the Company to the extent such tugs are employed as tanker escorts. The Company does not anticipate OPA 90 or state requirements to require modification of tugs, such as the Company's, involved in harbor tug operations.

     The Company believes that it is currently in compliance in all material respects with the environmental and other laws and regulations, including OSHA shipyard requirements, to which its operations are subject and is unaware of any pending or threatened litigation or other judicial, administrative, or arbitral proceedings against it occasioned by any alleged non-compliance with such laws or regulations. The risks of substantial costs, liabilities, and penalties are, however, inherent in marine operations, and there can be no assurance that significant costs, liabilities, or penalties will not be incurred by or imposed on the Company in the future.

INSURANCE

     The Company's marine transportation services operations are subject to the normal hazards associated with operating vessels carrying large volumes of cargo or rendering services in a marine environment. These hazards include the risk of loss of or damage to the Company's vessels, damage to third parties as a result of collision, loss, or contamination of cargo, personal injury of employees, pollution, and other environmental damages. The Company maintains insurance coverage against these hazards. Risk of loss of or damage to the Company's vessels is insured through hull insurance policies in amounts that approximate fair market value. Vessel operating liabilities, such as collision, cargo, environmental, and personal injury, are insured primarily through the Company's participation in the Steamship Mutual Underwriting Association (Bermuda Limited), a mutual insurance association under which the coverage against such hazards is currently unlimited for each incident except in the case of pollution, which is limited to $700 million (the maximum amount available) for each incident involving the Company's chemical and petroleum products carriers and $500 million with respect to its other vessels. Because it maintains mutual insurance, the Company is subject to funding requirements and coverage shortfalls in the event claims exceed available funds and reinsurance and to premium increases based on prior loss experience.

LEGAL PROCEEDINGS

     The Company is party to two legal proceedings involving its chemical carrier Seabulk America, one involving the Company's continued ability to operate the vessel in the U.S. domestic trade, the other involving the cost of completing the vessel.

     The Seabulk America was completed in 1990 by combining the stern portion of the wrecked oil tanker Fuji with the forebody of the chemical barge portion of the former integrated tug/barge Oxy Producer/Oxy 4102. The Company purchased the stern portion of the Fuji in 1985 after the tanker had broken apart following an explosion at sea, and had previously purchased the barge portion of the Oxy Producer/Oxy 4102 after the tug portion separated from the barge and was lost at sea. At the time of their respective acquisitions by the Company, neither vessel was qualified to operate in the U.S. domestic trade. The Fuji was not qualified because it was built in Japan and the U.S. coastwise laws generally exclude foreign-built vessels from the U.S. domestic trade. The barge was not qualified because (i) the Oxy Producer/Oxy 4102, although built in the United States, was built with the assistance of federal subsidy, (ii) the barge was purchased by the Company with certain tax-deferred funds, and (iii) the provisions of the Merchant Marine Act, 1936, as amended, authorizing the subsidy and tax-deferral programs involved exclude vessels that have been the subject of the programs from operating in the U.S. domestic trade.

     An exception to the coastwise laws' exclusion of foreign-built vessels from the U.S. domestic trade is the Wrecked Vessel Act, which provides that a foreign-built vessel wrecked on the coast of the United States may become qualified for the U.S. domestic trade if it is repaired in the United States at a cost of at least three times its appraised salvaged value. In a series of rulings between 1985 and 1987, the Coast Guard, which administers the Wrecked Vessel Act, determined that the Fuji would qualify for domestic operation under the Act if it were repaired in the United States, by combining it with the barge portion of the Oxy Producer/Oxy 4102, at a cost of at least $11.5 million. Also in 1987, the Maritime Administration, which administers the Merchant Marine Act, determined that once the barge was incorporated into the rebuilt Fuji, the barge would have lost its character as a vessel and the domestic-trading restrictions applicable to vessels built with subsidy assistance and purchased with tax-deferred funds would no longer be operative. In 1990, following the Company's completion of the repair project, the Coast Guard determined that the value of the repairs exceeded $20.0 million and that the repaired vessel was the rebuilt Fuji, renamed Seabulk America, eligible to operate in the U.S. domestic trade.

     In Keystone Shipping Co. v. United States, pending in the U.S. District Court for the District of Columbia (Civil Action No. 90-2762), the plaintiffs, competitors of the Company, in 1990 asked the court to invalidate the foregoing Coast Guard and Maritime Administration determinations that the Seabulk America is qualified to operate in the U.S. domestic trade. The Company, as the sole beneficiary of those determinations, has intervened as a defendant in the suit. In September 1992, the court upheld certain aspects of the Coast Guard determinations, concluded that the agencies had provided insufficient explanation to enable the court to determine the validity of the Maritime Administration determinations and the remaining aspects of the Coast Guard determinations, and remanded the matter to each agency for further explanation of its respective determinations. Those explanations were provided by August 1994, and the plaintiffs have to date not renewed their requests for an order declaring the agency determinations unlawful. Should plaintiffs renew such requests and obtain such an order, the Seabulk America would be limited to operations in the foreign trades, where, although it would be less competitive than in the U.S. domestic trade, it would be eligible to receive operating-differential subsidy under a currently inactive subsidy contract held by the Company. The Company believes that plaintiffs' suit was without merit and, should it be renewed, intends to continue vigorously to support the government's defense of the agency determinations.

     In Norfolk Shipbuilding and Dry Dock Corporation v. Seabulk Transmarine Partnership, Ltd., pending in the U.S. District Court for the Eastern District of Louisiana (Civil Action No. 93-1312), one of the shipyards that contracted to complete the Seabulk America for the Company is seeking to recover from the Company approximately $6.1 million for alleged additions and changes to the contract work and costs of alleged delay and disruption, in addition to $2.4 million of the $5.9 million contract price that the Company has withheld. In addition, the shipyard is seeking legal fees and expenses and $10.0 million of punitive damages. The Company has asserted counterclaims aggregating $5.6 million for contract deletions, unfinished and defective work, and liquidated damages for late delivery. In 1993, when this suit was filed, the Company was required to obtain a $5.6 million letter of credit in order to furnish a bond to obtain the release of the Seabulk America, which had been arrested pursuant to customary procedures in litigation involving vessels. The suit, which involves numerous complex factual issues, is currently in the pre-trial discovery stage. While the Company believes that the plaintiff's claims are without merit and that its counterclaims are meritorious, there can be no assurance that the ultimate resolution of the suit will not require some payment by the Company in addition to the $3.6 million previously paid.

     The Company is also a defendant in a suit relating to certain of its offshore supply boats pending in the Circuit Court of the 17th Judicial Circuit of Florida, U.S. Offshore, Inc. v. Seabulk Offshore, Ltd. (No. 93-32963(09)). The suit involves a claim by a former limited partner in the partnership that owns eight of the supply boats seeking an unspecified amount of damages for alleged breach of a contract by which the Company agreed to pay the plaintiff 5% of the revenues (not to exceed $1.3 million) earned from the operation of the boats during the 40 months ended March 31, 1994. The Company has paid the plaintiff approximately $769,000 pursuant to the contract and believes that the claim for any additional amount is without merit.


     Affiliates of the Company have intervened in two parallel legal actions brought by Kirby Corporation ("Kirby"), an operator of vessels with which the five new product carriers in which the Company has an interest will compete, seeking to have the construction project stopped. Kirby's actions allege that the U.S. Maritime Administration acted unlawfully in guaranteeing, pursuant to Title XI of the Merchant Marine Act, 1936, as amended ("Title XI"), the $215 million of ship financing bonds issued to finance the project, specifically asserting that the Maritime Administration erroneously determined that the project is economically sound and that the entities that will own the vessels are U.S. citizens qualified to operate the vessels in the coastwise trade. The Company believes the actions are without merit, has supported the U.S. Department of Justice in obtaining dismissal of one of the actions, is continuing to support the Department in defending against Kirby's appeal from that dismissal and in seeking dismissal of the remaining action. Both actions are currently pending in the United States Court of Appeals for the Fifth Circuit, as Kirby Corporation v. United States (No. 96-60154) and Kirby Corporation v. Pena (No. 96-20582).

     From time to time the Company is also party to litigation arising in the ordinary course of its business, most of which is covered by insurance.

PROPERTIES

     The Company's principal offices are located in Fort Lauderdale, Florida, where the Company leases approximately 36,000 square feet of office and shop space under a lease that expires in 2009. In addition, the Company leases facilities in Houston, Texas, Lafayette and Amelia, Louisiana, Mobile, Alabama, and Port Canaveral and Green Cove Springs, Florida, to support its operations.

EMPLOYEES

     As of December 15, 1996, the Company had approximately 953 employees. Management considers relations with employees to be satisfactory. The Seabulk America, Seabulk Challenger, and Seabulk Magnachem are manned by approximately 108 officers and crew who are subject to collective bargaining arrangements. In addition, the HMI Dynachem, HMI Petrochem, and HMI Astrachem are manned by approximately 90 members of national maritime labor unions pursuant to an agreement between the Company and a third party employer.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are:

          NAME             AGE                       CURRENT POSITIONS
J. Erik Hvide(1)(2)......  48     Chairman of the Board, President, Chief Executive
                                  Officer, and Director
John H. Blankley(1)(2)...  49     Executive Vice President, Chief Financial Officer, and
                                  Director
Donald L. Caldera........  61     Executive Vice President -- Development and Director
Eugene F. Sweeney(1).....  54     Executive Vice President -- Operations and Director
Andrew W. Brauninger.....  50     Vice President -- Offshore Division and
                                  President -- Seabulk Offshore, Ltd.
Leo T. Carey.............  44     Vice President -- Ship Management
Gene Douglas.............  49     Vice President -- Legal & General Counsel and Secretary
William R. Ludt..........  49     Vice President -- Inland Services Division and
                                  President -- Sun State Marine Services, Inc.
John J. O'Connell, Jr....  53     Vice President -- Corporate Communications
Robert A. Santos.........  64     Vice President -- Offshore and Harbor Towing Operations
Christopher D. Strong....  38     Treasurer
Robert B. Calhoun,
  Jr.(2)(4)..............  54     Director
Gerald Farmer(3)(4)......  51     Director
Jean Fitzgerald(1)(3)....  70     Director
John Lee(3)..............  60     Director
Walter C. Mink(4)........  70     Director
Robert Rice(4)...........  74     Director
Raymond B. Vickers(3)....  47     Director

------------------------------------

(1) Member of the Executive Committee.

(2) Member of the Special Acquisitions Committee.

(3) Member of the Compensation Committee.

(4) Member of the Audit Committee.

     MR. HVIDE has been the Company's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. He has been a director of the Company since 1973. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of the Company. From January 1991 to September 1994, he was also Vice Chairman. He has been employed by the Company in various capacities since 1970 and became Vice President in 1973. He is also a director of the American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping and a past appointee to the U.S. Coast Guard's Towing Safety Advisory Committee. Mr. Hvide is the son of Hans J. Hvide, the founder of the Company.

     MR. BLANKLEY has been a director of the Company since September 1991 and has been Executive Vice President -- Chief Financial Officer since September 1995. He previously served as a director and Chief Financial Officer of Harris Chemical Group Inc., a chemical manufacturing company, from April 1993 to August 1994. Mr. Blankley is the owner of Seafirst Capital, a ship finance consulting business he founded in 1994. He served as Executive Vice President -- Finance and Chief Financial Officer of Stolt-Nielsen, Inc., a publicly traded international operator of specialty chemical tankers, from 1985 to 1991. From 1983 until 1985, Mr. Blankley was a director, Senior Vice President, and Chief Financial Officer of BP North America Inc. Mr. Blankley is also a director of MC Shipping, a publicly traded operator of container feeder vessels.

     MR. CALDERA has been Executive Vice President -- Development of the Company since September 1993. Mr. Caldera became a director of the Company in April 1994. From November 1990 to January 1992, he was Chief Executive Officer of Global Sovcruise Lines, a joint Swiss-Soviet shipping venture. Between 1985 and June 1990, he was Chairman and Chief Executive of Norex-America, Inc. (formerly Bermuda Star Lines, Inc.), a publicly traded cruise ship line. Between 1980 and 1985, Mr. Caldera served as Senior Vice President -- Marketing and Sales of Midland Enterprises, Inc., a diversified inland waterways company. From 1976 to 1980, he was Executive Vice President and Chief Operating Officer of Interocean Management Corporation, a firm managing foreign-flag and U.S.-flag tankers.

     MR. SWEENEY has been Executive Vice President -- Operations of the Company since September 1994 and a director since 1984. He was Senior Vice
President -- Operations of the Company from 1991 to September 1994. He joined the Company in 1981 as Vice President -- Ship Management. Prior to joining the Company, Mr. Sweeney was employed for 17 years by Texaco, Inc., where he served in sea-going and shore management positions, including operations manager of Texaco's U.S. tanker fleet. Mr. Sweeney is past President of the Chemical Carriers Association, a member of the Society of Naval Architects and Marine Engineers and served as a member of a National Academy of Sciences Committee to study marine navigation and pilotage.

     MR. BRAUNINGER has been Vice President -- Offshore Division since March 1990 and the President of Seabulk Offshore, Ltd., the Company's offshore energy support services subsidiary, since September 1994. He was Vice President of Offshore Operations from May 1990 to September 1994 and Vice President -- Development from 1989 to 1990. From 1987 to 1989, Mr. Brauninger was President of OMI Offshore Services, Inc., an operator of offshore service vessels. Previously, he was employed by Sabine Towing and Transportation Company, where he held a variety of posts including Vice President -- Harbor Division.

     MR. CAREY has been Vice President -- Ship Management since November 1996. He previously served as Director of Operations for the Company's fleet of chemical and petroleum product carriers. He joined the Company in 1981 as Superintendent Engineer. Prior to that, he served with El Paso Marine Co. as a deck officer and maintenance manager.

     MR. DOUGLAS has been Vice President -- Legal, General Counsel and Secretary of the Company since 1975. He was an attorney with the Fort Lauderdale, Florida law firm of Spear and Deuschle, P.A. prior to joining the Company. He has been admitted to the Florida Bar since 1972 and is admitted to practice before various federal courts. He is also a member of the American Bar Association, the Maritime Law Association of the United States, and other professional organizations.

     MR. LUDT has been Vice President -- Inland Services Division since January 1995 and the President of Sun State Marine Services, Inc., the Company's energy tug and barge subsidiary, since September 1994. He was director -- Fleet Operations of the Company from 1982 to September 1994. Since joining the Company in 1979, he has also served as Fleet Manager and Port Engineer. He served as the President of the Chemical Carriers Association from 1989 to 1990 and as Vice President of that association from 1990 to 1992. Mr. Ludt has also served on various working groups within the U.S. Coast Guard's Chemical Transportation Advisory Committee concerning issues such as vapor control and marine occupational safety and health. Mr. Ludt holds a dual license as a Third Mate and Third Assistant Engineer, Steam and Motor Vessels.

     MR. O'CONNELL has been Vice President -- Corporate Communications since August 1996, when he joined the Company. From September 1995 to August 1996 he was an independent consultant. Previously, he served in a variety of management positions with W.R. Grace & Co. for 20 years, most recently as Director of Public Affairs. Mr. O'Connell was a member of the President's Private Sector on Cost Control in the Federal Government from 1982 to 1984.

     MR. SANTOS has been Vice President -- Towing Operations of the Company since 1983. Mr. Santos joined the Company as its towing operations manager in 1962. He has served as a Commissioner of Florida's Board of Pilot Commissioners, Chairman of the Escort Vessel Subcommittee of the American Waterways Operators and as a member of various marine-related trade associations and boards.

     MR. STRONG has been Treasurer of the Company since November 1996 and Director of Finance since joining the Company in December 1994. From January 1990 to December 1994, he was Treasurer of the Port Everglades Authority. From 1986 to 1989, he served in several management positions with Kislak Mortgage Corporation and Kislak National Bank including Vice President -- Finance and Investment Officer. Mr. Strong previously served as an officer in the U.S. Navy.


     MR. CALHOUN has been a director of the Company since September 1994. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm. Mr. Calhoun serves as a director of Avondale Mills, Inc., a textile company, and Interstate Bakeries Corporation, a national distributor of baked goods, and Sterling Chemicals Holdings, Inc., a chemical producer. He also serves as a director of several privately held companies.


     MR. FARMER has served as a director of the Company since 1975. He was Executive Vice President -- Chief Financial Officer and Treasurer of the Company from September 1994 until September 1, 1995. In May 1995, Mr. Farmer, for reasons unrelated to the Company or his responsibilities, retired effective as of September 1, 1995 as Chief Financial Officer and Treasurer. He continued as an Executive Vice President of the Company through December 15, 1995. He was Senior Vice President -- Finance and Administration from January 1991 to September 1994, having joined the Company in 1973 as Vice President -- Finance.

     MR. FITZGERALD has been a director of the Company since March 1994. Since 1992, he has served as the Chairman of Florida Alliance, Inc., a consortium of maritime interests. From 1990 to 1992, he was Executive Vice President of NDE Testing & Equipment, Inc., a nationwide storage-tank testing company. From 1988 to 1990, he was with Frederic R. Harris, Inc., an international consulting engineering firm. Mr. Fitzgerald was a co-founder and the President of American Tank Testing Service, Inc., a firm that was subsequently acquired by NDE Environmental Corporation, from 1986 to 1987. In 1982 and 1983, he served as the Company's Vice President for Governmental Affairs. His other business experience includes service as President of Tracor Marine, Inc. from 1976 to 1979 and Director of Engineering of Tracor's Systems Technology Division from 1974 to 1976. Mr. Fitzgerald retired from the U.S. Navy in 1974 in the rank of Captain. During his naval career he commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He is a past Commissioner and Chairman of the Port Everglades Authority.

     MR. LEE has been a director of the Company since September 1994 and is Chairman and Chief Executive Officer of Hexcel Corporation, an advanced materials manufacturer. Mr. Lee joined the Board of Hexcel Corporation in May of 1993 as an outside independent director. In August 1993, Mr. Lee was asked to become the Chairman and Co-Chief Executive Officer of Hexcel Corporation, which was experiencing financial difficulties, in order to effect a consensual reorganization. In December 1993, having concluded that a consensual reorganization could not be accomplished, Hexcel Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code and appointed Mr. Lee sole Chief Executive Officer to effect a Plan of Reorganization. The reorganization was completed in February 1995 and Hexcel emerged from Chapter
11. Mr. Lee has been a Director of Aviva Petroleum, Inc. since August 1993, and has been Chairman, President and Chief Executive Officer of Lee Development Corporation, a corporation providing investment and merchant banking services, since 1987. He was a director of XTRA Corporation, a Massachusetts-based transportation and equipment leasing company, from 1990 through January 1996. Mr. Lee also served as Chairman and Chief Executive Officer of Seminole Corporation, a fertilizer manufacturer, from July 1989 through April 1993 and director of Tosco Corporation, a refiner, from April 1988 through April 1993 and was President and Chief Operating Officer of Tosco Corporation from April 1990 through April 1993. Mr. Lee is an advisor to The Clipper Group, L.P., a private investment firm, and is a trustee of Yale University.

     MR. MINK has been a director of the Company since October 1990. He is President of Walter C. Mink & Associates, a maritime advisory and consulting firm in Las Vegas, Nevada. From 1978 to 1986, Mr. Mink was President of Mobil Shipping and Transportation Company. Previously, he was President of Seabrokers, Inc., a marine brokerage firm, and was earlier employed by Lago Oil, Esso Tankers, and Mobil Oil Transport.

Mr. Mink is a director of First Olsen Tankers, Ltd. He served on the Board of Managers of the American Bureau of Shipping and is a member of the Society of Naval Architects and Marine Engineers.


     MR. RICE has been a director of the Company since January 1992. A financial consultant, he was Senior Vice President of Citibank, N.A. from 1954 to his retirement in 1983. Mr. Rice is a director of ATCO Ltd., First Olsen Tankers Ltd., and Pride Refining Inc.


     DR. VICKERS has been a director of the Company since March 1994. An attorney in private practice in Florida, he has represented more than a hundred financial institutions. He is the author of Panic in Paradise: Florida's Banking Crash of 1926 and an adjunct professor of U.S. economic and business history at Florida State University. From 1975 to 1979, he served as Assistant Comptroller of the State of Florida.

     The Company's Board of Directors is divided into three classes, one class of which is elected each year to hold office for a three-year term and until successors are elected and qualified. The three classes of the Board of Directors are as follows: Class I, comprised of Messrs. Caldera, Vickers, and Rice, who serve for a term expiring in 1997; Class II, comprised of Messrs. Sweeney, Mink, Blankley, and Lee, who serve for a term expiring in 1998; and Class III, comprised of Messrs. Hvide, Fitzgerald, Farmer, and Calhoun, who serve for a term expiring in 1999. Under the terms of the Shareholders Agreement (as defined herein), the Investor Group nominated three persons to the Company's current 11-member Board of Directors and Mr. Hvide nominated eight persons to the Board. See "Description of Capital Stock -- Shareholders Agreement" and
"-- Common Stock." Messrs. Calhoun, Lee, and Rice are currently the Investor Group's nominees.


BOARD COMMITTEES


     The Company's Board of Directors has four committees: (i) the Executive Committee; (ii) the Compensation Committee; (iii) the Audit Committee; and (iv) the Special Acquisitions Committee.

     The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by Florida law and as limited by the Company's bylaws. Its current members are Messrs. Hvide (Chairman), Blankley, Fitzgerald, and Sweeney.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company's bonus and stock option plans. Its current members are Messrs. Fitzgerald (Chairman), Vickers, Lee, and Farmer.

     The Audit Committee is authorized by the Board to review, with the Company's independent public accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve audit services performed by, such independent accountants; to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year; and to review the adequacy and effectiveness of the accounting and financial controls of the Company. Its current members are Messrs. Farmer (Chairman), Calhoun, Mink, and Rice.

     The Special Acquisitions Committee is authorized by the Board of Directors to facilitate the acquisition of additional offshore energy support vessels, subject to an aggregate purchase price limit of $20.0 million for all such acquisitions. Its current members are Messrs. Hvide (Chairman), Blankley, and Calhoun.

EXECUTIVE COMPENSATION


     The following table sets forth the compensation for the Chief Executive Officer and each of the five most highly compensated executive officers whose individual remuneration exceeded $100,000 for the years ended December 31, 1996 and 1995 (the "Named Executives").


                           SUMMARY COMPENSATION TABLE


                                                                                  OTHER              ALL
                   NAME AND                        ANNUAL COMPENSATION           ANNUAL             OTHER
              PRINCIPAL POSITION                        SALARY     BONUS     COMPENSATION(1)   COMPENSATION(2)
J. Erik Hvide.................................  1996   $469,513     (3)          $5,927            $23,799
  Chief Executive Officer                       1995    462,000   $100,000        4,286             56,238
John H. Blankley(4)...........................
  Executive Vice President, Chief Financial     1996    203,788     (3)           1,936             13,101
  Officer                                       1995     73,125     15,000          246              5,310
Eugene F. Sweeney.............................  1996    185,288     (3)           3,163             11,573
  Executive Vice President -- Operations        1995    150,000     50,000        2,676             16,470
Donald L. Caldera.............................  1996    184,701     (3)             718             13,942
  Executive Vice President -- Development       1995    152,625     35,000          709             15,572
Gene Douglas..................................  1996    131,270     (3)              --             11,491
  Vice President -- Legal and General Counsel   1995    115,000     20,000           --              9,871


------------------------------------


(1) Reflects personal use of Company automobiles in the amounts indicated.



(2) For 1996, consists of Company 401(k) contributions of $10,500 for each of Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas and Company life insurance premium payments of $1,148, $348, $540, $1,404, and $66 for Messrs Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively, and club and professional membership payments of $12,151, $2,253, $533, $2,038, and $915 for Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively. For 1995, consists of Company 401(k) contributions of $10,500 for each of Messrs. Hvide, Sweeney, and Caldera and $8,890 for Mr. Douglas, and Company life insurance premium payments of $1,091, $116, $540, $1,404, and $66, for Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively, and club and professional membership payments of $13,357, $75, $180, $1,568, and $915 for Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively, and additional benefits of $31,290, $5,119, $5,250, and $2,100, for Messrs. Hvide, Blankley, Sweeney, and Caldera, respectively.



(3) The amounts of bonuses to be paid for 1996 have not been determined as of the date of this Prospectus.



(4) Executive Vice President and Chief Financial Officer beginning September 1, 1995.



     The following table contains information concerning stock options granted to each of the Named Executives and Mr. Blankley in 1996 upon consummation of the IPO. All options were granted pursuant to the Hvide Marine Incorporated Equity Ownership Plan.



                                                                            POTENTIAL REALIZABLE        VALUE OF
                                      PERCENT                                 VALUE AT ASSUMED         UNEXERCISED
                         TOTAL         SHARES                                   ANNUAL RATES          IN-THE-MONEY
                         SHARES      UNDERLYING                                   OF STOCK             OPTIONS AT
                       UNDERLYING     OPTIONS      PER SHARE                  APPRECIATION FOR         FISCAL YEAR
                        OPTIONS       GRANTED      EXERCISE    EXPIRATION      OPTION TERM(2)           END (ALL
        NAME           GRANTED(1)   TO EMPLOYEES     PRICE        DATE         5%         10%       UNEXERCISABLE)(3)
J. Erik Hvide........   100,000     13.0    %       $12.00       8/8/01     $331,538   $  732,612       $962,500
John H. Blankley.....   100,000     13.0             12.00       8/8/06      754,624    1,912,491        962,500
Eugene F. Sweeney....   100,000     13.0             12.00       8/8/06      754,624    1,912,491        962,500
Donald L. Caldera....   100,000     13.0             12.00       8/8/06      754,624    1,912,491        962,500
Gene Douglas.........    28,000      3.6             12.00       8/8/06      211,309      535,497        269,500


------------------------------------

(1) Options vest 25% per annum over four years.

(2) The dollar amounts are the result of calculations at specified rates of appreciation and, therefore, are not intended to forecast possible future appreciation.


(3) Based upon the last reported sale price of the Class A Common Stock of $21 5/8, as reported by the Nasdaq National Market on December 31, 1996.

    EQUITY OWNERSHIP PLANS

     Long-Term Incentive Plan. The Company has reserved 1,000,000 shares of Class A Common Stock for issuance under the Hvide Marine Incorporated Equity Ownership Plan (the "Plan"). The Plan is administered by the Compensation Committee. Subject to selection by the Compensation Committee, any key employee, including executive officers, is eligible to participate in the Plan. The benefits to be granted under the Plan may take the form of (i) incentive or non-qualified stock options, (ii) stock awards subject to future vesting, (iii) stock appreciation rights, (iv) phantom shares, or (v) performance unit awards. Options granted under the Plan may not be exercised until vested and shares of Common Stock may not be issued pursuant to any stock award until vested. The Compensation Committee is empowered under the Plan to determine all terms and provisions under which options, awards, and other rights are granted under the Plan, including (i) the number of shares subject to each option, award, or right, (ii) when the option, award, or right becomes exercisable, (iii) the exercise price, and (iv) the duration of the option, award, or right, which cannot exceed ten years. Upon consummation of the IPO, options were granted to 63 employees to purchase 771,000 shares of Class A Common Stock at an exercise price of $12 per share. Such options have ten-year terms, with the exception of an option to purchase 100,000 shares which has a five-year term, and all such options will vest 25% each year over four years.

     Employee Stock Purchase Plan. The Company has reserved 500,000 shares of Class A Common Stock for purchase over the next five years under its 1996 Employee Stock Purchase Plan. This plan permits employees to purchase stock at a discount to market value and be eligible to receive favorable income tax treatment of the discount under Section 423 of the Internal Revenue Code. Under this plan, all employees working more than twenty hours weekly are eligible to purchase reserved shares at a discount equal to 15% of market price. The market cost of shares purchased by an employee under this plan may not exceed $25,000 per year.

DIRECTOR COMPENSATION AND OPTIONS

     Directors not employed by the Company are paid $2,000 per board meeting and $1,500 per board committee meeting attended and are reimbursed by the Company for reasonable out-of-pocket expenses incurred for attendance at such meetings in accordance with Company policy. All committee chairmen not employed by the Company are also paid an annual retainer of $3,000. In order to promote the alignment of the directors' and the stockholders' financial interests, it is the intent of the Board of Directors that each Director should initially acquire at least 500 shares of Common Stock and should increase this ownership interest by a minimum of 500 shares annually. Each director's ownership interest can be achieved by the purchase of Common Stock on the open market, by stock grants, or by the exercise of stock options. In this regard, the Company granted to each director who was not an employee 500 shares of Class A Common Stock upon consummation of the IPO, and intends to grant each such director 500 shares of Class A Common Stock each year.

     Additionally, the Company adopted a stock option plan for directors (the "Directors Plan") and reserved 70,000 shares of Class A Common Stock for issuance under that plan. In 1996, options to purchase 35,000 shares of Class A Common Stock were issued under the Directors Plan. Under the Directors Plan, all directors not employed by the Company will annually be granted an option to purchase 1,500 shares of Class A Common Stock with an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The date of grant for these options will be the first business day following the annual meeting of stockholders. Also, the Company granted to each director not employed by the Company upon consummation of the IPO and pursuant to the Directors Plan, an option to purchase 5,000 shares of Class A Common Stock at an exercise price of $12 per share. Directors elected to the Board in the future will each be granted an option to purchase 5,000 shares with an exercise price equal to the fair market value of the Class A Common Stock as of the first business day following the stockholder meeting at which the director is elected to the Board. All stock options under the Directors Plan will vest at the earliest of death, disability, change-in-control, voluntary retirement from the Board at or after age 62, completion of ten years service on the Board, or one year from the date of grant. All directors have agreed not to sell any shares of Class A Common Stock for 90 days after the date of the Prospectus without the written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

ANNUAL INCENTIVE PLAN

     The Company has established an annual incentive plan under which key members of management will be awarded cash payments based upon the achievement of certain performance goals. Each year, the chief executive officer will recommend to the Compensation Committee a list of participants and performance goals for each proposed participant. The performance goals will consist of an objective element, which will be based upon financial objectives relating to the Company as a whole and/or a component of the Company, and a discretionary element, which will be established by a participant's supervisor and may be financial or non-financial in nature. Participants will be awarded cash payments based upon the extent to which they have met or exceeded their performance goals.

NON-COMPETE AND BENEFITS AGREEMENTS

     The Company is party to a non-compete agreement dated September 28, 1994 with Hans J. Hvide, the founder of the Company and father of its current Chairman, pursuant to which Mr. Hvide receives a fee of $185,000 per year (subject to annual adjustments based on the Consumer Price Index) in exchange for an agreement not to provide any services to any person in competition with the Company. The non-compete agreement expires upon the earlier of September 30, 2014 or the death of Mr. Hvide. The non-compete agreement can be terminated by the Company only if Mr. Hvide materially breaches the Agreement, and by Mr. Hvide only if the Company fails to pay the non-compete fees. The Company is also party to a post-retirement benefits agreement with Mr. Hvide pursuant to which he receives the use of an automobile, major medical health insurance for himself and for his spouse, the use of an office and secretarial assistance, and a payment of $2,000 per month in lieu of other expenses. The term of the post-retirement benefits agreement is for the life of Mr. Hvide except for major medical health insurance for Mr. Hvide's spouse, which is for the life of Mr. Hvide's spouse. In the event the Company terminates the non-compete agreement, the post-retirement benefits agreement terminates automatically.

                              CERTAIN TRANSACTIONS

     The Company's Articles of Incorporation require that any material transaction between the Company and any of its officers, directors, holders of more than 5% of any class of its capital stock, or other affiliates be on terms no less favorable than those that could be obtained from unaffiliated persons and be approved by a majority of the independent and disinterested directors. The Company believes that the transactions described below are on terms no less favorable than those that could be obtained from unaffiliated persons. Furnished below is information regarding certain transactions since January 1, 1993 in which executive officers and directors of the Company have had an interest.

     In September 1994, the Company purchased all of the partnership interests owned by certain directors, officers, and employees of the Company in Hvide Offshore Services, Ltd. ("HOS") for $607,000 in cash and $1.0 million in promissory notes (the "HOS Notes") and assumed the bareboat charter rights and obligations of HOS, which charters were acquired by HOS at no cost. HOS was the bareboat charterer of four offshore service vessels managed by the Company. See "Description of Certain Indebtedness -- Long-Term Charter
Obligations -- Bareboat Charters" and "-- Acquisition Notes and Assumed Indebtedness." The purchase price of these interests was based upon an independent appraisal of the fair market value of the vessels being acquired. The appraisal, which was based upon a market analysis, was conducted by Bassoe Offshore (USA), Inc., a company with substantial experience in the maritime industry. The general partner of HOS was Maritime Transport Development Corp. ("Maritime Transport"), a company wholly owned by Hans J. Hvide and for which J. Erik Hvide serves as an officer and a director. The limited partners of HOS were Messrs. Hans J. Hvide (32%), J. Erik Hvide (32%), Farmer (10%), Sweeney (7.5%), Brauninger (10%), John Krumenacker (the Company's Controller) (5%), and Douglas (2.5%). HOS has since been dissolved and the Company has assumed all of its obligations. As a result of the cancellation of $0.1 million in principal amount of the HOS Notes held by Messrs. J. Erik and Hans J. Hvide as described below, immediately prior to the IPO there remained outstanding $0.9 million principal amount of HOS Notes, of which $0.3 million was repaid in cash with a portion of the proceeds of the IPO and $0.2 million was exchanged for shares of Class A

Common Stock valued at the IPO price. Accordingly, there remains outstanding a $0.4 million balance on the HOS Notes which the Company intends to repay with a portion of the proceeds of the Offering.

     Also in September 1994, the Company purchased for $781,000 in cash and an aggregate of $1,089,000 in promissory notes (the "HCL Notes") partnership interests owned by certain directors, officers, and employees of the Company in
(i) Hvide Chartering, Ltd. ("HCL"), which owns the tug Hollywood (formerly the Cape Canaveral) and chartered it to the Company; (ii) Hvide Leasing Partnership, Ltd. ("HLP"), which owned office and computer equipment leased to the Company (acquired by HLP in 1988 for $87,000); and (iii) HLP II, Ltd. ("HLP II"), which owned office furniture and equipment leased to the Company (acquired by HLP II in 1990 for $372,000). HLP and HLP II have since been dissolved. The purchase price of the HCL interests was based upon an independent appraisal of the fair market value of the Hollywood. The HCL appraisal, which was based upon a market analysis, was conducted by Charles S. Smith, a marine consultant with substantial experience in the maritime industry. The HLP and HLP II partnership interests were purchased at book value, which the Company believes approximated fair market value, for $20,000 and $93,000, respectively, in cash. The Company believes that the book value approximated fair market value because the interests were not liquid and had declining values which the Company believes correspond with their depreciated book value. Messrs. Hans J. Hvide (33.33%), J. Erik Hvide (20.0%), Farmer (2.67%), Sweeney (2.67%), Santos (2.67%), and Douglas (2.67%) were limited partners of HCL. The Company was the sole general partner of HCL and the owner of a 33.33% interest in that partnership. Messrs. J. Erik Hvide (30%), Farmer (10%), Sweeney (5%), Santos (10%), and Douglas (5%) were the limited partners of HLP. The Company was the sole general partner of HLP and the owner of a 40.0% interest in that partnership. The Company, Mr. J. Erik Hvide (14.29%), and Mr. Farmer (14.29%) were the limited partners of HLP II. As a result of the cancellation of $0.8 million in principal amount of the HCL Notes held by Messrs. J. Erik and Hans J. Hvide as described below, immediately prior to the IPO there remained outstanding $0.3 million principal amount of HCL Notes, of which $0.1 million was exchanged for shares of Class A Common Stock valued at the IPO price. Accordingly, there remains outstanding a $0.2 million balance on the HCL Notes which the Company intends to repay with a portion of the proceeds of the Offering.

     In September 1994, the Company redeemed its outstanding preferred stock, all of which was owned by Hans J. Hvide, at its par value in exchange for $2.4 million in cash and a $3.6 million promissory note (the "Founder's Note"). The Company repaid $1.6 million of outstanding principal and accrued interest on the Founder's Note with a portion of the proceeds from the IPO. Accordingly, there remains a $2.0 million balance on the Founder's Note which the Company intends to repay with a portion of the proceeds of the Offering.

     As of December 31, 1995, J. Erik Hvide was indebted to Maritime Transport in the amount of $675,000 as a result of miscellaneous personal advances made to him over a number of years. In 1996, Mr. Hvide guaranteed repayment of a like portion of approximately $0.9 million owed to the Company by Maritime Transport. All amounts owed to the Company by Maritime Transport, including the amount guaranteed by Mr. Hvide, were repaid upon the consummation of the IPO by the cancellation of $0.8 million of the HCL Notes and $0.1 million of the HOS Notes held by Mr. Hvide and Hans J. Hvide.

     In September 1994, the Company issued to the Investor Group $25.0 million aggregate principal amount of 12% Senior Notes due 2004 (the "Senior Notes") and $25.0 million aggregate principal amount of 8% Junior Notes due 2014 (the "Junior Notes") at discounts resulting in proceeds to the Company of approximately $23.1 million and $17.5 million, respectively. In connection with the issuance of the Senior Notes and the Junior Notes, the Company issued to members of the Investor Group an aggregate of 452,518 shares of Class B Common Stock and 313,215 shares of Class C Common Stock, and in connection with the issuance of the Junior Notes agreed to issue to them up to 554,495 additional shares of Common Stock (to be contributed by J. Erik Hvide and the Hvide Trusts) to the extent necessary to earn a specified return on their investment. The issuance of the Senior Notes and Common Stock issued in connection with the Senior Notes resulted in total proceeds to the Company of $25.0 million, and the issuance of Junior Notes and the Common Stock and CSIs (as defined herein) issued in connection with the Junior Notes resulted in total proceeds to the Company of $25.0 million. In addition, J. Erik Hvide and the Investor Group are parties to an agreement granting them certain voting and approval rights, including the right to nominate eight and three persons, respectively, to the Company's 11-member Board of Directors. The Company repaid $15.8 million on the Senior Notes and $15.1 million on the Junior Notes with a portion of the proceeds of the IPO. The outstanding principal amount of the Junior Notes not repaid with the proceeds of the IPO was exchanged for shares of Class A Common Stock and Class B Common Stock and certain shares of Class B Common Stock and all shares of Class C Common Stock held by the Investor Group were converted into shares of Class A Common Stock or Class B Common Stock. The Company made aggregate cash payments on the Senior Notes during 1995 in the approximate amount of $3.0 million. The remaining $10.2 million of accrued interest on and principal of the Senior Notes, all of which are held by the Investor Group, will be repaid with part of the proceeds of the Offering. In addition, the Company agreed to pay an annual advisory fee of $100,000 to the Investor Group. Such fee was paid in full in 1995 and in a pro rata amount of $25,000 for 1994. Following the IPO, the amount of the fee was reduced by the compensation received by Messrs. Calhoun and Lee in their capacities as directors of the Company. For additional information concerning relationships and transactions between the Company and the Investor Group, see "Use of Proceeds," "Management -- Director Compensation and Options," "Description of Capital Stock -- Shareholders Agreement," "-- Contingent Share Issuance Agreement," and "-- Recapitalization Agreement."



     Certain members of the Investor Group are selling an aggregate of 139,416 shares of Common Stock in the Offering. See "Principal and Selling Stockholders."



     Maritime Transport is the successor in interest to the entity which developed and engineered and provides marketing services for the CATUG(R) vessel design. Maritime Transport receives a commission equal to 1.25% of charter hire received by the Company for the Seabulk Challenger and the Seabulk Magnachem as payment for those development and engineering services. For each of the years ended December 31, 1993, 1994, and 1995, the Company made payments to Maritime Transport of $0.2 million.


     In November 1996, the Company took delivery of a 152-foot crew/supply boat, named Seabulk St. Frances, which it purchased from J. Erik Hvide and the Investor Group for a purchase price of approximately $2.2 million, which was equal to their cost of the vessel.

     The Company has verbal arrangements with Jean Fitzgerald and Gerald Farmer to provide technical and financial consulting services, respectively, to the Company. Mr. Fitzgerald, whose arrangement commenced in February 1994, is currently compensated for such services at the rate of $6,500 per month, and received total compensation of $66,000 during 1995. Mr. Farmer, whose arrangement commenced in December 1995, is compensated at an hourly rate. Both arrangements may be terminated by either party without prior notice.

                       PRINCIPAL AND SELLING STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of Common Stock (i) immediately prior to the Offering and (ii) as adjusted to give effect to the sale of 139,416 shares of Class A Common Stock by the Selling Stockholders and the sale of 3,860,584 shares of Class A Common Stock by the Company in the Offering, by (a) each Named Executive, (b) each director of the Company, (c) each of the Company's stockholders who is known by the Company to beneficially own at least five percent of any class of Common Stock of the Company or at least five percent of the voting power of the Company's Common Stock, (d) each Selling Stockholder, and (e) all executive officers and directors of the Company as a group. Management believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable, the provisions of the Shareholders Agreement, and the information contained in the footnotes to the table below.



                                                     CLASS A COMMON STOCK                  CLASS B         COMMON STOCK
                                        ----------------------------------------------    ---------   -----------------------
                                        BEFORE OFFERING     BEING     AFTER OFFERING       SHARES          VOTING POWER
                                            #         %    OFFERED       #          %       OWNED       BEFORE       AFTER
J. Erik Hvide(2)......................      4,000      *       --         4,000      *    1,769,107         42.3%        38.7%
Hvide Family Trust I(3)...............         --      *       --            --      *    1,454,383         34.8%        31.8%
Hvide Family Trust II(3)..............         --      *       --            --      *      110,215          2.6%         2.4%
Clipper/Park HMI, L.P.(4).............         --      *       --            --      *      750,297         17.9%        16.4%
Clipper/Hercules, L.P.(4).............         --      *       --            --      *      414,871          9.9%         9.1%
Clipper/Merban, L.P.(4)...............    219,850    2.9%      --       219,850    1.9%     152,089          4.2%         3.8%
Clipper/Merchant HMI, L.P.(4).........         --      *       --            --      *      300,119          7.2%         6.6%
Clipper Capital Associates, L.P.(4)...    219,850    2.9%      --       219,850    1.9%   1,650,470         40.0%        36.6%
Metropolitan Life Insurance
  Company(4)..........................     71,820      *   71,820            --      *           --            *            *
Olympus Growth Fund II, L.P.(4).......     67,596      *   67,596            --      *           --            *            *
John H. Blankley......................      1,000      *       --         1,000      *           --            *            *
Eugene F. Sweeney.....................      8,098      *       --         8,098      *           --            *            *
Gene Douglas..........................      4,580      *       --         4,580      *           --            *            *
Donald L. Caldera.....................         --      *       --            --      *           --            *            *
Andrew W. Brauninger..................      7,895      *       --         7,895      *           --            *            *
Robert B. Calhoun, Jr.................    219,850(6) 2.9%      --       219,850(6) 1.9%   1,650,470(6)       40.0%       36.6%
Gerald Farmer.........................      5,060      *       --         5,060      *           --            *            *
Jean Fitzgerald.......................      1,500      *       --         1,500      *           --            *            *
John Lee..............................        500(7)   *       --           500      *           --            *            *
Walter C. Mink........................        500      *       --           500      *           --            *            *
Robert Rice...........................      2,500      *       --         2,500      *           --            *            *
Raymond B. Vickers....................     10,500      *       --        10,500      *           --            *            *
All executive officers and directors
  as a group (18 persons).............    266,728    3.5%      --       266,728    2.3%   3,419,577         82.4%        75.4%


------------------------------------

*   Less than one percent
                                                   (footnotes on following page)

(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2) Includes the shares held by Hvide Family Trust I and Hvide Family Trust II, of which Mr. Hvide is the sole trustee.


(3) J. Erik Hvide is the sole trustee for both trusts. Hvide Family Trust I is a trust for the benefit of Mr. Hvide, his sister, Elsa Hvide Sowrey (now known as Elsa Hvide Mumma), and their children and in which Mr. Hvide has an economic interest in 65% of the income of the trust. Hvide Family Trust II is a trust for the benefit of Elsa Hvide Sowrey and her children, and in which Mr. Hvide has no economic interest. To the extent the Underwriters' over-allotment option is exercised, the first 25,000 shares will be purchased from the Hvide Family Trust II and the balance will be purchased from the Company.



(4) Member of the Investor Group, defined as the "Investor Shareholders" in the Company's Articles of Incorporation. The Investor Group owns an aggregate of 359,266 shares of Class A Common Stock and 1,650,470 shares of Class B Common Stock. The address for Clipper Capital Associates, L.P. ("Clipper Capital"), Clipper/Hercules HMI, L.P., Clipper/Merban, L.P., Clipper/Merchant HMI, L.P., Clipper/Park HMI, L.P. is: c/o Clipper Capital Associates, L.P., Eleven Madison Avenue, 26th Floor, New York, New York 10010. The address for Metropolitan Life Insurance Company is: 334 Madison Avenue, P.O. Box 633, Convent Station, New Jersey 07961-0633. The address for Olympus Growth Fund II, L.P. is: c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902.



(5) Consists of 26,172 shares owned by Clipper Capital and an aggregate of 2,014,901 shares held by Clipper/Hercules, L.P., Clipper/Merban, L.P., Clipper/Merchant, L.P., and Clipper/Park, L.P. (collectively, the "Clipper Limited Partnerships"). Clipper Capital is the general partner of the Clipper Limited Partnerships and may be deemed to be the beneficial owner of the shares held by the Clipper Limited Partnerships.



(6) Consists of shares held by the Clipper Limited Partnerships and Clipper Capital. Mr. Calhoun is an officer, director, and stockholder of the corporate general partner of Clipper Capital and may be deemed to be the beneficial owner of the shares held by Clipper Capital and the Clipper Limited Partnerships.


(7) Excludes 17,985 shares in which Mr. Lee has a pecuniary interest as an investor in the Clipper Limited Partnerships.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a description of the principal terms of certain of the Company's indebtedness, including indebtedness to be repaid with a portion of the proceeds of the Offering. Copies of the definitive agreements setting forth the terms of this indebtedness have been filed as exhibits to the Registration Statement relating to the IPO. The following summaries of certain provisions of the agreements do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the agreements.

CREDIT FACILITY

     The Company's outstanding indebtedness under the Credit Facility was $70.2 million at September 30, 1996. The Credit Facility provides for a $60.5 million term loan, a $10.0 million revolving line of credit, a $19.9 million vessel acquisition credit line, and a $5.6 million letter of credit, all maturing January 15, 2001, with the exception of the letter of credit, which matures on January 15, 2000. Advances under the vessel acquisition credit line are not permitted to exceed either (i) 70% of the lesser of the purchase price or appraised value of the vessel being acquired, or (ii) a multiple of six times EBITDA of the acquisition, and the amount of available credit will decrease to $11.5 million over a four-year period, during which time the Company will be required to make quarterly installment payments equal to the reduction in the available commitment.


     Borrowings under the Credit Facility bear interest at prime or LIBOR, at the Company's option, plus a margin based upon certain financial ratios. Such borrowings were accruing interest at approximately 8.2% at September 30, 1996. Based on the outstanding borrowings at September 30, 1996 and the current amortization schedule, annual principal payments under the term loan will be $7.0 million in 1997, $9.0 million in 1998, $11.0 million in 1999, $13.0 million in 2000, with the remaining $18.5 million due January 15, 2001. All borrowings are secured by preferred ship mortgages on all vessels owned by the Company, assignments of all of the Company's receivables and earnings, and collateral mortgages of spare parts, supplies, and fuel.

     The letter of credit serves as collateral for a surety bond to ensure payment of any final judgment in the pending litigation relating to the reconstruction of the Seabulk America. See "Business -- Legal Proceedings" and
Note 5 to the Company's consolidated financial statements.

     Covenants under the Credit Facility, among other things, (i) require the Company to meet certain financial tests, including tests requiring the maintenance of minimum interest coverage ratios, leverage ratios, levels of liquidity, and cash flow ratios; (ii) require the Company to maintain certain levels of collateral securing amounts outstanding under the Credit Facility;
(iii) limit the incurrence of additional indebtedness; (iv) limit purchases of capital equipment and other capital expenditures; (v) restrict payments, including dividends, with respect to shares of any class of capital stock; and
(vi) limit certain corporate acts of the Company, such as incurring debt, creating liens, and entering into certain types of business transactions, including mergers and joint ventures. The limitation on mergers generally prohibits mergers other than acquisitions funded by the Credit Facility or otherwise meeting certain requirements for such acquisitions, including the requirements described above.

     Events of default under the Credit Facility include, among other things,
(i) any failure to pay principal thereunder when due, or to pay interest or fees within three business days after the date due; (ii) the breach of certain covenants or the inaccuracy of certain representations or warranties made under the Credit Facility; (iii) any failure to pay amounts due on certain indebtedness, or defaults that result in or permit the acceleration of such indebtedness; (iv) certain events of bankruptcy, insolvency, or dissolution; (v) certain judgments or orders; (vi) certain seizures, condemnations, or similar actions pertaining to the Company's assets or business; (vii) the invalidity of the security interests granted under the Credit Facility; and (viii) a Change in Control (as defined herein).

     The Credit Facility limits the Company's annual capital expenditures, including capital expenditures respecting maintenance and improvements of existing vessels, to $13.0 million without the consent of the lending banks. This limitation excludes (i) acquisitions made with the $19.9 million vessel acquisition credit line, (ii) additional indebtedness of $10.0 million that the Company is permitted to incur outside the Credit Facility, (iii) acquisitions financed with proceeds of the Offering, and (iv) the payment of amounts necessary to retire the Senior Notes, the Junior Notes, and certain related party notes.


     The Company has entered into a commitment letter with its banks providing for an amendment to the Credit Facility that would, upon consummation of the Offering, (i) increase the amount available under the revolving line of credit to $20.0 million, (ii) increase the amount available under the vessel acquisition credit line to $50.0 million, (iii) permit financing of 100% of the purchase price of a vessel with borrowings under the vessel acquisition credit line, (iv) eliminate the limit on capital expenditures, (v) increase the limit on additional indebtedness to $30.0 million, and (vi) reduce the interest rate to LIBOR plus 1.25% per annum or prime plus 0.25% per annum, at the Company's election. The effectiveness of this amendment is subject to the consummation of the Offering.


LONG-TERM CHARTER OBLIGATIONS

     Title XI Bonds. Two of the Company's subsidiaries are parties to long-term, "hell or high water" charters of the Seabulk Challenger and the Seabulk Magnachem, the performance of which is guaranteed by the Company. Both vessels were financed by the issuance of U.S. Government Guaranteed Ship Financing Bonds issued pursuant to Title XI in leveraged lease transactions. As of December 31, 1996, the total remaining outstanding obligations of the Company under the charters for the Seabulk Challenger and Seabulk Magnachem are $4.3 million and $10.6 million, respectively. The Company's aggregate payments due under such charters for 1997 and 1998 are $3.2 million and $3.3 million, respectively. The long-term charter for the Seabulk Challenger is coterminous with the maturity date of the respective obligation, and the charter for the Seabulk Magnachem terminates in 2002. The Company has the option to purchase the vessels or renew the charters at fair market value and, with respect to the Seabulk Magnachem, has the right to share in the residual value proceeds of any sale to a third party.

     In connection with the acquisition of the OMI Chemical Carriers, the Company assumed approximately $34.7 million of U.S. Government Guaranteed Ship Financing Bonds issued pursuant to Title XI in five distinct series bearing interest at an average rate of 7.65%.

     Repayment of the Company's Title XI bonds is guaranteed by the full faith and credit of the United States, acting through the Maritime Administration. As security for such guarantee, the vessels are mortgaged to the United States, and the subsidiaries that own or charter the vessels are each party to a security agreement and a financial agreement with the United States containing various operating covenants and financial conditions that, among other things, restrict the ability of each to (i) incur additional indebtedness, (ii) make certain loans, advances, or investments, (iii) create certain liens, (iv) pay stock dividends, (v) sell, transfer, or dispose of assets, (vi) change the nature of its business, (vii) make capital expenditures, (viii) effect certain mergers, consolidations, or similar business combinations, or (ix) enter into certain vessel charter arrangements. The agreements specify various events of default, including failure to pay charter hire, pay certain guarantee fees, satisfy certain covenants, maintain required insurance, and maintain U.S. citizenship (within the meaning of Section 2 of the Shipping Act, 1916) and certain events of insolvency or bankruptcy.

     Bareboat Charters. The Company is party to bareboat charters relating to four offshore service vessels, two of which expire in June 2001 and two of which expire in January 2002. See "Certain Transactions" and Note 4 to the Company's consolidated financial statements. The Company has an option to purchase each of these vessels for a nominal amount upon the expiration of the charters. The Company is also party to two bareboat charters relating to a total of nine crew boats. The charter on one crew boat expires in 2002 with an option to purchase the vessel for $0.4 million. The charter on the remaining eight crew boats expires in 2004 with an option to purchase the vessels for a nominal amount. In addition, the Company is party to a bareboat charter on a tractor tug which expires in 2010 with an option to purchase the vessel for $1.6 million.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Articles of Incorporation and its Amended and Restated Bylaws (the "Bylaws"), copies of which have been included as exhibits to the Registration Statement relating to the IPO, and reference to Florida law. All capitalized terms used and not defined below have the respective meanings assigned to them in the Articles of Incorporation.


     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $.001 per share, of which 7,647,791 shares are issued and outstanding, 5,000,000 shares of Class B Common Stock, par value $.001 per share, of which 3,419,577 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $1.00 per share, none of which are issued and outstanding. Upon consummation of the Offering, there will be issued and outstanding 11,508,375 shares of Class A Common Stock, 3,419,577 shares of Class B Common Stock, and no shares of Preferred Stock.


COMMON STOCK

     The holders of Common Stock are entitled to receive such dividends, in cash, property or securities, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The holders of Common Stock are entitled to participate in dividends ratably on a per share basis. If dividends consist of Common Stock or other voting securities of the Company, the voting rights of each such security shall correspond to the voting rights of the security held. Any dividend declared for one class of Common Stock must be declared for the other classes of Common Stock. The holders of Common Stock have no preemptive or redemption rights and are not subject to future calls or assessments by the Company. Subject to the prior rights of holders, if any, of any outstanding class or series of capital stock having a preference in relation to the Common Stock as to distributions upon dissolution, liquidation, and winding-up of the Company, holders of Common Stock are entitled to share ratably in any assets of the Company that remain after payment in full of all debts and liabilities of the Company.

     The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the stockholders, including the election of directors, except as described below under "-- Foreign Ownership Restrictions" and as provided under Florida law. In all matters submitted to a vote of the stockholders, including the election of directors, and except as described below under "-- Foreign Ownership Restrictions" and under "-- Certain Provisions of Articles of Incorporation and Bylaws," each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. The stockholders do not have cumulative voting rights.

     The Class B Common Stock can be owned only by (i) J. Erik Hvide and, subject to certain limitations set forth in the Articles of Incorporation, any person related to him by kinship or marriage, trusts or similar arrangements established solely on the behalf of one or more of them, and partnerships and other entities that are wholly owned by them (collectively, the "Hvide Family"); or (ii) the Investor Group and its affiliates. If the ownership or beneficial interest in any share of Class B Common Stock ceases to be vested in any of these persons, then such share will automatically and immediately convert into a share of Class A Common Stock, although such a conversion will not occur where Class B Common Stock is transferred from one Hvide Family member, upon death, to another Hvide Family member.

     Except as described below under "-- Foreign Ownership Restrictions," each holder of Class B Common Stock may elect at any time to convert any of his shares, share for share, into Class A Common Stock.


     Immediately after completion of the Offering, the Hvide Family and the Investor Group will hold 51.7% and 48.3%, respectively, of the outstanding Class B Common Stock. The Hvide Family and the Investor Group will thus own 11.9% and 12.5%, respectively, of the combined classes of Common Stock (11.3% and 12.0%, respectively, if the Underwriters' over-allotment option is exercised in full) and control 38.7% and 36.6%, respectively, of the voting power of such stock upon completion of the Offering (37.9% and 36.3%, respectively, if the Underwriters' over-allotment option is exercised in full) and will control the management and affairs of the Company and any corporate actions requiring stockholder approval.



PREFERRED STOCK


     The Board of Directors has the authority, without further action by the stockholders, to issue from time to time shares of Preferred Stock in one or more series and to fix, with respect to each series, the number of shares, voting powers, designations, relative rights, preferences (including seniority upon liquidation), privileges, and restrictions thereof. The rights, preferences, privileges, and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The Preferred Stock is subject to the dual stock certificate system described below under "-- Foreign Ownership Restrictions."

     The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock, could adversely affect the rights and powers, including voting and distribution rights, of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. Except as otherwise provided by law, the holders of any series of Preferred Stock may be given the right, voting separately as a class, to elect one or more directors of the Company. The term of any such director would expire at the next succeeding annual meeting of shareholders.

     The Company has no present intention to issue any shares of Preferred
Stock.

FOREIGN OWNERSHIP RESTRICTIONS

     The Articles of Incorporation (i) contain provisions limiting the aggregate percentage ownership by Non-Citizens of each class of the Company's capital stock (including the Class A Common Stock and the Class B Common Stock) to 24.99% of the outstanding shares of each such class (the "Permitted Percentage") to ensure that such foreign ownership will not exceed the maximum percentage permitted by applicable federal law (presently 25.0%), (ii) require institution of a dual stock certificate system to help determine such ownership, and (iii) permit the Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations. These provisions are intended to protect the Company's ability to operate its vessels in the U.S. domestic trade governed by the Jones Act. The ability of the Company to so operate is necessary to avoid default under certain of the Company's financings, may enhance the Company's ability to incur additional debt, and may have other effects upon the Company. See "Risk Factors -- Restriction on Foreign Ownership" and
"Business -- Environmental and Other Regulation -- Coastwise Laws."

     To provide a method to enable the Company reasonably to determine stock ownership by Non-Citizens, the Articles of Incorporation require the Company to institute (and to implement through the transfer agent for the Common Stock) a dual stock certificate system, pursuant to which certificates representing shares of Common Stock will bear legends that designate such certificates as either "citizen" or "non-citizen," depending on the citizenship of the owner. Accordingly, stock certificates are denominated as "citizen" (blue) in respect of Class A Common Stock owned by Citizens and as "non-citizen" (red) in respect of Class A Common Stock owned by Non-Citizens. The Company may also issue non-certificated shares through depositories if the Company determines such depositories have established procedures that allow the Company to monitor the ownership of Common Stock by Non-Citizens.

     For purposes of the dual stock certificate system, a "Non-Citizen" is defined as any person other than a Citizen, and a "Citizen" is defined as: (i) any individual who is a citizen of the U.S. by birth, naturalization, or as otherwise authorized by law; (ii) any corporation (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) of which title to not less than 75% of its stock is beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor of Non-Citizens, (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens, (e) whose president or chief executive officer, chairman of the board of directors and all officers authorized to act in their absence or disability are Citizens, and (f) of which more than 50% of that number of its directors necessary to constitute a quorum are Citizens; (iii) any partnership (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) all general partners of which are Citizens, and (c) of which not less than a 75% interest is beneficially owned and controlled by, and vested in, Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens; (iv) any association
(a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, (b) of which 100% of the members are Citizens, (c) whose president, chief executive officer, or equivalent position, chairman of the board of directors, or equivalent committee or body, and all persons authorized to act in their absence or disability are Citizens, (d) of which not less than 75% of the voting power is beneficially owned by Citizens, free and clear of any trust or fiduciary obligation in favor of Non-Citizens, and (e) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (v) any limited liability company (a) organized under the laws of the U.S., or a state, territory, district or possession thereof, (b) of which not less than 75% of the membership interests are beneficially owned by and vested in Citizens, free from any trust or fiduciary obligation in favor of Non-Citizens, and the remaining membership interests are beneficially owned by and vested in persons meeting the requirements of 46 U.S.C. Sec. 12102(a), (c) of which not less than 75% of the voting power is vested in Citizens, free from any contract or understanding through which it is arranged that such voting power may be exercised directly or indirectly in behalf of Non-Citizens, (d) of which there are no other means by which control is conferred upon or permitted to be exercised by Non-Citizens,
(e) whose president or other chief executive officer or equivalent position, chairman of the board of directors or equivalent committee or body, managing members (or equivalent), if any, and all persons authorized to act in their absence or disability are citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens, and (f) of which more than 50% of that number of its directors or equivalent persons necessary to constitute a quorum are Citizens; (vi) any joint venture, if not an association, corporation, partnership, or limited liability company (a) organized under the laws of the U.S., or a state, territory, district, or possession thereof, and (b) of which 100% of the equity is beneficially owned and vested in Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens; and (vii) any trust (a) domiciled in and existing under the laws of the U.S., or a state, territory, district, or possession thereof, (b) the trustee of which is a Citizen, and (c) of which not less than a 75% interest is held for the benefit of Citizens, free and clear of any trust or fiduciary obligation in favor of any Non-Citizens. The foregoing definition is applicable at all tiers of ownership and in both form and substance at each tier of ownership.

     Shares of Common Stock are transferable to Citizens at any time and are transferable to Non-Citizens if, at the time of such transfer, the transfer would not increase the aggregate ownership by Non-Citizens of that particular class of Common Stock above the Permitted Percentage in relation to the total outstanding shares of that particular class of Common Stock. Non-Citizen certificates may be converted to Citizen certificates upon a showing, satisfactory to the Company, that the holder is a Citizen. Any purported transfer to Non-Citizens of shares or of an interest in shares of the Company represented by a Citizen certificate in excess of the Permitted Percentage will be ineffective as against the Company for all purposes (including for purposes of voting, dividends, and any other distribution, upon liquidation or otherwise). In addition, the shares may not be transferred on the books of the Company, and the Company, whether or not such stock certificate is validly issued, may refuse to recognize the holder thereof as a stockholder of the Company except to the extent necessary to effect any remedy available to the Company. Subject to the foregoing limitations, upon surrender of any stock certificate for transfer, the transferee will receive citizen (blue) certificates or non-citizen (red) certificates, as applicable.

     The Articles of Incorporation establish procedures with respect to the transfer of shares to enforce the limitations referred to above and authorize the Board of Directors to implement such procedures. The Board of Directors may take other ministerial actions or make interpretations of the Company's foreign ownership policy as it deems necessary in order to implement the policy. Pursuant to the procedures established in the Articles of Incorporation, as a condition precedent to each issuance and/or transfer of stock certificates representing shares of Common Stock (including the shares of Class A Common Stock being sold in the Offering), a citizenship certificate will be required from all transferees (and from any recipient upon original issuance) of Common Stock and, with respect to the beneficial owner of the Common Stock being transferred, if the transferee (or the original recipient) is acting as a fiduciary or nominee for such beneficial owner. The registration of the transfer (or original issuance) will be denied upon refusal to furnish such citizenship certificate, which must provide information about the purported transferee's or beneficial owner's citizenship. Furthermore, as part of the dual stock certificate system, depositories holding shares of the Company's Common Stock will be required to maintain separate accounts for "Citizen" and "Non-Citizen" shares. When the beneficial ownership of such shares is transferred, the depositories' participants will be required to advise such depositories as to which account the transferred shares should be held. In addition, to the extent necessary to enable the Company to determine the number of shares owned by Non-Citizens, the Company may from time to time require record holders and beneficial owners of shares of Common Stock to confirm their citizenship status and may, in the discretion of the Board of Directors, temporarily withhold dividends payable to, and deny voting rights to, any such record holder or beneficial owner until confirmation of citizenship is received.

     Should the Company (or its transfer agent for the Common Stock) become aware that the ownership by Non-Citizens of Common Stock at any time exceeds the Permitted Percentage (the "Excess Shares"), the Board of Directors is authorized to withhold dividends and other distributions temporarily on the Excess Shares, pending the transfer of such shares to a Citizen or the reduction in the percentage of shares owned by Non-Citizens to or below the Permitted Percentage, and to deny voting rights with respect to the Excess Shares. If dividends and distributions are to be withheld, they will be set aside for the account of the Excess Shares. At such time as such shares are transferred to a Citizen or the ownership of such shares by Non-Citizens will not result in aggregate ownership by Non-Citizens in excess of the Permitted Percentage, the dividends withheld shall be paid to the then record holders of the related shares. Excess Shares shall, so long as the excess exists, not be deemed to be outstanding for purposes of determining the vote required on any matter brought before the stockholders for a vote. The Articles of Incorporation provide that the Board of Directors has the power, in its reasonable discretion and based upon the records maintained by the Company's transfer agent, to determine those shares of Common Stock that constitute the Excess Shares. Such determination will be made by reference to the date or dates on which such shares were purchased by Non-Citizens, starting with the most recent acquisition of shares by a Non-Citizen and including, in reverse chronological order, all other acquisitions of shares by Non-Citizens from and after the acquisition that first caused the Permitted Percentage to be exceeded; provided that Excess Shares resulting from a determination that a record holder or beneficial owner is no longer a Citizen will be deemed to have been acquired as of the date of such determination. To satisfy the Permitted Percentage described above, the Articles of Incorporation authorize the Board of Directors, in its discretion, to redeem (upon written notice) Excess Shares in order to reduce the aggregate ownership by Non-Citizens to the Permitted Percentage. As long as the shares of Class A Common Stock offered hereby continue to be authorized for quotation on the Nasdaq National Market, the redemption price will be the average of the closing sale price of the shares (as reported by the Nasdaq National Market) during the 30 trading days next preceding the date of the notice of redemption. The redemption price for Excess Shares will be payable in cash. In the event the Company is not permitted by applicable law to make such redemption or the Board of Directors, in its discretion, elects not to make such redemption, the Company will give notice to the holders of Class B Common Stock and those of whom are Citizens may elect to purchase their pro rata portion of the Excess Shares by delivering written notice of such election within 30 days of receipt of the Company's notice.

POSSIBLE ANTI-TAKEOVER PROVISIONS

     Florida Business Corporation Act. The Company is subject to Sections
607.0901 and 607.0902 of the Florida Business Corporation Act ("FBCA"), which regulate the acquisition and exercise of corporate control.

     Under Section 607.0902 of the FBCA, "control shares" of certain corporations acquired in a "control share acquisition," with certain exceptions, have no voting rights unless such rights are granted pursuant to a vote of the holders of a majority of the corporation's voting stock (excluding all "interested shares"). "Control shares" are shares that, when added to all other shares which a person owns or has the power to vote, would give that person any of the following ranges of voting power: (i) one-fifth or more but less than one-third of the voting power; (ii) one-third or more but less than a majority of the voting power; and (iii) more than a majority of the voting power. A "control share acquisition" is the acquisition of ownership of, or the power to vote, outstanding control shares. Shares acquired within 90 days, or as part of a plan to effectuate a control share acquisition, are deemed to have been acquired in the same transaction. "Interested shares" include shares held by the person attempting to effectuate the control share acquisition or any officer or employee-director of the corporation. A corporation may elect to not be governed by Section 607.0902 of the FBCA in its articles of incorporation or bylaws.

     Section 607.0901 of the FBCA requires that certain transactions between an interested stockholder (in general, a stockholder that beneficially owns more than 10% of a corporation's outstanding voting stock) and a corporation be approved by the affirmative vote of the holders of two-thirds of the corporation's voting shares (excluding those shares beneficially owned by the interested stockholder). In general, such approval will not be required if the transaction is approved by a majority of disinterested directors, the interested stockholder has been the beneficial owner of at least 80% of the corporation's outstanding voting stock for at least the preceding five years, the interested stockholder is the beneficial owner of at least 90% of the outstanding voting stock of the corporation (excluding stock acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors), or the consideration paid in the affiliated transaction satisfies the statutory "fair price" formula and certain other conditions are met. Transactions covered by Section 607.0901 include mergers, consolidations, sales of assets having an aggregate fair market value of 5% or more of the aggregate fair market value of all the corporation's assets on a consolidated basis or of all the corporation's outstanding stock or representing 5% or more of the corporation's earning power or net income on a consolidated basis, transfers of shares having an aggregate fair market value of 5% or more of the aggregate fair market value of all outstanding shares of the corporation, liquidations, dissolutions, reclassifications, recapitalizations, and loans. A corporation may elect, by the vote of a majority of the outstanding voting stock (not including shares held by an interested stockholder), by amending such corporation's articles of incorporation or bylaws, to not be subject to the provisions of Section 607.0901 of the FBCA. Any such election, however, will not be effective until 18 months after it is made, and will not apply to any affiliated transaction between such corporation and someone who was an interested stockholder prior to the effective date of such amendment.

     Each of the foregoing provisions of the FBCA could have the effect of delaying or making it more difficult to effect a change of control or management of the Company, even though such a change may be beneficial to the Company and its stockholders.

     Dual Classes of Common Stock. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share. Accordingly, upon consummation of the Offering, the Hvide Family, as the holder of all the outstanding Class B Common Stock, will be able to control the vote on all matters submitted to a vote of the holders of the Common Stock, and such control may have the effect of discouraging certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class A Common Stock might otherwise receive a premium for their shares over then-current market prices.


     Board of Directors. In all elections of directors, except elections, if any, for directors for Preferred Stock, as described in "-- Preferred Stock," the holders of the Class A Common Stock and Class B Common Stock vote together as a class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. Neither class has cumulative voting rights. As a result of their ownership of Class B Common Stock, the Hvide Family and the Investor Group will, upon consummation of the Offering, have the ability to elect all of the members of the Company's Board of Directors. Under the terms of the Shareholders Agreement, the Hvide Family and the Investor Group have the ability to nominate eight and three persons, respectively, to the Company's 11-member Board of Directors. In addition, pursuant to the Articles of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms as well as directors, if any, for Preferred Stock who serve one-year terms. As a result, approximately one third of the Board of Directors is elected each year. Each of these provisions could have the effect of delaying or making it more difficult to effect a change in control or management of the Company, even though such a change may be beneficial to the Company and its stockholders.


     Restrictions on Taking Stockholder Action. The Company's Bylaws provide that a stockholder must notify the Company in advance of such holder's intent to bring up items of business or nominate directors at any annual meeting of stockholders. With respect to other items of business, the Bylaws provide that a stockholder's notice must be given in accordance with the procedures set forth in Rule 14a-8 of Regulation 14A under the Securities Exchange Act of 1934, as amended, which generally requires that such proposals be received by the Company not less than 120 days prior to the anniversary date that proxy solicitation materials were sent out for the immediately preceding annual meeting of stockholders of the Company. As permitted by the FBCA, pursuant to the Company's Articles of Incorporation, stockholders may only call a special meeting of stockholders when the holders of not less than 50% of the shares entitled to vote make written demand on the Company for such a meeting.

     Authorized but Unissued Capital Stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated Preferred Stock may be to enable the Board of Directors to make more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, the Board of Directors were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more transactions that might prevent or make more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. In this regard, the Articles of Incorporation grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders (i) to vote separately as a class on any proposed merger or consolidation, (ii) to cast a proportionately larger vote together with the Common Stock on any such transaction or for all purposes, (iii) to elect directors having terms of office or voting rights greater than those of other directors, (iv) to convert Preferred Stock into a greater number of shares of Common Stock or other securities, (v) to demand redemption at a specified price under prescribed circumstances related to a change of control, or (vi) to exercise other rights designated to impede a takeover. The issuance of shares of Preferred

Stock pursuant to the Board of Directors' authority described above may adversely effect the rights of holders of the Common Stock.

CERTAIN PROVISIONS OF ARTICLES OF INCORPORATION AND BYLAWS

     Rights of Approval. So long as the Investor Group owns at least 5% of the Company's outstanding Class B Common Stock, subject to the following exception, the following actions must be approved by holders of at least 95% of the Class B Common Stock: (i) engagement of the Company or its subsidiaries in any material new business; (ii) a merger involving the Company or a sale of all or substantially all of the Company's assets; (iii) a recapitalization or voluntary bankruptcy filing; (iv) a capital investment, acquisition, or asset sale in excess of $5.0 million; (v) borrowings or issuances of securities in excess of $5.0 million; or (vi) amendment to the Articles of Incorporation reducing or delegating the authority of the Board of Directors or affecting the rights of holders of shares of Class B Common Stock. After September 30, 1999, however, a merger or sale of substantially all of the Company's assets no longer will require the approval of holders of 95% of the Class B Common Stock. In addition, so long as the Investor Group owns at least 25% of the Company's outstanding Class B Common Stock, the appointment of a new chief executive officer must be approved by the holders of at least 75% of the Class B Common Stock.


     Liability of Directors and Officers. The FBCA permits corporations to (i) include provisions in their articles of incorporation that limit the personal liability of directors for monetary damages resulting from breaches of the duty of care, subject to certain exceptions, and (ii) indemnify directors and officers, among others, in certain circumstances for their expenses and liabilities incurred in connection with defending pending or threatened suits.


     The Articles of Incorporation include a provision that eliminates the personal liability of a director to the Company and its stockholders for monetary damages resulting from breaches of the duty of care to the fullest extent permitted by the FBCA and further provide that any amendment or repeal of that provision will not adversely affect any right or protection of a director of the Company existing at the time of such amendment, modification, or repeal to any director for acts or omissions occurring prior to such amendment.

     Pursuant to the Articles of Incorporation, the Board of Directors has indemnified the Company's current and former directors, officers, employees, and agents to the fullest extent permitted, from time to time, under the FBCA as presently or hereafter in effect. The Company also may enter into agreements providing for greater or different indemnification of any of these persons. The Company maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity.

     Citizenship of Directors and Officers. The Company's Bylaws provide that the Chairman of the Board of Directors, Chief Executive Officer, President, and all Vice Presidents must be Citizens, and restrict any officer who is not a Citizen from acting in such capacities in the absence or disability of such persons. The Bylaws further provide that the number of Non-Citizen directors shall not exceed a minority of the number necessary to constitute a quorum for the transaction of business. See "Business -- Environmental and Other Regulation -- Coastwise Laws."

RECAPITALIZATION AGREEMENT


     The Company, the Investor Group, J. Erik Hvide, and the Hvide Trusts entered into a recapitalization agreement (the "Recapitalization Agreement") in connection with the IPO. Under the Recapitalization Agreement, immediately prior to the IPO, 74,704 shares of the 452,518 Class B Common Stock owned by the Investor Group were converted into 74,704 shares of Class A Common Stock, the 313,215 shares of Class C Common Stock of the Company owned by the Investor Group were converted into 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock and the 663,415 shares of Class C Common Stock owned by J. Erik Hvide and the Hvide Trusts were converted into 663,415 shares of Class B Common Stock. Contemporaneous with the IPO, the Board authorized the retirement of the Class C Common Stock. In addition, under the Recapitalization Agreement, $31.0 million of the proceeds of the IPO was used to repay $15.9 million of principal and accrued but unpaid interest on the Senior Notes and $15.1 million of the principal and accrued but unpaid interest on the Junior Notes. Under the Recapitalization Agreement, the

$13.9 million of remaining outstanding principal amount of the Junior Notes following application of the proceeds of the IPO was converted into an aggregate of 55,500 shares of Class A Common Stock and 1,188,502 shares of Class B Common Stock. The parties are also parties to the Shareholders Agreement and the CSI Agreement, each as described below.


SHAREHOLDERS AGREEMENT


     In connection with the September 30, 1994 issuance of the Senior Notes and the Junior Notes, the Company, J. Erik Hvide, the Hvide Trusts, and the Investor Group entered into an agreement granting certain voting and approval rights to the Investor Group and the Hvide Family. Immediately prior to the IPO, that agreement was terminated and Mr. Hvide, the Hvide Trusts, and the Investor Group entered into a new agreement (the "Shareholders Agreement") that provides as follows:


     Designations to the Board of Directors. The Investor Group may initially nominate three persons to the Board of Directors and must vote all its shares so as to elect eight other persons nominated to the Board of Directors by Mr. J. Erik Hvide. Of these eight nominees, one will be Mr. Hvide, no more than three others may be employees of the Company, its subsidiaries or members of the Hvide Family, and the remainder must be independent of Mr. Hvide, the Company, and its subsidiaries. In addition, J. Erik Hvide and the Hvide Trusts must vote their shares to elect the three Investor Group nominees. The number of nominees that the Investor Group is entitled to designate will be reduced by one at such times as the Investor Group's Primary Economic Interest (as defined in the Shareholders Agreement) drop below 20%, 10%, and 5%, respectively, of the Company's outstanding Common Stock. The Investor Group may remove their nominees, with or without cause, and may nominate successors to their nominees. All director nominees must be U.S. citizens.

     Right of First Refusal. Mr. Hvide (together with the Hvide Trusts) and the Investor Group, respectively, have granted a right of first refusal for each to purchase the other's stock in certain circumstances.

     Share Adjustment. The Investor Group has agreed that, if following the issuance of the CSIs (as defined below), the aggregate votes held by the Investor Group by virtue of its ownership of Class A and Class B Common Stock would exceed the votes held by the Hvide Family by virtue of its ownership of Class A and Class B Common Stock, the Investor Group will convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one vote majority over the Investor Group.


CONTINGENT SHARE ISSUANCE AGREEMENT


     Also in connection with the issuance of the Junior Notes, the Company and the Investor Group entered into a Contingent Share Issuance Agreement (the "CSI Agreement"). The agreement, as amended and restated pursuant to the Recapitalization Agreement, provides for the issuance of additional shares of Class A Common Stock to the purchasers of the Junior Notes to the extent necessary for such purchasers to earn a specified All-in Return (as defined below) on their investment. Mr. Hvide and the Hvide Trusts agreed in the Shareholders Agreement to contribute to the Company a number of shares of Class B Common Stock equal to the number of shares of Common Stock issued by the Company pursuant to the CSI Agreement.

     Pursuant to the CSI Agreement, the Company issued to the purchasers of the Junior Notes two series of Common Stock Contingent Share Issuances ("CSIs") that are convertible into shares of Class A Common Stock on June 10, 1997 (300 days following completion of the IPO). The number of shares of such stock issuable with respect to the first series of CSIs is the lesser of (i) that number necessary to cause the All-in Return to equal 60% and (ii) a number of shares equal to 9.375% of the outstanding shares of the Company's Common Stock on a fully-diluted basis, without giving effect to the IPO, the Offering, or the CSI issuance. The number of shares issuable with respect to the second series of CSIs is equal to the lesser of (i) that number necessary to cause the All-in Return to equal 35% and (ii) a number of shares equal to 12.5% of the outstanding shares of the Company's Common Stock on a fully-diluted basis, without giving effect to the Offering or the CSI issuance. The value of the shares of Class A Common Stock issuable upon conversion of the CSIs is based upon the average market price of the Class A Common Stock during the 30 trading days preceding June 10, 1997 (the "Valuation Period"). "All-in Return" is defined as the annual rate of return earned by the purchasers of the Junior Notes with respect to their aggregate investment in the Junior Notes, the shares of Common Stock issued to them in connection with their purchase of the Junior Notes, and the shares of Common Stock issued to them upon conversion of the CSIs. Accordingly, as calculated pursuant to such formulas, the maximum number of shares of Class A Common Stock issuable with respect to the first and second series of CSIs is 237,641 and 316,855 shares, respectively.


     While it is not possible to predict the future market value of the Company's Common Stock, barring a dramatic increase in the average market price of the Class A Common Stock during the Valuation Period, the Company will issue to the Investor Group following the Valuation Period all 237,641 shares of Class A Common Stock issuable under the first series of CSIs. With respect to the shares issuable under the second series of CSIs, if the average market price of the Class A Common Stock during the Valuation Period is less than $16.63 per share, the Company will issue to the Investor Group following the Valuation Period all 316,855 shares of Class A Common Stock issuable under the second series of CSIs. However, to the extent the average market price of the Class A Common Stock is greater than $16.63, the number of shares of Class A Common Stock will be reduced, and no second series CSI shares will be issuable in the event the average market price of the Class A Common Stock during the Valuation Period exceeds $19.25 per share. If all 554,496 shares of Class A Common Stock issuable under the CSIs are issued, the Investor Group's ownership would increase from 12.5% to 16.2% of the outstanding shares of Common Stock and Mr. Hvide's ownership would be reduced from 11.9% to 8.2% of the outstanding shares. The Investor Group has agreed, however, that if following the issuance of the CSIs, the aggregate votes held by the Investor Group would exceed the votes held by the Hvide Family, the Investor Group will convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one-vote majority over the Investor Group. See " -- Shareholders Agreement -- Share Adjustment."



REGISTRATION RIGHTS AGREEMENT



     In connection with the Recapitalization Agreement the Company and the Investor Group entered into a registration rights agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Investor Group has the right to demand that its shares of Common Stock be registered for sale pursuant to the requirements of the Securities Act, up to three times, subject to certain deferral rights of the Company. Each of the members of the Investor Group has the right to request that its shares be included in any registered underwritten public offering of the Company's Common Stock, subject to certain cutbacks.


TRANSFER AGENT

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, LLC, New York, New York.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, 11,508,375 shares of Class A Common Stock and 3,419,577 shares of Class B Common Stock will be outstanding, of which the 4,000,000 shares of Class A Common Stock offered hereby (assuming the Underwriters' over-allotment option is not exercised) and the 7,159,000 shares sold in the IPO will be transferable without restriction under the Securities Act, except for shares acquired by "affiliates" of the Company (as defined in Rule 144 under the Securities Act ("Rule 144")). Of the 1,815,985 shares of Common Stock to be beneficially owned by the Company's executive officers and directors following the completion of the Offering, 1,786,818 are currently eligible for resale under Rule 144, subject to volume and other restrictions under Rule 144. All of the 1,870,320 shares of Common Stock beneficially owned by members of the Investor Group are currently eligible for resale under Rule 144, subject to volume and other restrictions under Rule 144.


     In general, under Rule 144, a person (or persons whose shares are aggregated) (i) who is not an "affiliate," as that term is defined below, and whose shares have been outstanding and not owned by an "affiliate" for at least two years, or (ii) who is an "affiliate" and has beneficially owned his or its shares for a period of at least two years, is entitled to sell, within any 90-day period, such number of shares that does not exceed the greater of (i) one percent (1%) of the then-outstanding shares or
(ii) the average weekly trading volume of the then outstanding shares during the four calendar weeks next preceding each such sale. Resales under Rule 144 are also subject to certain notice and manner of sale requirements, and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company at any time during the three months next preceding a sale by such person (or persons) and who has beneficially owned shares of Common Stock that were not acquired from the Company or an "affiliate" of the Company within the previous three years, would be entitled to sell such shares under Rule 144(k) without regard to volume limitations, manner of sale provisions, notification requirements, or the availability of current public information concerning the Company. Affiliates continue to be subject to the restrictions and requirements of Rule 144. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such issuer.


     The Company's executive officers and directors, who collectively are the beneficial owners of an aggregate of 266,728 shares of Class A Common Stock and 3,419,577 shares of Class B Common Stock in the aggregate (less than 3% of the Class A Common Stock and 100.0% of the Class B Common Stock upon completion of the Offering, or 75.4% of the voting power of the Common Stock, assuming the Underwriters' over-allotment option is not exercised), have executed lock-up agreements pursuant to which they have agreed not to sell, or otherwise dispose of, any of their shares of Common Stock for a period of 90 days after the date of this Prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. The members of the Investor Group, who will beneficially own 219,850 shares of Class A Common Stock and 1,650,470 shares of Class B Common Stock in the aggregate upon completion of the Offering (1.9% of the Class A Common Stock and 48.3% of the Class B Common Stock upon completion of the Offering, or 36.6% of the voting power of the Common Stock, assuming the Underwriters' over-allotment option is not exercised) executed lock-up agreements in connection with the IPO pursuant to which they agreed not to demand the registration of, offer, sell, contract to sell, or otherwise dispose of, except to other members of the Investor Group or affiliates thereof, any of their shares prior to August 7, 1997, without the prior written consent of Donaldson Lufkin & Jenrette Securities Corporation.



     The Company has granted registration rights to certain stockholders. See "Description of Capital Stock -- Registration Rights Agreement."


     The Company has filed a Registration Statement on Form S-8 covering an aggregate of 1,570,000 shares of Class A Common Stock reserved for issuance under the Company's Equity Ownership Plan, Employee Stock Purchase Plan, and Directors Plan. Shares issued under such plans, or issued upon exercise of options granted under such plans, will be eligible for sale by non-affiliates in the public market without limitation and by affiliates subject to the provisions of Rule 144, except for the holding period limitation of Rule 144, subject to the terms of the lock-up agreements described above.

     Sales of substantial amounts of such shares in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

     As part of its business plan, the Company may, from time to time, issue shares of Common Stock or Preferred Stock to finance future vessel improvements, acquisitions, and other transactions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

                                  UNDERWRITING


     Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company, the Selling Stockholders, the Hvide Family Trust II, and each of the underwriters named below (the "Underwriters"), the Company and the Selling Stockholders have agreed to sell to each of the Underwriters, and each of the Underwriters, for whom Donaldson, Lufkin & Jenrette Securities Corporation and Howard, Weil, Labouisse, Friedrichs Incorporated are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company and the Selling Stockholders an aggregate of 4,000,000 shares of Class A Common Stock. The number of shares of Class A Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below.



                                                            NUMBER OF
                       UNDERWRITERS                          SHARES
                       ------------                         ---------
Donaldson, Lufkin & Jenrette Securities Corporation.......
Howard, Weil, Labouisse, Friedrichs Incorporated..........

                                                            ---------
          Total...........................................  4,000,000
                                                            =========


     The Underwriters are obligated to purchase all of such shares if any are purchased. Under certain circumstances, the commitments of non-defaulting Underwriters may be increased as set forth in the Underwriting Agreement.

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Class A Common Stock are subject to certain conditions precedent.

     The Representatives have advised the Company and the Selling Stockholders that the Underwriters propose to offer the shares of Class A Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may re-allow, a discount not in excess of $0.10 per share on sale to certain other dealers. After the initial offering of the Class A Common Stock, the public offering price, concession, and discount may be changed.


     The Company and the Hvide Family Trust II have granted the Underwriters an option, exercisable by the Representatives, to purchase up to 600,000 additional shares of Class A Common Stock, at the public offering price, less the underwriting discount. The first 25,000 shares to be purchased pursuant to the over-allotment option will be purchased from the Hvide Family Trust II and the balance will be purchased from the Company. Such option, which expires 30 days after the date of this Prospectus, may be exercised solely to cover over-allotments. To the extent the Representatives exercise such option, each of the Underwriters will be obligated, subject to certain conditions, to purchase approximately the same percentage of the option shares as the number of shares of Class A Common Stock to be purchased initially by that Underwriter bears to the total number of shares to be purchased initially by the Underwriters.


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     In accordance with applicable rules of the National Association of Securities Dealers, Inc. ("NASD"), no NASD member participating in the distribution is permitted to confirm sales to accounts over which it exercises discretionary authority without prior written consent, and, accordingly, each Underwriter intends to abide by such rules.

     In connection with the Offering, the Company's officers and directors and certain of its stockholders, have agreed that, during a period of 90 days from the date of this Prospectus, such holders will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate, or otherwise dispose of, any shares of Common Stock. In addition, the Company has agreed that, during a period of 90 days from the date of this Prospectus, the Company will not, without the prior written consent of the Representatives, directly or indirectly, offer, sell, grant any option with respect to, pledge, hypothecate, or otherwise dispose of any shares of Class A Common Stock or Class B Common Stock except for (i) shares of Class A Common Stock to be issued in the Offering, and (ii) shares issued upon the exercise of options to be granted under the various employee and director benefit plans, as described under "Management." See "Shares Eligible for Future Sale."

     In connection with the Offering, certain Underwriters and selling group members may engage in passive market making transactions in the Class A Common Stock on the Nasdaq National Market immediately prior to the commencement of sales, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Class A Common Stock during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market may stabilize the market price of the Class A Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the issuance of the Common Stock offered hereby are being passed upon for the Company by Dyer Ellis & Joseph PC, Washington, D.C. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

     The consolidated financial statements of Hvide Marine Incorporated and subsidiaries at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, and the statements of assets to be sold of Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. as of September 30, 1994 and 1995, and the related statements of vessel operations for the years then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their reports thereon, appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of OMI Chemical Carrier Group at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of the Seal Fleet Vessels at December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Pannell Kerr Forster of Texas, P.C., independent certified public accountants, as set forth in their reports thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act, with respect to the Class A Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement, or other document are summaries of the material terms of such contract, agreement, or document. With respect to each such contract, agreement, or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files periodic reports, proxy statements, and other information with the Commission relating to its business, financial statements, and other matters. The Registration Statement (including the exhibits and schedules thereto) as well as such reports, proxy statements, and other information, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained through the website maintained by the Commission at http://www.sec.gov. In addition, reports and other information concerning the Company are available for inspection and copying at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C., 20006-1506.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (UNAUDITED):
Pro Forma Condensed Consolidated Statement of Operations for
  the Nine Months Ended September 30, 1996 (unaudited)......   F-2
Pro Forma Condensed Consolidated Statement of Operations for
  the Year Ended December 31, 1995 (unaudited)..............   F-5
HVIDE MARINE INCORPORATED AND SUBSIDIARIES:
Report of Independent Certified Public Accountants..........   F-8
Consolidated Balance Sheets as of December 31, 1994 and 1995
  and September 30, 1996 (unaudited)........................   F-9
Consolidated Statements of Operations for the Three Years
  Ended December 31, 1995 and for the Nine Months Ended
  September 30, 1995 and 1996 (unaudited)...................  F-10
Consolidated Statements of Stockholders' Equity for the
  Three Years Ended December 31, 1995 and for the Nine
  Months Ended September 30, 1996 (unaudited)...............  F-11
Consolidated Statements of Cash Flows for the Three Years
  Ended December 31, 1995 and for the Nine Months Ended
  September 30, 1995 and 1996 (unaudited)...................  F-12
Notes to Consolidated Financial Statements..................  F-13
OMI CHEMICAL CARRIER GROUP:
Independent Auditors' Report................................  F-26
Combined Balance Sheets as of December 31, 1994 and 1995 and
  June 30, 1996 (unaudited).................................  F-27
Combined Statements of Operations and Deficit for the Three
  Years Ended December 31, 1995 and for the Six Months Ended
  June 30, 1995 and June 30, 1996 (unaudited)...............  F-28
Combined Statements of Cash Flows for the Three Years Ended
  December 31, 1995 and for the Six Months Ended June 30,
  1995 and June 30, 1996 (unaudited)........................  F-29
Notes to Combined Financial Statements......................  F-30
SEAL FLEET VESSELS:
Independent Auditors' Report................................  F-35
Combined Statements of Vessel Operations for the Three Years
  Ended December 31, 1995 and for the Six Months Ended June
  30, 1995 and 1996 (unaudited).............................  F-36
Notes to Combined Financial Statements......................  F-37
Independent Auditors' Report................................  F-39
Statements of Assets to be Sold as of December 31, 1993,
  1994, and 1995 and June 30, 1995 and 1996 (unaudited).....  F-40
Statements of Vessel Operations for the Three Years Ended
  December 31, 1995 and for the Six Months Ended June 30,
  1995 and 1996 (unaudited).................................  F-41
Notes to Financial Statements...............................  F-42
GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.:
Report of Independent Certified Public Accountants..........  F-44
Statement of Assets to be Sold as of September 30, 1994 and
  1995 and December 31, 1995 (unaudited)....................  F-45
Statements of Vessel Operations for the Two Years Ended
  September 30, 1995 and for the Three Months Ended December
  31, 1994 and 1995 (unaudited).............................  F-46
Notes to Financial Statements...............................  F-47

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     The pro forma condensed consolidated statements of operations for the year ended December 31, 1995 and the nine months ended September 30, 1996 give effect to the acquisitions of the three OMI Chemical Carriers and the eight Seal Fleet Vessels in August 1996, the eight GBMS vessels in January 1996 and one vessel in February 1996, and the IPO as if all such transactions had occurred on January 1, 1995 and 1996, respectively. The pro forma financial information is presented for illustrative purposes only and does not purport to represent what the Company's results actually would have been if such events had occurred at the dates indicated, nor does such information purport to project the results of operations for any future period or as of any future date. The pro forma condensed consolidated financial information should be read in conjunction with the notes thereto and with the financial statements and the notes thereto of the Company, the OMI Chemical Carriers, the Seal Fleet Vessels, and the GBMS vessels and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all appearing elsewhere in this Prospectus. See "Business -- The Current Acquisitions."

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                  (UNAUDITED)

                                                                                                                    PRO
                          COMPANY        OMI                                                                       FORMA
                            AS        CHEMICAL        SEAL                   ROYAL                                ADJUST-
                         REPORTED    CARRIERS(A)   FLEET(A)(B)   GBMS(C)   RUNNER(C)   OSTC(C)   ELIMINATIONS      MENTS
                                                              (DOLLARS IN THOUSANDS)
Revenues...............  $  72,130     $12,262       $5,021       $296        $57      $34,066       $(27,548)(1) $4,762(2)
Operating expenses.....     42,089       8,227        2,253        174         29      33,034         (27,548)(1)  3,431(2)
Overhead expenses......     11,049         414                      44                    674                         41(2)
Depreciation and
  amortization.........      6,115       2,560          196         14                    110                      2,130(3)
                         ---------     -------       ------       ----        ---      -------       --------     ------
Income (loss) from
  operations...........     12,877       1,061        2,572         64         28         248                       (840)
Net interest...........      8,751       1,995                                             27                     (1,739)(4)
Other income (expense):
    Minority interest
      and equity in
      subsidiaries.....        721
    Other..............       (522)
                         ---------     -------       ------       ----        ---      -------       --------     ------
        Total other
          income
          (expense)....        199
                         ---------     -------       ------       ----        ---      -------       --------     ------
Income before income
  taxes................      4,325        (934)       2,572         64         28         221                        899
Provision (benefit) for
  income taxes.........      1,616        (326)                                            54                      1,311(5)
                         ---------     -------       ------       ----        ---      -------       --------     ------
Net income (loss)
  before non-recurring
  items directly
  attributable to the
  transaction..........  $   2,709     $  (608)      $2,572       $ 64        $28      $  167        $            $ (412)
                         =========     =======       ======       ====        ===      =======       ========     ======
Earnings per common
  share and common
  share equivalents....  $    0.68
                         =========
Weighted average number
  of common shares and
  common share
  equivalents
  outstanding..........  4,017,796
                         =========

                           COMPANY
                          PRO FORMA
                          CONDENSED
                         CONSOLIDATED

Revenues...............  $   101,046
Operating expenses.....       61,689
Overhead expenses......       12,222
Depreciation and
  amortization.........       11,125
                         -----------
Income (loss) from
  operations...........       16,010
Net interest...........        9,034
Other income (expense):
    Minority interest
      and equity in
      subsidiaries.....          721
    Other..............         (522)
                         -----------
        Total other
          income
          (expense)....          199
                         -----------
Income before income
  taxes................        7,175
Provision (benefit) for
  income taxes.........        2,655
                         -----------
Net income (loss)
  before non-recurring
  items directly
  attributable to the
  transaction..........  $     4,520
                         ===========
Earnings per common
  share and common
  share equivalents....  $      0.41
                         ===========
Weighted average number
  of common shares and
  common share
  equivalents
  outstanding..........   11,063,867
                         ===========

---------------

(a)Amounts represent the results of operations for the period January 1, 1996 to June 30, 1996.

(b)Represents the combined statements of vessel operations of assets to be sold for Seal Fleet, Inc. and the Seal Partners, (Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd.)

                                                                       JUNE 30, 1996
                                                              -------------------------------
                                                                 SEAL         SEAL      SEAL
                                                              FLEET, INC.   PARTNERS   FLEET
Revenues....................................................    $1,806       $3,215    $5,021
Operating expenses..........................................       909        1,344     2,253
Depreciation and amortization...............................       196                    196
                                                                ------       ------    ------
Income from operations......................................    $  701       $1,871    $2,572
                                                                ======       ======    ======

(c)Amounts represent the results of operations for the period January 1, 1996 through the date of acquisition of January 31, 1996 for GBMS, February 9, 1996 for Royal Runner, and August 14, 1996 for OSTC.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  Elimination of historical revenue and expense associated with OSTC charter hire of vessels from Hvide and OMI........  $27,548
                                                                   =======
(2)  Reflects the adjustments for the historical results of
     operations for the period from July 1, 1996 to August 14,
     1996 for the OMI Chemical Carriers and the Seal Fleet
     Vessels. Historical operating and overhead expenses, for the period January 1, 1996 through the acquisition dates, are
     adjusted for insurance expense based upon quotations
     received from the Company's insurance underwriters;
     adjustments to drydocking expense to reflect the Company's deferral method; elimination of operating lease expense on acquired OMI vessels financed by Hvide; and adjustments to reflect incremental corporate overhead and employee salaries and benefits in accordance with management's plans with
     respect to the Seal Fleet Vessels and reduction of
     historical overhead expenses related to the integration of the OMI Chemical Carriers, and the GBMS vessels into the
     Company's operations.

                                                                OMI
                                                              CHEMICAL    SEAL
                                                              CARRIERS   FLEET    GBMS   TOTAL
Revenues:
  Historical revenues.......................................   $3,321    $1,441   $      $4,762
Operating Expenses:
  Historical operating expenses.............................   $1,058    $1,306          $2,364
  Insurance.................................................     (406)       24     30     (352)
  Maintenance & Repair......................................      410                       410
  Drydocking................................................    1,764                     1,764
  Operating lease expense...................................     (755)                     (755)
                                                               ------    ------   ----   ------
                                                               $2,071    $1,330   $ 30   $3,431
                                                               ======    ======   ====   ======
Overhead Expenses:
  Historical overhead expenses..............................   $  145    $        $      $  145
  Salaries and benefits.....................................       93       112    (19)     186
  Other.....................................................     (304)       31    (17)    (290)
                                                               ------    ------   ----   ------
                                                               $  (66)   $  143   $(36)  $   41
                                                               ======    ======   ====   ======
(3)  The adjustment to depreciation and amortization is comprised of:
     Depreciation adjustment to reflect the historical
     depreciation for the period from July 1, 1996 to August 14,
     1996(a).....................................................  $  754
     Depreciation adjustment to reflect the Company's policies
     applied to the acquired cost of the vessels of:
     OMI.........................................................     417
     Seal Fleet..................................................     971
     GBMS (acquired January 31, 1996)............................       4
     Royal Runner (acquired February 9, 1996)....................       6
                                                                   ------
                                                                    1,398
     Amortization Adjustments related to the IPO:
     Deferred loan costs amortization-Junior Notes...............     (24)
     Deferred loan costs amortization-Senior Notes...............     (33)
     New money fee for the Seal Fleet acquisition................       9
     Commitment fee..............................................      10
     Revolver fee................................................      16
                                                                   ------
                                                                      (22)
                                                                   ------
                                                                   $2,130
                                                                   ======

---------------

    (a) Includes historical depreciation for OMI Chemical Carriers of $707,000 and Seal Fleet of $47,000.

(4)  The adjustment of net interest expense is comprised of:
     Historical interest for the period from July 1, 1996 to
     August 14, 1996 for OMI.....................................  $ 2,146
     Interest expense on additional borrowings pursuant to the
     OMI acquisition.............................................      350
     Interest expense on assumed Title XI debt from OMI..........   (2,352)
     Interest expense on OMI Star debt...........................      339
     Interest expense on additional borrowings pursuant to the
     Seal Fleet acquisition......................................      393
     Interest expense on additional borrowings pursuant to the
     GBMS acquisition............................................       23
     Interest expense on Royal Runner debt.......................       11
     Reduction of interest expense due to the repayment of Junior
     Notes.......................................................   (1,460)
     Reduction of interest expense due to the repayment of Senior
     Notes.......................................................   (1,167)
     Reduction of interest expense due to the repayment of other
     subordinated notes..........................................      (85)
     Commitment fee on acquisition line of credit................       63
                                                                   -------
                                                                   $(1,739)
                                                                   =======
(5)  Adjustment for historical income taxes for the period from
     July 1, 1996 to August 14, 1996.............................  $  (258)
     To adjust pro forma income taxes to combined federal and
     state statutory rates.......................................    1,569
                                                                   -------
                                                                   $ 1,311
                                                                   =======

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                                                             DECEMBER 31, 1995
                                                 -------------------------------------------------------------------------
                                      COMPANY      OMI                                                          PRO FORMA
                                        AS       CHEMICAL     SEAL              ROYAL              ELIMINA-      ADJUST-
                                     REPORTED    CARRIERS   FLEET(A)    GBMS    RUNNER    OSTC      TIONS         MENTS
                                                                    (DOLLARS IN THOUSANDS)
Revenues...........................  $  70,562   $26,099     $8,650    $3,287    $651    $57,577   $(43,841)(1)  $
Operating expenses.................     40,664    29,141      4,500     2,209     243     56,064    (43,841)(1)   (12,669)(2)
Overhead expenses..................     12,518       848                  469      74      1,205                      (95)(2)
Depreciation and amortization......      6,308     3,355        498       195     145        166                    2,063(3)
                                     ---------   -------     ------    ------    ----    -------   --------      --------
Income (loss) from operations......     11,072    (7,245)     3,652       414     189        142                   10,701
Net interest.......................     11,460     2,160                           95         68                   (1,471)(4)
Other income (expense):
    Minority interest and equity in
      subsidiaries.................        137
    Other..........................       (111)      167                                      (3)
                                     ---------   -------     ------    ------    ----    -------   --------      --------
        Total other income
          (expense)................         26       167                                      (3)
                                     ---------   -------     ------    ------    ----    -------   --------      --------
Income before income taxes.........       (362)   (9,238)     3,652       414      94         71                   12,172
Provision (benefit) for income
  taxes............................         (2)   (3,234)                                     21                    5,664(5)
                                     ---------   -------     ------    ------    ----    -------   --------      --------
Net income (loss) from continuing
  operations before non-recurring
  items directly attributable to
  the transaction..................  $    (360)  $(6,004)    $3,652    $  414    $ 94    $    50   $             $  6,508
                                     =========   =======     ======    ======    ====    =======   ========      ========
Earnings (loss) per common share...  $   (0.14)
                                     =========
Weighted average number of common
  shares and common share
  equivalents outstanding..........  2,534,840
                                     =========


                                       COMPANY
                                      PRO FORMA
                                      CONDENSED
                                     CONSOLIDATED

Revenues...........................   $  122,985
Operating expenses.................       76,311
Overhead expenses..................       15,019
Depreciation and amortization......       12,730
                                      ----------
Income (loss) from operations......       18,925
Net interest.......................       12,312
Other income (expense):
    Minority interest and equity in
      subsidiaries.................          137
    Other..........................           53
                                      ----------
        Total other income
          (expense)................          190
                                      ----------
Income before income taxes.........        6,803
Provision (benefit) for income
  taxes............................        2,449
                                      ----------
Net income (loss) from continuing
  operations before non-recurring
  items directly attributable to
  the transaction..................   $    4,354
                                      ==========
Earnings (loss) per common share...   $     0.40
                                      ==========
Weighted average number of common
  shares and common share
  equivalents outstanding..........   10,904,868
                                      ==========

---------------

(a)Represents the combined statements of vessel operations of assets to be sold for Seal Fleet, Inc. and the Seal Partners, (Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd.).

                                                                                              DECEMBER 31, 1995
                                                                                       -------------------------------
                                                                                          SEAL         SEAL      SEAL
                                                                                       FLEET, INC.   PARTNERS   FLEET
    Revenues.........................................................................    $ 3,267      $5,383    $8,650
    Operating expenses...............................................................      1,723       2,777     4,500
    Depreciation and amortization....................................................        498                   498
                                                                                          ------      ------    ------
    Income from operations...........................................................    $ 1,046      $2,606    $3,652
                                                                                          ======      ======    ======

     See notes to the pro forma condensed consolidated financial statements

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1)  Elimination of historical revenue and expense associated with OSTC charter hire of vessels from Hvide and OMI........  $43,841
                                                                   =======

(2) Reflects the reduction in insurance expense based upon quotations received from the Company's insurance underwriters; adjustment to drydocking expense to reflect the Company's deferral method; elimination of operating lease expense on acquired OMI vessels owned or capital leased by Hvide; elimination of a provision for lease penalties on an OMI vessel that will not be incurred due to the purchase of the vessel; and adjustments to reflect incremental corporate overhead and employee salaries and benefits in accordance with management's plans with respect to the OMI Chemical Carriers and Seal Fleet Vessels and reduction of historical overhead expenses related to the integration of the GBMS vessels into the Company's operations.

                                                        OMI
                                                      CHEMICAL   SEAL
                                                      CARRIERS   FLEET   GMBS     TOTAL
Operating Expenses:
     Insurance......................................  $   (598)  $  8    $ (80)  $   (670)
     Drydocking.....................................    (1,145)                    (1,145)
     Operating lease expense........................    (7,557)                    (7,557)
     Provision for lease penalties..................    (3,297)                    (3,297)
                                                      --------   ----    -----   --------
                                                      $(12,597)  $  8    $ (80)  $(12,669)
                                                      ========   ====    =====   ========
Overhead Expenses:
     Salaries and benefits..........................  $    247   $447    $(245)  $    449
     Other..........................................      (544)   124     (124)      (544)
                                                      --------   ----    -----   --------
                                                      $   (297)  $571    $(369)  $    (95)
                                                      ========   ====    =====   ========

(3) The adjustment to depreciation and amortization is comprised of:

Depreciation adjustment to reflect the Company's policies applied to the acquired cost of the vessels of:
  OMI(a)....................................................  $1,094
  Seal Fleet................................................   1,009
  GBMS......................................................      23
  Royal Runner..............................................     (70)
                                                              ------
                                                               2,056
Amortization Adjustment:
     Deferred loan costs amortization -- Junior Notes.......     (32)
     Deferred loan costs amortization -- Senior Notes.......     (52)
     New money fee for the Seal Fleet acquisition...........      17
     Commitment fee.........................................      48
     Revolver fee...........................................      26
                                                              ------
                                                                   7
                                                              ------
                                                              $2,063
                                                              ======

---------------

(a) Includes depreciation on an OMI vessel historically under an operating lease.

(4) The adjustment of net interest expense is comprised of:

Interest expense on additional borrowings pursuant to the
  OMI acquisition...........................................  $   634
Removal of historical interest income of OMI................        1
Interest expense on assumed Title XI debt from OMI(a).......    1,003
Interest expense on OMI Star capital lease..................      520
Interest expense on debt issued pursuant to the Seal Fleet
  acquisition...............................................      638
Interest expense on debt issued pursuant to the GBMS
  acquisition...............................................      269
Removal of historical interest expense of Royal Runner......      (95)
Interest expense on Royal Runner debt.......................      131
Reduction of interest expense due to the repayment of Junior
  Notes.....................................................   (2,199)
Reduction of interest expense due to the repayment of Senior
  Notes.....................................................   (1,775)
Reduction of interest expense due to the repayment of Credit
  Facility..................................................      (63)
Reduction of interest expense due to the repayment of other
  subordinated notes........................................     (665)
Commitment fee on acquisition line of credit................      130
                                                              -------
                                                              $(1,471)
                                                              =======

        -----------------------

          (a) Reflects a full year of interest expense on Title XI debt that was outstanding for a partial year for OMI.

(5)  To adjust pro forma income taxes to combined federal and      $5,664
     state statutory rates.......................................
                                                                   ======

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
  HVIDE MARINE INCORPORATED

     We have audited the accompanying consolidated balance sheets of Hvide Marine Incorporated (f/k/a Hvide Corp.) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hvide Marine Incorporated and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the consolidated financial statements, effective January 1, 1993, the Company changed its method of accounting for drydocking costs from the accrual method to the deferral method.

                                        ERNST & YOUNG LLP

Miami, Florida
March 28, 1996, except the second
  paragraph of Note 10, as to which
  the date is May 10, 1996.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                 DECEMBER 31,       SEPTEMBER 30,
                                                                1994       1995         1996
                                                                                     (UNAUDITED)

                                                                        (IN THOUSANDS,
                                                                     EXCEPT SHARE AMOUNTS)
                           ASSETS
Current assets:
    Cash and cash equivalents...............................  $  6,363   $  3,050     $  5,598
    Escrow deposit..........................................       500         --           --
    Accounts receivable:
        Trade, net..........................................     7,862      9,602       15,469
        Insurance claims and other..........................     1,292      4,399        2,046
    Due from affiliate......................................       547        101           --
    Spare parts and supplies................................     3,375      3,417        5,137
    Prepaid expenses........................................       784        960          944
    Deferred costs (net)....................................     1,523      2,550        4,440
                                                              --------   --------     --------
        Total current assets................................    22,246     24,079       33,634
Property:
    Construction in progress................................     1,646      1,387        4,250
    Vessels and improvements................................   110,542    122,198      222,719
        Less accumulated depreciation.......................   (16,040)   (20,585)     (24,641)
    Furniture and equipment.................................     2,054      2,601        3,494
        Less accumulated depreciation.......................      (827)      (998)      (1,294)
                                                              --------   --------     --------
        Net property........................................    97,375    104,603      204,528
Other assets:
    Deferred costs (net)....................................     4,422      4,112        5,841
    Due from affiliates.....................................       109        131          255
    Investment in affiliates................................       574        423        1,112
    Goodwill (net)..........................................     9,586      9,117        8,738
    Long-term receivable (net)..............................       785        831           45
    Other...................................................       374        387          463
                                                              --------   --------     --------
        Total other assets..................................    15,850     15,001       16,454
                                                              --------   --------     --------
        Total...............................................  $135,471   $143,683     $254,616
                                                              ========   ========     ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Current maturities of long-term debt....................  $  4,779   $  7,708     $ 17,108
    Current obligations under capital leases................       521        577        3,065
    Accounts payable........................................     4,681      4,905        3,197
    Charter hire and other liabilities......................     4,472      6,574       10,369
                                                              --------   --------     --------
        Total current liabilities...........................    14,453     19,764       33,739
Long-term liabilities:
    Long-term debt..........................................    93,700     96,014      100,533
    Notes payable to related parties........................     1,302      1,302          177
    Obligations under capital leases........................     3,979      3,450       13,434
    Due to charterer........................................       547        547          891
    Deferred income taxes...................................     4,319      4,317        3,477
    Other...................................................     2,268      4,290        3,438
                                                              --------   --------     --------
        Total long-term liabilities.........................   106,115    109,920      121,950
                                                              --------   --------     --------
        Total liabilities...................................   120,568    129,684      155,689
Minority partners' equity in subsidiaries...................     2,198      1,654        1,003
Commitments and contingencies
Stockholders' equity:
    Preferred Stock, $1.00 par value -- authorized
      10,000,000 shares, issued and outstanding, none.......        --         --           --
    Class A Common Stock -- $.001 par value, authorized
      100,000,000 shares, issued and outstanding, 0, 0, and
      7,644,291.............................................        --         --            8
    Class B Common Stock -- $.001 par value, authorized
      5,000,000 shares, issued and outstanding, 1,558,210,
      1,558,210 and 3,419,577...............................         1          1            3
    Class C Common Stock -- $.001 par value, authorized
      2,500,000 shares, issued and outstanding, 976,630,
      976,630, and 0........................................         1          1           --
    Additional paid-in capital..............................     6,341      6,341       97,218
    Retained earnings.......................................     6,362      6,002          695
                                                              --------   --------     --------
        Total stockholders' equity..........................    12,705     12,345       97,924
                                                              --------   --------     --------
        Total minority partners' equity in subsidiaries and
          stockholders' equity..............................    14,903     13,999       98,927
                                                              --------   --------     --------
        Total...............................................  $135,471   $143,683     $254,616
                                                              ========   ========     ========

                 See notes to consolidated financial statements

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31        SEPTEMBER 30
                                                              ---------------------------   -----------------
                                                               1993      1994      1995      1995      1996
                                                                                               (UNAUDITED)

                                                              (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
Revenues....................................................  $41,527   $49,792   $70,562   $51,194   $72,130
Operating expenses:
    Crew payroll and benefits...............................   11,238    13,510    20,132    14,794    19,968
    Charter hire and bond guarantee fee.....................    4,037     5,013     4,063     2,967     3,386
    Repairs and maintenance.................................    3,024     3,847     5,347     3,984     5,848
    Insurance...............................................    2,365     2,991     4,547     3,157     4,957
    Consumables.............................................    1,770     2,237     3,395     2,476     4,196
    Other...................................................    1,598     2,275     3,180     2,104     3,734
                                                              -------   -------   -------   -------   -------
        Total operating expenses............................   24,032    29,873    40,664    29,482    42,089
Selling, general and administrative expenses:
    Salaries and benefits...................................    3,202     4,649     6,856     5,130     5,903
    Office expenses.........................................      633       819     1,068       784       989
    Professional fees.......................................    1,268     2,645     2,137     1,748     2,137
    Other...................................................    1,073     1,468     2,457     1,505     2,020
                                                              -------   -------   -------   -------   -------
        Total overhead expenses.............................    6,176     9,581    12,518     9,167    11,049
Depreciation and amortization...............................    4,735     4,500     6,308     4,691     6,115
                                                              -------   -------   -------   -------   -------
Income from operations......................................    6,584     5,838    11,072     7,854    12,877
Interest:
    Interest expense........................................    3,606     5,614    11,748     8,718     8,949
    Interest income.........................................     (194)     (312)     (288)     (227)     (198)
                                                              -------   -------   -------   -------   -------
        Net interest........................................    3,412     5,302    11,460     8,491     8,751
Other income (expense):
    Minority interest and equity in earnings of
      subsidiaries..........................................     (960)     (115)      137       153       721
    Other...................................................    1,479       126      (111)      (97)     (522)
                                                              -------   -------   -------   -------   -------
        Total other income (expense)........................      519        11        26        56       199
                                                              -------   -------   -------   -------   -------
Income (loss) before provision for (benefit from) income
  taxes, extraordinary item and cumulative effect of a
  change in accounting principle............................    3,691       547      (362)     (581)    4,325
Provision for (benefit from) income taxes...................    1,873       189        (2)       --     1,616
                                                              -------   -------   -------   -------   -------
Income (loss) before extraordinary item and cumulative
  effect of a change in accounting principle................    1,818       358      (360)     (581)    2,709
                                                              -------   -------   -------   -------   -------
Loss on early extinguishment of debt, net of applicable
  income taxes of $1,405....................................       --        --        --        --     8,016
Cumulative effect (to January 1, 1993) of change in
  drydocking method.........................................    1,491        --        --        --        --
                                                              -------   -------   -------   -------   -------
        Net income (loss)...................................  $ 3,309   $   358   $  (360)  $  (581)  $(5,307)
                                                              =======   =======   =======   =======   =======
Earnings (loss) per common and common equivalent share:
Income (loss) applicable to common shares before
  extraordinary item and cumulative effect of a change in
  accounting principle......................................  $  0.26   $  0.03   $ (0.14)  $ (0.23)  $  0.68
Loss on early extinguishment of debt........................       --        --        --        --     (2.00)
Cumulative effect (to January 1, 1993) of change in
  drydocking method.........................................     0.24        --        --        --        --
                                                              -------   -------   -------   -------   -------
        Net income (loss) applicable to common shares.......  $  0.50   $  0.03   $ (0.14)  $ (0.23)  $ (1.32)
                                                              =======   =======   =======   =======   =======
Earnings per common share -- assuming full dilution:
Income (loss) applicable to common shares before
  extraordinary item and cumulative effect of a change in
  accounting principle......................................  $  0.26   $  0.06   $  0.12   $    --   $  0.64
Loss on early extinguishment of debt........................       --        --        --        --     (1.59)
Cumulative effect (to January 1, 1993) of change in
  drydocking method.........................................     0.24        --        --        --        --
                                                              -------   -------   -------   -------   -------
        Net income (loss) applicable to common shares.......  $  0.50   $  0.06   $  0.12   $    --   $ (0.95)
                                                              =======   =======   =======   =======   =======

                 See notes to consolidated financial statements

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                      11%         5%             CLASS A               CLASS B              CLASS C
                                    CLASS A     CLASS B        COMMON STOCK          COMMON STOCK        COMMON STOCK
                                   PREFERRED   PREFERRED   --------------------   ------------------   -----------------
                                     STOCK       STOCK        SHARE      AMOUNT     SHARE     AMOUNT    SHARE     AMOUNT
                                                           (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at January 1, 1993 as
  previously reported............   $2,669      $3,266      16,302,946    $ 19           --     $--          --    $ --
Effect of recapitalization (see
  Note 1)........................       --          --     (16,302,946)    (19)   1,105,692      1      633,415       1
                                    ------      ------     -----------    ----    ---------     --     --------    ----
Balance at January 1, 1993, as
  restated.......................    2,669       3,266              --      --    1,105,692      1      633,415       1
Net income.......................       --          --              --      --           --     --           --
Preferred stock cash dividends...       --          --              --      --           --     --           --
                                    ------      ------     -----------    ----    ---------     --     --------    ----
Balance at December 31, 1993.....    2,669       3,266              --      --    1,105,692      1      633,415       1
Net income.......................       --          --              --      --           --     --           --      --
Common stock issued, net of
  issuance costs.................       --          --              --      --      452,518     --      313,215      --
Redemption of preferred stock....   (2,669)     (3,266)             --      --           --     --           --      --
Acquisition of limited
  partnership interests..........       --          --              --      --           --     --           --      --
Preferred stock cash dividends...       --          --              --      --           --     --           --
                                    ------      ------     -----------    ----    ---------     --     --------    ----
Balance at December 31, 1994.....       --          --              --      --    1,558,210      1      976,630       1
Net loss.........................       --          --              --      --           --     --           --      --
                                    ------      ------     -----------    ----    ---------     --     --------    ----
Balance at December 31, 1995.....       --          --              --      --    1,558,210      1      976,630       1
Net loss.........................       --          --              --      --           --     --           --      --
Common Stock issued, net of
  issuance costs.................       --          --       7,644,291       8    1,861,367      2     (976,630)     (1)
                                    ------      ------     -----------    ----    ---------     --     --------    ----
Balance at September 30, 1996
  (unaudited)....................   $   --      $   --       7,644,291    $  8    3,419,577     $3           --    $ --
                                    ======      ======     ===========    ====    =========     ==     ========    ====


                                   ADDITIONAL
                                    PAID-IN     RETAINED   TREASURY
                                    CAPITAL     EARNINGS    STOCK      TOTAL
                                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Balance at January 1, 1993 as
  previously reported............   $ 1,008     $ 9,381    $(5,935)   $10,408
Effect of recapitalization (see
  Note 1)........................        17      (5,935)     5,935         --
                                    -------     -------    -------    -------
Balance at January 1, 1993, as
  restated.......................     1,025       3,446         --     10,408
Net income.......................                 3,309         --      3,309
Preferred stock cash dividends...                  (366)        --       (366)
                                    -------     -------    -------    -------
Balance at December 31, 1993.....     1,025       6,389         --     13,351
Net income.......................        --         358         --        358
Common stock issued, net of
  issuance costs.................     8,640          --         --      8,640
Redemption of preferred stock....    (1,350)         --         --     (7,285)
Acquisition of limited
  partnership interests..........    (1,974)         --         --     (1,974)
Preferred stock cash dividends...                  (385)        --       (385)
                                    -------     -------    -------    -------
Balance at December 31, 1994.....     6,341       6,362         --     12,705
Net loss.........................        --        (360)        --       (360)
                                    -------     -------    -------    -------
Balance at December 31, 1995.....     6,341       6,002         --     12,345
Net loss.........................        --      (5,307)        --     (5,307)
Common Stock issued, net of
  issuance costs.................    90,877          --         --     90,886
                                    -------     -------    -------    -------
Balance at September 30, 1996
  (unaudited)....................   $97,218     $   695    $    --    $97,924
                                    =======     =======    =======    =======

                See notes to consolidated financial statements.

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                               NINE MONTHS
                                                                                                  ENDED
                                                                YEAR ENDED DECEMBER 31,       SEPTEMBER 30,
                                                              ---------------------------   -----------------
                                                               1993      1994      1995      1995      1996
                                                                                                (UNAUDITED)

                                                                              (IN THOUSANDS)
OPERATING ACTIVITIES:
   Net income (loss)........................................  $ 3,309   $   358   $  (360)  $  (581)  $(5,307)
   Adjustments to reconcile income (loss) to net cash
     provided by operating activities:
       Loss on early extinguishment of debt, net............       --        --        --        --     8,016
       Cumulative effect of change in drydocking method.....   (1,491)       --        --        --        --
       Depreciation and amortization........................    4,735     4,500     6,308     4,691     6,115
       Provision for bad debts..............................       --        --       114        --       144
       (Gain) loss on disposals of property.................       --        --       (73)      (73)       12
       Amortization of discount on long-term debt...........       --        52       201       147       148
       Provision for (benefit from) deferred taxes..........    1,402       189        (2)       --       564
       Minority partners' equity in earnings (losses) of
         subsidiaries, net..................................    1,179       184      (625)     (588)     (651)
       Undistributed (earnings) losses of affiliates, net...     (219)      (69)      488       449       (87)
       Changes in operating assets and liabilities, net of
         effect of acquisitions:
           Accounts receivable..............................     (790)   (4,574)   (5,056)   (3,087)   (1,696)
           Due from affiliates..............................     (630)     (235)     (394)     (282)      (23)
           Other assets.....................................     (819)   (1,622)   (1,317)   (3,140)      718
           Accounts payable and other liabilities...........      280     4,075     4,664     2,535    (1,827)
                                                              -------   -------   -------   -------   -------
Net cash provided by operating activities...................    6,956     2,858     3,948        71     6,126
INVESTING ACTIVITIES:
   Purchase of property.....................................   (1,917)   (5,672)   (6,312)   (3,672)   (5,941)
   Proceeds from disposals of property......................       --        --       690       690         8
   Capital contribution to affiliates.......................     (330)       --        --        --      (602)
       Deposit of funds in escrow...........................       --      (500)       --        --        --
   Acquisitions, net of cash acquired of $106 in 1994, net
     of $500 escrow deposit utilized in 1995 and net of cash
     acquired of $1,722 in 1996.............................       --   (33,643)   (2,444)   (2,330)  (55,203)
                                                              -------   -------   -------   -------   -------
Net cash used in investing activities.......................   (2,247)  (39,815)   (8,066)   (5,312)  (61,738)
FINANCING ACTIVITIES:
   Proceeds (repayment) of lines of credit, net.............       --        --     7,500     6,000    (1,220)
   Proceeds from long-term debt.............................       --    90,580        --        --    21,700
   Proceeds from issuance of common stock, net..............       --     8,640        --        --    76,695
   Principal payments of long-term debt.....................   (5,738)  (51,700)   (5,458)   (3,700)  (37,099)
   Payment of debt and other financing costs................       --    (3,478)     (727)     (211)     (575)
   Payment of obligations under capital leases..............       --       (34)     (510)     (374)     (971)
   Payment of notes payable to related parties..............       --        --        --        --      (370)
   Payment of dividends.....................................     (366)     (385)       --        --        --
   Distribution of minority partners' equity................      (54)       --        --        --        --
   Redemption of preferred stock............................       --    (2,374)       --        --        --
                                                              -------   -------   -------   -------   -------
Net cash (used in) provided by financing activities.........   (6,158)   41,249       805     1,715    58,160
                                                              -------   -------   -------   -------   -------
(Decrease) increase in cash and cash equivalents............   (1,449)    4,292    (3,313)   (3,526)    2,548
Cash and cash equivalents at beginning of period............    3,520     2,071     6,363     6,363     3,050
                                                              -------   -------   -------   -------   -------
Cash and cash equivalents at end of period..................  $ 2,071   $ 6,363   $ 3,050   $ 2,837   $ 5,598
                                                              =======   =======   =======   =======   =======
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
 ACTIVITIES
Net assets recorded in connection with dissolution of
 affiliate..................................................  $    --   $    --   $   341   $    --   $    --
                                                              =======   =======   =======   =======   =======
Notes payable and notes payable to related parties issued
 for the acquisition of vessels (see Note 3)................  $    --   $ 2,149   $ 3,000   $    --   $    --
                                                              =======   =======   =======   =======   =======
Capital leases assumed for the acquisition of vessels and
 equipment (see Note 4).....................................  $    --   $ 4,534   $    --   $    --   $13,443
                                                              =======   =======   =======   =======   =======
Note payable issued for the acquisition of minority interest
 (see Note 3)...............................................  $    --   $ 3,039   $    --   $    --   $    --
                                                              =======   =======   =======   =======   =======
Note payable issued and other liabilities incurred in
 conjunction with the redemption of preferred stock (see
 Note 9)....................................................  $    --   $ 4,911   $    --   $    --   $    --
                                                              =======   =======   =======   =======   =======
Liabilities assumed for the acquisition of vessels (see Note
 3).........................................................  $    --   $   279   $    --   $    --   $34,650
                                                              =======   =======   =======   =======   =======
Capital stock issued for the redemption of notes payable to
 related parties............................................  $    --   $    --   $    --   $    --   $   308
                                                              =======   =======   =======   =======   =======
Capital stock issued for the repayment of debt..............  $    --   $    --   $    --   $    --   $13,883
                                                              =======   =======   =======   =======   =======

                 See notes to consolidated financial statements

                   HVIDE MARINE INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995
    (INFORMATION PERTAINING TO SEPTEMBER 30, 1996 AND THE NINE MONTHS ENDED
                   SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

     Organization and Basis of Consolidation. Hvide Marine Incorporated ("HMI," the "Company," and the "Successor") (f/k/a Hvide Corp.) was incorporated in the state of Florida on September 28, 1994 as the holding company for the former Hvide Marine Incorporated (f/k/a Hvide Shipping, Incorporated) and its majority-owned subsidiaries (the "Predecessor Company"). On September 30, 1994, 100% of the Common Stock of the Predecessor Company was exchanged for common stock of HMI and accounted for in a manner similar to a pooling of interests. Accordingly, the accompanying consolidated financial statements include the combined successor/predecessor companies for all periods subsequent to September 30, 1994 and the Predecessor Company for all periods prior to September 30, 1994. All share and per share amounts have been adjusted to give retroactive effect to the capital structure of HMI. All material intercompany transactions and balances have been eliminated in the consolidated financial statements. Investments in limited partnerships and less-than-majority-owned subsidiaries are accounted for on the equity method.

     On August 14, 1996, the Company completed the initial public offering (the "IPO") of 7,000,000 shares of its Class A Common Stock at $12.00 per share. The net proceeds to the Company were approximately $74,900,000, after deducting underwriting commissions and other offering expenses. The net proceeds were used primarily to repay certain indebtedness that was outstanding prior to the IPO and for the cash portion of the purchase price of certain acquisitions consummated simultaneously with and subsequent to the IPO. On September 12, 1996, the underwriters' over-allotment option was exercised in part pursuant to which an additional 159,000 shares were issued. The net proceeds of approximately $1,774,000 were used by the Company to repay certain outstanding indebtedness. In addition, on August 14, 1996, the Company issued 182,000 and 1,188,000 shares of Class A and Class B Common Stock, respectively, in payment of certain outstanding indebtedness.

     Operations. The principal operations of the Company consist of vessel time charters, vessel operating agreements and harbor towing. Through its vessel time charters and operating agreements, the Company serves the energy and chemical industries in the U.S. domestic trade. The Company's harbor towing operations principally serve the passenger cruise ship, energy, and chemical industries and are concentrated in ports located in the southeastern United States.

     Revenues. Revenues from time charters are earned and recognized on a daily basis. Time charter revenues are adjusted periodically based on changes in specified price indices and market conditions.

     Cash and Cash Equivalents. The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Insurance Claims Receivable. Insurance claims receivable represent costs incurred in connection with insurable incidents for which the Company expects to be reimbursed by the insurance carrier(s), subject to applicable deductibles. Deductible amounts related to covered incidents are expensed in the period of occurrence of the incident.

     Spare Parts and Supplies. Inventories of spare parts and supplies are stated at the lower of cost, determined on a basis that approximates the last-in, first-out method, or market.

     Prepaid Expenses. Prepaid expenses primarily include prepaid vessel insurance.

     Property. Vessels, improvements and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized and replacements, maintenance and repairs which do not improve or extend the lives of the assets are expensed. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of vessels and improvements other than tankers are 15 to 40 years and the estimated useful lives of furniture and equipment are 3 to 10 years. Tankers and related improvements are depreciated over estimated useful lives, as determined by the Oil Pollution Act of 1990 and other factors, ranging from 4 to 24 years.

     Vessels under capital leases are amortized over the estimated useful lives of the vessels. Included in vessels and improvements at December 31, 1994 and 1995 and at September 30, 1996 are vessels under capital leases of approximately $5,003,000, $5,229,000, and $18,147,000, net of accumulated amortization of approximately $37,000, $149,000, and $556,000, respectively.

     For the years ended December 31, 1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, depreciation and amortization of vessels, improvements and equipment was approximately $3,020,000, $3,397,000, and $4,770,000, and $3,590,000, and $4,963,000, respectively.

     Accounting for Drydocking Expenses. Approximately every 30 months, certain Company vessels are drydocked for major repairs and maintenance which cannot be performed while the vessels are operating.

     Through fiscal 1992, the Company provided currently for the estimated future costs of drydockings. Effective January 1, 1993, the Company changed its method of accounting for drydocking costs from the accrual method to the deferral method. Under the deferral method, the Company capitalizes its drydocking costs and amortizes them over the period through the next drydocking. Management believes the deferral method better matches costs with revenues. Also, the deferral method minimizes any significant changes in estimates associated with the accrual method. The cumulative effect of this accounting change for years prior to 1993, which is shown separately in the consolidated statement of operations for 1993, resulted in a benefit of $1,491,000, or $0.24 per common share.

     The following summary reflects net income and net income per common share for the year ended December 31, 1993 on an historical basis and as if the change in accounting principle had been retroactively applied:

                                                                              NET INCOME
                                                                              PER COMMON
                                                                            SHARE (PRIMARY
                                                             NET INCOME   AND FULLY DILUTED)
As reported................................................  $3,309,000         $0.50
Pro Forma..................................................   1,818,000          0.26

     At December 31, 1994 and 1995 and at September 30, 1996, deferred costs include unamortized drydocking of approximately $1,938,000, $2,534,000, and $7,572,000, respectively.

     Deferred Costs. Deferred costs primarily represent drydocking and financing costs. Deferred financing costs are amortized over the term of the related borrowings.

     Goodwill. Goodwill represents the excess of the purchase price over the fair value of certain assets acquired and is amortized on the straight-line basis over 20 to 40 years. The carrying value of goodwill is reviewed if facts and circumstances suggest that it may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on the estimated undiscounted cash flows of the assets acquired over the remaining amortization period, the carrying value will be adjusted accordingly. At December 31, 1994 and 1995 and at September 30, 1996, accumulated amortization of goodwill was approximately $1,184,000, $1,689,000, and $2,067,000, respectively.

     Income Taxes. HMI files a consolidated tax return with all corporate subsidiaries other than Seabulk Ocean Systems Holdings, Inc. and Seabulk Ocean Systems Corporation, which file a separate consolidated income tax return. Each partnership subsidiary files a separate partnership tax return.

     The Financial Accounting Standards Board ("FASB") issued Statement No. 109, "Accounting for Income Taxes," which requires the liability method of accounting for income taxes. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws in effect when the differences are expected to reverse. Under FASB Statement No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company adopted FASB Statement No. 109 in 1993 and applied its provisions retroactively.

     Recent Accounting Change. In March 1995, the FASB issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement No. 121 in the first quarter of 1996 and the effect of adoption was not material.

     In October 1995, the FASB issued Statement No. 123, "Accounting for Stock-Based Compensation," for fiscal years beginning after December 15, 1995. This Statement establishes a fair-value based method of accounting for stock compensation plans with employees and others. The Company continues to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees", as permitted by Statement No. 123 and will present the pro forma disclosures required under Statement No. 123 in fiscal year 1997 with no impact to the Company's results of operations.

     Earnings (Loss) per Common Share. Earnings (loss) per common share is calculated based on the weighted average number of common shares and dilutive common stock equivalents outstanding during the period. Common stock equivalents result from convertible preferred stock outstanding in 1993 and 1994 and outstanding stock options at September 30, 1996. Earnings (loss) per common share-assuming full dilution includes the if-converted dilutive effect of a portion of the convertible Junior Note through conversion in August 1996 (see
Note 3) and the incremental dilutive effect of outstanding common stock options at September 30, 1996.

     Concentrations of Credit Risk. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents in banks, trade accounts receivable and insurance claims receivable. The credit risk associated with cash and cash equivalents in banks is considered low due to the credit quality of the financial institutions. The Company performs ongoing credit evaluations of its trade customers and generally does not require collateral. The credit risk associated with insurance claims receivable is considered low due to the credit quality and funded status of the insurance pools that the Company participates in.

     Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Reclassifications. Certain amounts from prior periods' consolidated financial statements have been reclassified to conform with the current period's presentation.

     Interim Financial Information (Unaudited). The unaudited consolidated interim financial statements for the nine-month periods ended September 30, 1995 and 1996 and as of September 30, 1996 have been prepared on a basis consistent with that of the Company's audited consolidated financial statements as of and for the three-year period ended December 31, 1995. In the opinion of management, all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the unaudited information shown have been included. The results of operations for such interim periods are not necessarily indicative of the results expected for the full year ending December 31, 1996.

2. CAPITAL CONSTRUCTION FUNDS

     Pursuant to a Dual Use Agreement between Seabulk Tankers, Ltd. ("STL") and the United States of America ("U.S."), the Capital Construction Funds maintained by STL is collateral to the U.S., which amounts were $33,000 and $36,000 at December 31, 1994 and 1995, respectively.

3. DEBT

     Long-term debt consisted of the following (in thousands)

                                                            DECEMBER 31
                                                         -----------------   SEPTEMBER 30,
                                                          1994      1995         1996
                                                                              (UNAUDITED)
Lines of Credit........................................  $    --   $ 7,500     $  7,433
Term Loan..............................................   50,000    46,000       60,500
Acquisition Line.......................................       --        --        4,200
Senior Note............................................   23,096    23,200        9,021
Junior Note............................................   17,536    17,633           --
Title XI Debt..........................................       --        --       33,388
Notes Payable..........................................    7,447     9,389        3,099
Other..................................................      400        --           --
                                                         -------   -------     --------
                                                          98,479   103,722      117,641
Less: Current maturities...............................   (4,779)   (7,708)     (17,108)
                                                         -------   -------     --------
                                                         $93,700   $96,014     $100,533
                                                         =======   =======     ========

     On September 28, 1994, the Company entered into an agreement, as amended on May 15, 1995, March 26, 1996 and June 21, 1996, for a credit facility (the "Credit Facility") with its principal banks.


     The Credit Facility provides for a working capital credit line of $7,500,000 through January 15, 2001 (the "Line") and a stand-by letter of credit (the "Letter of Credit") of $5,600,000. Borrowings under the Line bear interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants (approximately 8.9% and 7.9% at December 31, 1995 and September 30, 1996, respectively), and are subject to an annual commitment fee of 0.50% of the unused portion of the Line. Borrowings outstanding under the Line totaled $7,500,000 and $5,500,000 at December 31, 1995 and September 30, 1996, of which
$5,500,000 is currently due. The Letter of Credit is collateral for a surety bond to fund any final award relating to the shipyard's claims discussed in Note
5. Additionally, the Credit Facility provides for a letter of credit in an amount equal to the greater of amounts available to be drawn under the Line or $4,000,000. Amounts drawn under either letter of credit are due on demand or the ultimate maturity date of January 15, 2001. There were no amounts outstanding under the letters of credit at December 31, 1995 or September 30, 1996.



     The Credit Facility provided for a term loan (the "Term Loan") in the original principal amount of $50,000,000. The Term Loan is payable in quarterly principal and interest payments beginning January 15, 1995. Borrowings under the Term Loan bear interest at the prime rate or LIBOR, at the option of the Company, plus an applicable margin based upon the Company's compliance with certain financial covenants. At December 31, 1995 and September 30, 1996, the Term Loan was accruing interest at LIBOR +3.0% and LIBOR +2.5%, respectively (approximately 8.9% and 8.2%, respectively).



     The Credit Facility provided for automatic increases under the Line and Term Loan and certain additional borrowings upon the successful completion of a public offering. Accordingly, upon consummation of the IPO on August 14, 1996, the Line increased to $10,000,000, the Term Loan increased to $60,500,000 and an acquisition line of credit (the "Acquisition Line") of $19,900,000 became available. On August 14, 1996, $4,200,000 was drawn under the Acquisition Line which bears interest at LIBOR +2.5% (8.0% at September 30, 1996) and is due in January, 2001.


     The collateral for the Company's indebtedness under the Credit Facility includes all Company-owned vessels, its partnership interests in STL and Seabulk Transmarine Partnership, Ltd., spare parts, fuel and supplies, and eligible accounts receivable.

     On September 30, 1994, and as amended on May 24, 1995, the Company issued a $25,000,000 senior subordinated note (the "Senior Note"). The Senior Note bears interest at 12%, payable semi-annually on March 31 and September 30. The principal portion of the Senior Note is payable in equal annual installments on September 30, 2003 and 2004. The Company received proceeds of approximately $23,072,000, net of a discount of $1,928,000 ($1,904,000, $1,800,000 and
$789,000 at December 31, 1994 and 1995 and September 30, 1996, respectively) which is being amortized as interest expense over the term of the Senior Note. On August 14, 1996 and September 12, 1996, the Company repaid $13,490,000, and $1,700,000, respectively, of the principal balance of the Senior Note with a portion of the proceeds from the IPO and the exercise of the underwriters' related over-allotment option. Repayment of the Senior Note is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility.

     The terms of the Credit Facility and Senior Note prohibit the Company or any of its wholly owned subsidiaries from paying dividends on any class of common stock and restrict, among other things, the Company's ability to enter into new commitments or borrowings over specified amounts and dispose of assets outside the ordinary course of business. In addition, the Company is required to maintain a minimum level of tangible net worth, as defined, and to prepay amounts outstanding under the Credit Facility to the extent of 50% of excess cash flow, as defined.

     On September 30, 1994, HMI issued a $25,000,000 junior subordinated note (the "Junior Note"). The Junior Note bears interest at 8%, compounded quarterly. The principal sum and all accrued and unpaid interest ($2,607,000 at December 31, 1995) was payable on the earlier of the IPO or September 30, 2014. The Company received proceeds of approximately $17,508,000, net of a discount of $7,492,000 ($7,464,000 and $7,367,000 at December 31, 1994 and 1995,
respectively) which was being amortized as interest expense over the term of the Junior Note. Repayment of the Junior Note was subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility and to the claims of the note holders for amounts outstanding under the Senior Note. In August 1996, the principal sum and all accrued and unpaid interest was repaid with $15,115,000 of the proceeds from the IPO and the issuance of 1,244,002 shares of Common Stock.

     In connection with the acquisition of the minority interest in STL in 1994 (see Note 6), the Company issued a note payable of approximately $3,039,000. Interest on the note is payable quarterly at Prime +2%, limited to 10% (10% at December 31, 1995), and the principal portion of the note is due in equal annual installments through 1999 ($2,431,000 outstanding at December 31, 1995). On August 14, 1996, the note was repaid with a portion of the proceeds from the IPO.


     In connection with the acquisition of the outstanding limited partnership interests in Hvide Chartering, Ltd. ("HCL") and Hvide Offshore Services, Ltd. ("HOS") in 1994 (see Note 6), the Company issued notes payable of approximately $2,149,000. Approximately $1,302,000 of these notes were issued to certain officers and employees of the Company and are recorded as notes payable to related parties in the accompanying consolidated balance sheets. Interest on the notes is payable quarterly at 12% and the notes are due in 2004. On August 14, 1996, approximately $678,000 of the notes payable to related parties, was repaid with $370,000 of the proceeds from the IPO and the issuance of 25,667 shares of Common Stock.



     In connection with redemption of the outstanding preferred stock of the Predecessor Company in 1994 (see Note 9), the Company issued notes payable totaling approximately $3,561,000 to the former stockholder. Interest on the notes is payable quarterly at the greater of 12% or Prime +3% (12% at December 31, 1995 and September 30, 1996). The principal portion of the notes is due in the year 2000. Repayment of these notes is subordinated to the claims of the Company's principal banks for amounts outstanding under the Credit Facility. On August 14, 1996, approximately $1,548,000 was repaid with a portion of the proceeds from the IPO.


     In connection with the acquisition of seven crew vessels in 1995 (see Note
12), the Company issued a $3,000,000 note payable. The note bears interest at 8% and provides for quarterly payments of principal and interest through the year 2000 ($2,550,000 outstanding at December 31, 1995). The note is secured by first preferred mortgages on four of the acquired vessels. The note payable was repaid in February 1996.

     In connection with the acquisition of the outstanding common stock of its previously unconsolidated 50%-owned affiliate Ocean Specialty Tankers Corporation ("OSTC"), on August 14, 1996, the Company assumed OSTC's obligations under a $2,000,000 revolving line of credit secured by the outstanding accounts receivables generated by three chemical carriers. The revolving line of credit bears interest monthly at 7.0% of the outstanding amount. At September 30, 1996, $1,933,000 was outstanding under the line of credit which is due currently.

     On August 14, 1996, the Company assumed approximately $34,650,000 of Title XI Debt in connection with the acquisitions of certain vessels (see note 12). The Title XI Debt is collateralized by first preferred mortgages on certain vessels and bears interest at rates ranging from 5.4% to 10.1%. The debt is due in semiannual principal and interest payments through December 1, 2006.

     The aggregate annual future payments due on debt and notes payable are as follows (in thousands):

                                                             DECEMBER 31,  SEPTEMBER 30,
                                                                 1995          1996
                                                                            (UNAUDITED)
1996.......................................................  $     7,708   $      17,108
1997.......................................................        7,208          15,876
1998.......................................................        9,208          16,208
1999.......................................................        9,208          20,898
2000.......................................................       11,710          27,836
Thereafter.................................................       58,680          19,892
                                                             ------------  -------------
                                                             $   103,722   $     117,818
                                                             ============  =============

     In addition to the Letter of Credit available pursuant to the Credit Facility, the Company has an available letter of credit of $7,000,000 for future charter hire payments relating to the Seabulk Magnachem lease financing.

     The Company made interest payments of approximately $3,593,000, $3,062,000 and $8,952,000 in 1993, 1994 and 1995, respectively and approximately $8,206,295 and $12,953,011 for the nine months ended September 30, 1995 and 1996, respectively.

4. CAPITAL LEASES

     The Company owns certain vessels under leases that are classified as capital leases. The following is a schedule of future minimum lease payments under capital leases together with the present value of the net minimum lease payments (in thousands):

                                                        DECEMBER 31,   SEPTEMBER 30,
                                                            1995           1996
                                                                        (UNAUDITED)
1996..................................................    $   875         $ 4,304
1997..................................................        875           4,273
1998..................................................        875           6,047
1999..................................................        863           1,860
2000..................................................        863           1,773
Thereafter............................................        683           1,678
                                                          -------         -------
Total minimum lease payments..........................      5,034          19,935
Less amount representing interest.....................     (1,007)         (3,436)
                                                          -------         -------
Present value of minimum lease payments (including
  current portion of $577 and $3,065, respectively)...    $ 4,027         $16,499
                                                          =======         =======

5. COMMITMENTS AND CONTINGENCIES

     A significant portion of the Company's operations consists of charters of ocean-going vessels. The Seabulk Challenger and Seabulk Magnachem are bareboat chartered for periods extending through the years 1999 and 2002, respectively. Charter hire expense on these vessels was approximately $3,400,000, $3,100,000 and $3,153,000, and $2,355,000 and $2,388,000, for the years ended December 31,
1993, 1994 and 1995, and the nine months ended September 30, 1995 and 1996, respectively. The Company's tractor tug Broward is bareboat chartered, through the year 2010. Charter hire expense on this vessel was approximately $217,000 and $488,000 for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively. The aggregate annual future payments due under these charter agreements at December 31, 1995 for the next five years are as follows (in thousands):

1996........................................................  $ 3,795
1997........................................................    3,842
1998........................................................    3,893
1999........................................................    3,949
2000........................................................    2,592
                                                              -------
                                                              $18,071
                                                              =======

     The Company is party to a lease agreement, as amended, of its office facilities with a remaining period of 14 years. The estimated remaining commitment under this lease at December 31, 1995 was $7,450,000 with approximately $532,000 payable in each of the next five years.


     Rent expense for the years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, was approximately $341,000, $467,000 and $666,000 and $545,000 and $524,000, respectively.


     In 1990, the Company withheld approximately $2,400,000 from a shipyard relating to delays and other problems encountered in the construction of a vessel. In 1993, the shipyard filed a claim to recover approximately $8,500,000 for costs allegedly due the shipyard, and the Company asserted a counterclaim for approximately $5,600,000 against the shipyard. In addition, the shipyard is seeking $10,000,000 of punitive damages. Management believes the shipyard's claim amounts are unsubstantiated and that recoveries upon the Company's counterclaim, together with insurance coverage, will exceed amounts, if any, which may be awarded to the shipyard. Management believes that the additional costs incurred to complete the construction of the vessel exceeded the amounts withheld (settlement of construction costs, if any, would generally be capitalized and depreciated over future periods); however, the Company is unable to predict the final outcome of this matter.

     In November 1989, STL formed an 88%-owned subsidiary, Seabulk Offshore, Ltd. ("SOL"), which acquired eight offshore supply vessels for approximately $13,510,000. In December 1990, STL and Hvide Marine Transport, Incorporated (a wholly-owned subsidiary of HMI) purchased the remaining 12% interest in SOL from the limited partner ("U.S. Offshore") for $825,000. Additionally, SOL agreed to pay U.S. Offshore an amount equal to 5% of gross revenues from the operation of the vessels for a period not to exceed a maximum of 40 months (December 1, 1990 through March 31, 1994) and in a total amount not to exceed $1,300,000, whichever occurred first. Approximately $769,000 has been paid to U.S. Offshore under this agreement. U.S. Offshore has filed a claim against SOL related to the amount due under the agreement. SOL is vigorously defending this claim and believes that it will ultimately prevail; however, the Company is unable to predict the final outcome of this matter.

     On August 6, 1992, a wholly-owned subsidiary, Seabulk Transmarine II, Inc. acquired a 49% interest in a joint venture which charters two offshore supply vessels from SOL for a period of six years. At the end of the charter period, the joint venture shall have the option to purchase each of the vessels at an agreed-upon purchase price of $300,000.

     On September 30, 1994, the Company acquired Sun State Marine Services, Inc. ("SSMS"). The acquisition agreement provides the sellers contingent payments for a period of five years from the date of the agreement. The contingent amount payable each year is 30% of the amount by which net income pertaining to the acquired operations for that year, as defined, exceeds $1,800,000. The aggregate total of the additional consideration is limited to $3,000,000 over the term of the agreement. Such contingent payments, when incurred, will be recorded as additional cost of the acquisition. During the year ended December 31, 1995, contingent payments made related to 1994 amounted to approximately $36,000. There were no contingent amounts due related to the acquired operations for the year ended December 31, 1995.

     The Company has guaranteed 50% of the outstanding line of credit borrowings of OSTC, up to a maximum of $2,000,000. Total borrowings outstanding under the line of credit subject to the guarantee were approximately $1,600,000 at December 31, 1995.

     At December 31, 1995, the Company was party to an agreement, as amended on January 31, 1996 and March 28, 1996, for the purchase of the remaining 50% of the outstanding common stock of OSTC, pursuant to which the Company is to acquire three chemical tankers. On August 14, 1996, the Company consummated the agreement (See Note 12).

     At December 31, 1995, Hvide Partners, L.P. ("HPLP"), an affiliated entity in which the Company participates as the sole general partner, was party, through its five 75%-owned limited liability companies Hvide Van Ommeren Tankers I-V LLC ("HVOT I-V"), to contracts for the construction of five double-hull petroleum product carriers. Pursuant to its general and indirect limited partnership interests in HPLP, the Company is required to make capital contributions to HPLP in 1996 totaling approximately $1,000,000. The Company was also party to an agreement at December 31, 1995 to provide technical services and support related to the operations of HVOT I-V. Pursuant to this agreement and commencing in 1997, the Company is to be paid an annual fee of $295,000, subject to future escalation equal to increases, if any, in the CPI.


     In November and December 1996, the Company entered into agreements to purchase 12 vessels for an aggregate amount of approximately $36,275,000. Deposits aggregating $2,739,000 have been paid on these vessels.


     In November 1996, the Company entered into an agreement to bareboat charter two tugs for a one year period.

6. RELATED PARTY TRANSACTIONS

     In 1994, the Company acquired outstanding limited partnership interests of HCL, a limited partnership in which the Company owned a 33 1/3% interest as general partner, from certain officers and employees of the Company for cash and notes payable of approximately $668,000 and $1,089,000, respectively.

     In 1994, the Company acquired the outstanding limited partnership interests of HOS from certain officers and employees of the Company for cash and notes payable of approximately $607,000 and $1,060,000, respectively. Additionally, the company assumed HOS's outstanding capital lease obligations and certain other liabilities.

     The purchase price of the vessels and other net assets acquired in the acquisition of the limited partnership interests of HCL and HOS was approximately $1,974,000 in excess of their historical net book value. Accordingly, such amounts were deemed special distributions to the related parties and recorded as a reduction of paid-in capital.

     In 1994, the Company acquired the outstanding minority interest in STL for cash and notes payable of approximately $1,302,000 and $3,039,000, respectively.

     Maritime Transport Development Corp., which is owned by the former Chairman of the Company, receives a commission equal to 1.25% of charter hire (approximately $210,000, $190,000, and $210,000 for the years ended December 31, 1993, 1994, and 1995, respectively) received by the Company for the Seabulk Challenger and the Seabulk Magnachem as payment for development and engineering services and marketing services related to the design of these vessels.

7. EMPLOYEE BENEFIT PLANS

     The Company sponsors a Section 401(k) retirement plan covering substantially all employees. Expense under this plan for the years ended December 31, 1993, 1994 and 1995, and for the nine months ended September 30, 1995 and 1996, was approximately $724,000, $834,000 and $1,047,000, and $796,000
and $998,000, respectively. Contributions under the plan are determined on the basis of employee compensation.

8. STOCK OPTIONS

     On August 12, 1996, the Company granted options to purchase 35,000 and 771,000 shares of Class A Common Stock to members of the Company's board of directors and certain executives, respectively. The exercise price of the options was equal to the fair market value of the underlying common stock of that date. The directors' options are 100% vested and all other options vest ratably over a four-year period. For the period from August 13, 1996 to September 30, 1996, there were no options granted, exercised or cancelled.

9. INCOME TAXES

     The components of the provision for (benefit from) income taxes are as follows (in thousands):

                                                                            NINE MONTHS
                                                         YEAR ENDED            ENDED
                                                        DECEMBER 31,       SEPTEMBER 30,
                                                    --------------------   -------------
                                                     1993    1994   1995   1995    1996
                                                                            (UNAUDITED)
Current...........................................  $  471   $ --   $ --   $--    $1,052
Deferred..........................................   1,402    189     (2)   --       564
                                                    ------   ----   ----   ---    ------
                                                    $1,873   $189   $ (2)  $--    $1,616
                                                    ======   ====   ====   ===    ======

     Income taxes paid were approximately $18,000, $400,000, and $0 in 1993, 1994, and 1995, respectively.

     A reconciliation of the Company's income tax rate to the federal rate of 34% is as follows:

                                                              1993    1994    1995
Income tax expense (benefit) computed at the statutory
  rate......................................................   34%     34%    (34)%
State income taxes..........................................    3       2      (2)
Capital Construction Funds..................................    8      16      24
Rate differential...........................................    4      --      --
Other.......................................................    2     (17)     11
                                                               --     ---     ---
                                                               51%     35%     (1)%
                                                               ==     ===     ===

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1994 and 1995 are as follows:

                                                               1994     1995
Deferred income tax assets:
  Net operating loss carryforward...........................  $3,779   $ 8,388
  Charitable contributions carryforward.....................      22        43
  Alternative minimum tax credit carryforward...............   1,226     1,226
  Accrued compensation......................................     142       315
  Other.....................................................      12       161
                                                              ------   -------
          Total deferred income tax assets..................   5,181    10,133
                                                              ------   -------
Deferred income tax liabilities:
  Fixed asset differences...................................   8,850    13,869
  Deferred drydocking costs.................................     617       581
  Other.....................................................      33        --
                                                              ------   -------
          Total deferred income tax liabilities.............   9,500    14,450
                                                              ------   -------
          Net deferred income tax liability.................  $4,319   $ 4,317
                                                              ======   =======

     At December 31, 1995, the Company had approximately $23,600,000 in net operating loss carryforwards for federal income tax purposes, expiring in various amounts from 1998 to 2010. Due to the IPO, the utilization of the Company's NOL's are limited, based upon the value of the Company prior to the IPO, to approximately $3,300,000 per year.

10. CAPITAL STOCK

     On August 14, 1996 and September 12, 1996 the Company issued 7,000,000 and 159,000 shares of its Class A Common Stock, respectively, pursuant to the IPO and related partial exercise of the underwriters' over-allotment option. Shares of the Company's Class C Common Stock were exchanged for 304,000 and 673,000 shares of the Company's Class A and Class B Common Stock, respectively. Additionally, 182,000 and 1,188,000 shares of the Company's Class A and Class B Common Stock were, respectively, issued in repayment of a portion of the Junior Notes and other certain outstanding indebtedness.

     On May 10, 1996, the Company's Board of Directors authorized a 1.5843-for-1 split of its common stock, and an increase of the number of authorized shares of its Class A, Class B, and Class C Common Stock to 100,000,000, 5,000,000, and 2,500,000, respectively. All share and per share data in the accompanying financial statements have been restated to reflect the stock split. Contemporaneous with the IPO, the Company's Board of Directors authorized the retirement of the Company's Class C Common Stock.

     On September 28, 1994, all the stock of the Predecessor Company was exchanged for shares of the Company's stock (see Note 1). The fair value of the Predecessor Company's common stock and the Company's common stock were equivalent.

     On September 29, 1994, all of the outstanding shares of Class A and Class B Preferred Stock of the Predecessor Company were repurchased from the shareholder for cash of $2,374,000, notes of $3,561,000 and certain agreements providing for future payments over a specified term. The present value of the agreements providing for future payments has been recorded in other liabilities in the accompanying consolidated balance sheets and total approximately $1,350,000 and $1,282,000 at December 31, 1994 and 1995, respectively.

     Each share of the Company's Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock is entitled to ten votes per share. Shares of Class C Common Stock are nonvoting. The holders of Class B Common Stock are entitled to convert, at the holder's election and at any time, such shares into shares of Class A Common Stock or Class C Common Stock at the rate of one share of Class B Common Stock for one share of Class A Common Stock or Class C Common Stock. The holders of Class C Common Stock are entitled to convert, at the holder's election and subject to certain restrictions, such shares into shares of Class A Common Stock at the rate of one share of Class C Common Stock for one share of Class A Common Stock.

     In connection with the issuance of the Junior Note, the Company issued to the note holders 765,733 shares of its Class B and Class C Common Stock and Common Stock Contingent Share Issuances ("CSIs") to purchase a maximum of 554,495 additional shares of its common stock. The Junior Note, shares of Class A and Class C Common Stock and the CSIs were recorded based upon their estimated fair values at the date of issuance. The CSIs are generally exercisable, at a price equal to the par value of the underlying shares, at the earlier of a qualified initial public offering of the Company's common stock, or September 30, 1998. The maximum amount of CSIs that may be exercised is based upon the note holders return on their investment in the Company.

     Simultaneously with the issuance of the CSIs, the Company entered into an agreement with its Chairman and principal stockholder and certain trusts whereby the principal stockholder and the trusts agreed to contribute pro rata a like amount of shares of common stock to the Company concurrently with the issuance of shares pursuant to the CSIs. Accordingly, issuance of shares pursuant to the CSIs will not effect the Company's financial position or results of operations.

11. SIGNIFICANT CUSTOMER

     The Company derived revenues from a long-term contract with one company representing 13% to 22% of its revenues over the three year period ended December 31, 1995.

12. ACQUISITIONS

     On September 30, 1994, the Company acquired 24 vessels and associated spare parts and other equipment. The Company paid an aggregate amount of approximately $17,886,000, consisting of $17,056,000 in cash and the assumption of $279,000 of vessel mortgages and $551,000 of bareboat charter obligations.

     On September 30, 1994, the Company acquired SSMS in an acquisition accounted for as a purchase. The aggregate purchase price of $13,900,000 was approximately $8,615,000 in excess of the net assets acquired, which is being amortized using the straight-line method over 20 years.

     On March 8, 1995, the Company acquired seven crew boats for $5,875,000, including cash of $2,875,000 and a $3,000,000 promissory note.

     In January and February 1996, the Company acquired nine crew boats under capital lease obligations.

     On August 14, 1996, the Company purchased the remaining 50% of the outstanding common stock of an entity and acquired three chemical tankers. The aggregate purchase price of approximately $64,650,000 consisted of approximately $15,500,000 paid in cash with a portion of the proceeds from the IPO and the assumption of approximately $34,650,000 in mortgage obligations related to two of the vessels acquired, $7,000,000 under the Term Loan and 7,500,000 under a capital lease.

     On August 14, 1996, the Company purchased eight supply boats. The aggregate purchase price of $26,075,000 was paid in cash with $18,075,000 of the proceeds from the IPO and $8,000,000 drawn under the Term Loan. The Company has agreed to indemnify certain affiliates of the sellers against certain of one seller's liabilities due to its creditors. The Company's maximum liability pursuant to the guarantee and indemnification is $7,000,000.

     On August 14, 1996, the Company acquired two supply boats and one crew boat. The aggregate purchase price of $6,825,000 was paid in cash with $1,950,000 of the proceeds from the IPO, $4,200,000 drawn under the Acquisition Facility and the issuance of $675,000 of notes payable. The crew boat was purchased from the Company's Chairman and the Investor Group for a purchase price of approximately $2,200,000, which was equal to their cost of the vessel.

     The operations of acquired vessels and assets are included in the accompanying condensed consolidated statements of operations for the period subsequent to their acquisition dates.

     In October 1996, the Company purchased two supply boats for cash of approximately $4,600,000.

     In December 1996, the Company purchased a tug for cash of approximately $3,400,000.


     In January 1997, the Company purchased a supply boat for cash of approximately $4,700,000.


13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments included in the following categories:

          Cash and cash equivalents and accounts receivable. The carrying amounts reported in the balance sheets approximates fair value.

          Credit Facility, Mortgage note and Other. Amounts outstanding under the Company's Credit Facility, as amended, bear interest at variable rates that periodically adjust to reflect changes in overall market rates and approximate fair value. Amounts outstanding in 1994 under the mortgage note and other amounts approximate fair value due to their short-term nature.

          Senior and Junior Notes. Amounts outstanding under the Senior and Junior Notes bear interest at 12% and 8%, respectively. The fair value of the Senior and Junior Notes at December 31, 1995 was estimated to be $23.5 million and $16.5 million, respectively, using a discounted cash flow analysis at estimated market rates.

          Notes Payable. The carrying amount reported in the balance sheets approximates fair value using a discounted cash flow analysis at estimated market rates.

14. CONDENSED FINANCIAL INFORMATION

     The following are parent company-only condensed financial statements, and notes thereto, of Hvide Marine Incorporated:

                PARENT COMPANY -- ONLY CONDENSED BALANCE SHEETS

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1994       1995
                                                                (IN THOUSANDS)
                           ASSETS
Current Assets:
     Deferred costs.........................................  $    78    $    38
                                                              -------    -------
          Total current assets..............................       78         38
     Other assets:
          Deferred costs, net...............................    1,358      1,235
          Other (principally investment in wholly-owned
           subsidiaries)....................................   29,524     31,614
                                                              -------    -------
               Total other assets...........................   30,882     32,849
                                                              -------    -------
               Total........................................  $30,960    $32,887
                                                              =======    =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities (principally amounts due to wholly-owned
  subsidiaries).............................................  $   215    $   302
     Long-Term Debt.........................................   17,536     17,633
Other Noncurrent Liabilities (long-term payable)............      504      2,607
                                                              -------    -------
               Total liabilities............................   18,255     20,542
     Stockholders' Equity:
          Common stock......................................        2          2
          Other stockholders' equity........................   12,703     12,343
                                                              -------    -------
               Total stockholders' equity...................   12,705     12,345
                                                              -------    -------
               Total........................................  $30,960    $32,887
                                                              =======    =======

            PARENT COMPANY--ONLY CONDENSED STATEMENTS OF OPERATIONS

                                                               PERIOD FROM
                                                                INCEPTION
                                                              (SEPTEMBER 28,
                                                              1994) THROUGH      YEAR ENDED
                                                               DECEMBER 31,     DECEMBER 31,
                                                                   1994             1995
                                                                      (IN THOUSANDS)
Cost and expenses:
     Professional fees......................................      $1,195           $  151
     Interest expense.......................................         549            2,218
     Other..................................................         331               81
                                                                  ------           ------
          Total costs and expenses..........................       2,075            2,450
Benefit from income taxes...................................         714              871
                                                                  ------           ------
                                                                   1,361            1,579
     Equity in net income of subsidiaries...................         717            1,219
                                                                  ------           ------
          Net loss..........................................      $  644           $  360
                                                                  ======           ======

BASIS OF PRESENTATION

     In the parent company-only financial statements, the Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of its wholly-owned subsidiaries. The parent company-only financial statements should be read in conjunction with the Company's consolidated financial statements.

LONG-TERM DEBT

     On September 30, 1994, the Company issued the Junior Note (see Note 3).

     The Company serves as co-guarantor of amounts under the Credit Facility and Senior Note (see Note 3). Repayment of the Junior Note is subordinated to the claims for amounts outstanding under the Credit Facility and the Senior Note.

DIVIDENDS FROM SUBSIDIARIES

     No cash dividends have been paid to the Parent Company since inception as the Company's Credit Facility prohibits the payment of dividends or other distributions on any class of capital stock of the Company or its wholly-owned subsidiaries.

STATEMENT OF CASH FLOWS

     The statement of cash flows has been omitted as the Parent Company does not maintain cash balances.

15. EXTRAORDINARY ITEM

     On August 14, 1996, the Company utilized common stock and a portion of the proceeds from the IPO to repay $25,000,000 and $15,190,000 of the Junior and Senior Notes, respectively. Accordingly, the Company recorded a loss on extinguishment of $8,016,000, net of a tax benefit of $1,405,000.

                          INDEPENDENT AUDITORS' REPORT

To the Boards of Directors and Stockholder of OMICHEM TRANSPORT, INC., OMI CLOVER TRANSPORT, INC., and OMI HUDSON TRANSPORT, INC.:

     We have audited the accompanying combined balance sheets of the OMI Chemical Carrier Group as of December 31, 1994 and 1995 and the related combined statements of operations and deficit and of cash flows for each of the three years in the period ended December 31, 1995. The combined financial statements include the accounts of Omichem Transport, Inc., OMI Clover Transport, Inc., and OMI Hudson Transport, Inc. which are wholly owned subsidiaries of OMI Corp. These financial statements are the responsibility of the companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the combined financial position of the OMI Chemical Carrier Group at December 31, 1994 and 1995 and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                                  DELOITTE & TOUCHE LLP

New York, New York
January 26, 1996

                           OMI CHEMICAL CARRIER GROUP

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                   DECEMBER
                                                              -------------------     JUNE 30,
                                                                1994       1995         1996
                                                                                    (UNAUDITED)
                           ASSETS
Current assets:
    Advances to masters.....................................  $    171   $    102     $    325
    Receivables:
         Due from OSTC (Notes 1, 3).........................       638        544          401
         Other..............................................        40         52           59
    Deferred income taxes (Note 4)..........................       731      9,176          249
    Prepaid expenses and other current assets...............       987        524          556
                                                              --------   --------     --------
         Total current assets...............................     2,567     10,398        1,590
                                                              --------   --------     --------
Vessels (Notes 1, 3)........................................    75,225     84,738      114,686
Less accumulated depreciation...............................   (43,872)   (47,066)     (49,625)
                                                              --------   --------     --------
    Vessels -- net..........................................    31,353     37,672       65,061
                                                              --------   --------     --------
Due from parent (Notes 4, 6)................................     3,983                   6,429
Other assets and deferred charges...........................     1,537      1,094          957
                                                              --------   --------     --------
         Total..............................................  $ 39,440   $ 49,164     $ 74,037
                                                              ========   ========     ========
       LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIT)
Current liabilities:
    Accounts payable........................................  $  1,328   $    389     $    667
    Accrued liabilities:
         Voyage and vessel..................................     2,524      2,273        3,347
         Interest...........................................       498        432          565
         Operating lease (Note 3)...........................       738        756
    Accrued lease termination costs (Note 5)................               25,000
    Accrued loss on lease obligation (Note 5)...............     1,487
    Current portion of long-term debt (Notes 2, 3)..........     2,525      2,525        4,815
                                                              --------   --------     --------
         Total current liabilities..........................     9,100     31,375        9,394
                                                              --------   --------     --------
Long-term debt (Notes 2, 3).................................    17,488     14,963       29,835
Accrued loss on lease obligation (Note 5)...................    18,313
Deferred income taxes (Note 4)..............................     1,523      8,797        8,393
Due to parent (Notes 4, 6)..................................                1,535
Advances from parent (Note 3)...............................                9,623        9,623
Accrued lease payable (Note 3)..............................     2,243
Deferred gain on sale/leaseback of vessel (Note 3)..........     1,281
Advance time charter revenues and other liabilities.........     1,447        830        1,059
Commitments and contingencies (Note 7)
Stockholder's equity (deficit):
    Common stock............................................
    Capital surplus (Note 3)................................    80,881     80,881      115,181
    Deficit (Note 1)........................................   (92,836)   (98,840)     (99,448)
                                                              --------   --------     --------
         Total stockholder's equity (deficit)...............   (11,955)   (17,959)      15,733
                                                              --------   --------     --------
         Total..............................................  $ 39,440   $ 49,164     $ 74,037
                                                              ========   ========     ========

                   See notes to combined financial statements

                           OMI CHEMICAL CARRIER GROUP
                 COMBINED STATEMENTS OF OPERATIONS AND DEFICIT
                                 (IN THOUSANDS)

                                                                                     FOR THE SIX MONTHS
                                                FOR THE YEARS ENDED DECEMBER 31,       ENDED JUNE 30,
                                                --------------------------------    --------------------
                                                  1993        1994        1995        1995        1996
                                                                                        (UNAUDITED)
Revenues......................................  $ 24,434    $ 26,564    $ 26,099    $ 13,245    $ 12,262
                                                --------    --------    --------    --------    --------
Operating Expenses:
    Vessel and voyage.........................    17,418      17,711      18,287      11,176       7,473
    Depreciation and amortization.............     3,672       3,878       3,355       1,367       2,560
    Operating lease (Note 3)..................    10,730      10,805       7,557       2,878         754
    Provision for losses (Notes 3, 5):
         Impaired value of vessel.............                14,798
         Lease obligation.....................                19,800       3,297
    General and administrative (Note 6).......       827         854         848         427         414
                                                --------    --------    --------    --------    --------
             Total operating expenses.........    32,647      67,846      33,344      15,848      11,201
                                                --------    --------    --------    --------    --------
Operating (loss) income.......................    (8,213)    (41,282)     (7,245)     (2,603)      1,061
                                                --------    --------    --------    --------    --------
Other Income (Expense):
    Gain on disposal of assets (Note 3).......       334         333         167         167          --
    Interest expense, net.....................    (2,779)     (2,148)     (2,160)       (944)     (1,995)
                                                --------    --------    --------    --------    --------
             Net other expense................    (2,445)     (1,815)     (1,993)       (777)     (1,995)
                                                --------    --------    --------    --------    --------
Loss before income taxes......................   (10,658)    (43,097)     (9,238)     (3,380)       (934)
Benefit for income taxes (Note 4).............     3,293      15,084       3,234       1,183         326
                                                --------    --------    --------    --------    --------
Net loss......................................    (7,365)    (28,013)     (6,004)     (2,197)       (608)
Deficit, beginning of period..................   (57,458)    (64,823)    (92,836)    (92,836)    (98,840)
                                                --------    --------    --------    --------    --------
Deficit, end of period........................  $(64,823)   $(92,836)   $(98,840)   $(95,033)   $(99,448)
                                                ========    ========    ========    ========    ========

                   See notes to combined financial statements

                           OMI CHEMICAL CARRIER GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       FOR THE SIX MONTHS
                                              FOR THE YEARS ENDED DECEMBER 31,           ENDED JUNE 30,
                                             ----------------------------------    ---------------------------
                                               1993        1994         1995           1995            1996
                                                                                           (UNAUDITED)
CASH FLOWS PROVIDED BY OPERATING
  ACTIVITIES:
    Net loss...............................   $(7,365)    $(28,013)    $ (6,004)     $ (2,197)       $  (608)
    Adjustments to reconcile net loss to
      cash provided by operating
      activities:
         (Decrease) increase in deferred
           income taxes....................      (461)     (13,629)      (1,171)          305          8,523
         Depreciation and amortization.....     3,672        3,878        3,355         1,367          2,560
         Gain on disposal of assets--net...      (334)        (333)        (167)         (167)
         Provision for losses on vessel and
           lease...........................                 34,598        3,297
    Changes in Assets and Liabilities:
         Decrease (increase) in receivables
           and other current assets........       135         (371)         614          (585)          (119)
         (Decrease) increase in accounts
           payable and accrued expenses....    (1,814)       2,614       (1,975)         (522)         1,501
         Decrease (increase) in due from
           (to) parent.....................     8,346        3,654        5,518         3,319         (7,964)
         Decrease (increase) in other
           assets and deferred charges.....       260         (200)         443           147            137
         Increase (decrease) in advance
           time charter revenues and other
           liabilities.....................     1,369           78         (617)          113            229
         Other assets & liabilities--net...     1,257                       133           (85)
                                              -------     --------     --------      --------        -------
             Net cash provided by operating
               activities..................     5,065        2,276        3,426         1,695          4,259
                                              -------     --------     --------      --------        -------
CASH FLOWS (USED) PROVIDED BY INVESTING
  ACTIVITIES:
    Additions to vessels...................    (3,040)        (351)     (10,524)      (10,055)        (1,851)
    Proceeds received on note receivable...       500        1,500
                                              -------     --------     --------      --------        -------
         Net cash (used) provided by
           investing activities............    (2,540)       1,149      (10,524)      (10,055)        (1,851)
                                              -------     --------     --------      --------        -------
CASH FLOWS (USED) PROVIDED BY FINANCING
  ACTIVITIES:
    Payments on long-term debt.............    (2,525)      (3,425)      (2,525)       (1,263)        (2,408)
    Advances from parent...................                               9,623         9,623
                                              -------     --------     --------      --------        -------
         Net cash (used) provided by
           financing activities............    (2,525)      (3,425)       7,098         8,360         (2,408)
                                              -------     --------     --------      --------        -------
         Net (decrease) increase in cash...   $    --     $     --     $     --      $     --        $    --
                                              =======     ========     ========      ========        =======

                   See notes to combined financial statements

                           OMI CHEMICAL CARRIER GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995
        AND (UNAUDITED) FOR THE SIX MONTHS ENDED JUNE 30, 1995 AND 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Combined Statements. The combined financial statements for the OMI Chemical Carrier Group (the "Group" or "Companies") include the financial statements of Omichem Transport, Inc., OMI Clover Transport, Inc., and OMI Hudson Transport, Inc. which are wholly owned subsidiaries of OMI Corp. ("OMI"). The three companies each own a vessel (OMI Star, OMI Hudson and OMI Dynachem, respectively) which is time chartered to a joint venture, Ocean Specialty Tankers Corporation ("OSTC"), owned by OMI and Seabulk Ocean Systems Corporation ("SOSC"), a subsidiary of Hvide Marine Incorporated ("Hvide") (see Note 3). OSTC contracts with customers for ocean shipping of liquid chemicals.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Since inception, the Companies have incurred cumulative losses aggregating over $99,000,000 at June 30, 1996. The Companies have been able to sustain their ongoing operations because of OMI's commitment to provide funding for working capital and other purposes. These financial statements have been prepared on the assumption that OMI will continue to provide required funding in the future.

     In October 1995, OMI entered into an agreement with Hvide for the sale of the OMI Star, OMI Hudson and OMI Dynachem and its interest in OSTC for approximately $64,650,000, $30,000,000 in cash and the assumption of all outstanding indebtedness relating to the vessels ($34,650,000 at June 30, 1996). The agreement was amended April 30, 1996 to swap the OMI Dynachem for a replacement vessel to be identified at a later date. Cash of $12,775,000 (of the $30,000,000) was transferred to an escrow account at delivery until such vessel is identified and delivered. The sale of these three vessels and the interest in OSTC is contingent upon Hvide successfully completing its initial public offering of common stock in 1996, which was accomplished on August 14, 1996.

     Unaudited Financial Statements. In the opinion of management, the unaudited combined financial statements reflect the adjustments (comprising only normal recurring accruals) necessary for a fair presentation of financial position at June 30, 1996 and results of operations and cash flows for the six months ended June 30, 1995 and 1996.

     Accounting Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Operating Revenues and Expenses. Voyage revenues are earned and recognized on a daily basis and are subject to adjustments based on the operating results of OSTC.

     Special survey and drydock expenses are accrued and charged to operating expense over the survey cycle, which generally is a two- to three-year period. The accruals of such expenses are based on management's best estimates of future cost and the expected length of the survey cycle. However, the ultimate liability may be more or less than such estimates.

     Vessels and Improvements. Vessels are recorded at cost. Depreciation for financial reporting purposes is provided principally on the straight-line method based on the estimated useful lives of the vessels up to the vessels' estimated salvage value. The useful lives of the vessels are 25 and 30 years. Salvage value is based upon a vessel's light weight tonnage multiplied by a scrap rate.

     Improvements on leased vessels are amortized on the straight-line method over the lives of the leases.

     In the event that facts and circumstances indicate that the carrying amount of a vessel may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the vessel are compared to the vessel's carrying value to determine if a write-down to fair value or discounted cash flow is required (see Note 5).

     The Companies adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" effective January 1, 1995. Adoption of this statement did not have a material effect on the Companies' combined financial position or results of operations.

     Income Taxes. The Companies are included in a consolidated Federal income tax return filed by OMI which includes all eligible subsidiary Companies. The accompanying financial statements include for each subsidiary in the Group a cost or benefit for Federal income taxes based on the related separate taxable income of each subsidiary. Deferred income taxes are recorded under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     Retirement Plans. The Companies comprising the Group make contributions to union sponsored multi-employer pension plans covering seagoing personnel. Contributions to these plans amounted to approximately $218,000, $276,000, and $262,000 for the years ended December 31, 1993, 1994 and 1995 and $130,000 and $116,000 for the six months ended June 30, 1995 and 1996, respectively. If these Companies were to withdraw from the plans or the plans were to terminate, the Companies would be liable for a portion of any unfunded plan benefits that might exist. The Group has been advised by the trustees of such plans that it has no withdrawal liability as of December 31, 1995.

     Cash Flows. During the years ended December 31, 1993, 1994 and 1995, the Group paid interest of $2,504,000, $1,932,000, and $1,475,000, respectively. During the six months ended June 30, 1995 and 1996 the Group paid interest of $884,000 and $565,000, respectively.

2. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                        DECEMBER 31,
                                                  -------------------------    JUNE 30,
                                                     1994          1995          1996
Bonds, secured by vessels, at 5.35% and 10.1%
  payable in installments to 2006...............  $20,013,000   $17,488,000   $34,650,000
Less: current portion of long-term debt.........    2,525,000     2,525,000     4,815,000
                                                  -----------   -----------   -----------
Long-term debt..................................  $17,488,000   $14,963,000   $29,835,000
                                                  ===========   ===========   ===========
Fair value of long-term debt....................  $19,871,000   $18,926,000   $38,054,000
                                                  ===========   ===========   ===========

     The bonds are collateralized by a mortgage on the OMI Dynachem and OMI Hudson and are guaranteed as to principal and interest by the U.S. Government under the Title XI Program. At June 30, 1996, the vessels (net book values aggregating $56,978,000) and investments of $9,857,000 held by OMI Corp. in its Capital Construction and other restricted funds have been pledged as collateral for the long-term debt issues. The security arrangement restricts OMI Hudson Transport, Inc. and OMI Clover Transport, Inc. ("OMI Clover") from, among other things, the withdrawal of capital, the payment of common stock dividends and the extending of loans to affiliated parties.

     Subsequent to December 31, 1995, aggregate annual maturities of the bonds during each of the next five years 1996 through 2000 were $2,525,000. Subsequent to June 30, 1996, aggregate maturities for a twelve month period on such bonds in the next five years through 2001 are $4,815,000.

     The fair value of the bonds is estimated based on current rates available for similar issues.

3. OPERATING LEASES

     Total rent expense, which relates to two vessels, amounted to $10,730,000, $10,805,000 and $7,557,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Rent expense for the six months ended June 30, 1995 and 1996 was $4,371,000 and $755,000, respectively.

     OMI Clover has operated the vessel OMI Hudson under a long-term operating lease requiring semi-annual payments through December 2006. In October 1995, OMI Clover entered into an agreement with the owner/lessor of the OMI Hudson to terminate the operating lease for $25,000,000 and subsequently purchase the vessel for $30,000,000. The estimated loss on lease termination of $3,297,000 was reported as a separate item in the 1995 Combined Statement of Operations and Deficit. In February 1996, OMI Clover terminated the operating lease on the vessel for $22,000,000 cash and the issuance of a $3,000,000 Convertible Note by OMI. In March 1996, OMI Clover purchased the vessel for cash of $9,300,000 ($10,430,000 less reimbursement of a portion of the lease payment of $1,130,000 in accordance with the agreement) and assumption of debt of $19,570,000 (see
Note 2). The $31,300,000 cash paid by OMI on behalf of OMI Clover and the $3,000,000 Convertible Note issued by OMI aggregating $34,300,000 to terminate the lease and purchase the vessel was recorded as a capital contribution to OMI Clover.

     In 1992, Omichem Transport, Inc. ("Omichem") entered into a sale/leaseback transaction for the OMI Star. Omichem received $11,500,000 in cash, of which $3,500,000 was used to pay the mortgage on the vessel, a $2,000,000 secured note receivable paid December 1994 and a six year lease. The gain on the transaction of approximately $2,001,000 was deferred and amortized over the life of the lease until June 29, 1995 when Omichem repurchased the OMI Star for $9,623,000. The funds to purchase the OMI Star were in the form of a long-term advance from OMI at a variable rate based on the London Interbank Offering Rate.

     The three vessels operated by the Group are time chartered to OSTC, a joint venture between OMI and SOSC. The balances included in the financial statements due from OSTC represent charter hire receivables.

     As of December 31, 1995 the Companies have time charter agreements with OSTC for initial terms ending May 31, 2000, with extension options after that date. The vessels are under charter for "base" hire rates dependent upon the performance of the vessels.

4. INCOME TAXES

     A summary of the components of the benefit for income taxes is as follows:

                                                                  FOR THE YEARS
                                                                ENDED DECEMBER 31,
                                                           ----------------------------
                                                            1993       1994      1995
Current benefit..........................................  $(2,542)  $ (1,156)  $(1,766)
Deferred tax benefit.....................................     (461)   (13,629)   (1,171)
                                                           -------   --------   -------
Benefit for income taxes as originally reported for
  internal purposes......................................   (3,003)   (14,785)   (2,937)
Current benefit for allocated general and administrative
  expenses (see Note 6)..................................     (290)      (299)     (297)
                                                           -------   --------   -------
          Total..........................................  $(3,293)  $(15,084)  $(3,234)
                                                           =======   ========   =======

     Deferred income taxes are payable to OMI. The components of deferred income taxes relate to tax effects of temporary differences as follows:

                                                                   DECEMBER 31,
                                                                ------------------
                                                                 1994       1995
Deferred tax liabilities:
     Differences between book and tax basis of vessels......    $ 9,424    $ 9,108
          Other.............................................         54         74
                                                                -------    -------
               Total deferred tax liabilities...............      9,478      9,182
                                                                -------    -------
Deferred tax assets:
     Future lease liability accrual.........................     (6,930)    (8,750)
     Accrual for drydocking.................................       (567)      (811)
     Accrued lease payable..................................       (785)
     Deferred gain on sale/leaseback........................       (404)
                                                                -------    -------
               Total deferred tax assets....................     (8,686)    (9,561)
                                                                -------    -------
     Deferred income taxes -- net...........................    $   792    $  (379)
                                                                =======    =======

     On August 2, 1993, Congress passed the Omnibus Budget Reconciliation Act of 1993 (the "Act"). The major component of the Act affecting the Group was the retroactive increase in the marginal corporate tax rate from 34 percent to 35 percent, increasing the 1993 deferred income taxes of the Group by $438,000 to comply with the provisions of the Act.

5. IMPAIRMENT AND PROVISION FOR LOSS ON VESSEL LEASE OBLIGATION

     As part of the periodic review of the recoverability of the investment in vessels, in 1994 management determined that the carrying value of the OMI Dynachem exceeded the undiscounted forecasted future net cash flows from its operations. This indicated that an impairment loss for this vessel should be recognized. This loss was measured by the excess of the carrying value of the vessel over its estimated fair value which was based on values provided by two shipbrokers. The carrying value was reduced by $14,798,000, which is reported as a separate item in the 1994 Combined Statement of Operations and Deficit.

     As part of this periodic review, it also was determined that a similar loss should be recognized for the forecasted loss from operations of the OMI Hudson which is chartered-in on an operating lease through 2006. The amount of the loss was estimated based on forecasted undiscounted cash flows, excluding from rent expense an amount representative of the interest component of the lease agreement, through the lease expiration date. This loss, estimated as $19,800,000, is also reported as a separate item in the 1994 Combined Statement of Operations and Deficit.

6. TRANSACTIONS WITH PARENT

     Due from (to) Parent represents tax benefits currently due from OMI reduced by non-interest bearing advances from OMI to fund the Group's operations. OMI maintains a centralized cash management system whereby it accepts and deposits all cash receipts on behalf of its subsidiaries and pays all costs, expenses and other obligations of such subsidiaries. These disbursements primarily represent vessel and voyage expenses, lease payments, interest expense and required payments of long-term debt. The average balances due from (to) OMI (based on individual monthly balances outstanding) are as follows:

                                    FOR THE SIX
      FOR THE YEARS                    MONTHS
   ENDED DECEMBER 31,              ENDED JUNE 30,
-------------------------    --------------------------
 1993      1994     1995         1995           1996
$11,957   $5,307   $1,535       $3,641         $  631

     OMI provides all general and administrative services for the Group and has not followed the practice of allocating general and administrative expenses incurred by OMI to its various domestic subsidiaries although it does allocate such costs to its various foreign subsidiaries. For purposes of the accompanying financial statements, provision has been made during each period for the allocation of general and administrative costs to the Group on a basis similar to that used by OMI for allocation of such costs to foreign subsidiaries as follows:

                                                                               FOR THE
                                                       FOR THE YEARS         SIX MONTHS
                                                    ENDED DECEMBER 31,     ENDED JUNE 30,
                                                   ---------------------   ---------------
                                                   1993    1994    1995     1995     1996
Allocated general and administrative costs.......  $ 827   $ 854   $ 848    $ 427    $ 414
Benefit for income taxes (see Note 4)............   (290)   (299)   (297)    (145)    (145)
                                                   -----   -----   -----    -----    -----
                                                   $ 537   $ 555   $ 551    $ 282    $ 269
                                                   =====   =====   =====    =====    =====

     The method used allocates fixed annual amounts of costs on a per vessel basis for financial accounting and vessel management activities and allocates costs for general corporate activities based on 1.25 percent of revenues earned by each vessel. Management of OMI believes that this allocation method is reasonable.

7. CONTINGENT LIABILITIES

     Companies in the Group are defendants in various legal actions from shipping operations. Such actions are covered by insurance or, in the opinion of management after review with counsel, are of such a nature that the ultimate liability, if any, would not have a material adverse effect on the combined financial statements.

                          INDEPENDENT AUDITORS' REPORT

Partners of
  INDIAN SEAL PARTNERS, LTD.,
  BAFFIN SEAL PARTNERS, LTD.,
  BALTIC SEAL PARTNERS, LTD.,
  BENGAL SEAL PARTNERS, LTD., AND
  ROSS SEAL PARTNERS, LTD.

     We have audited the accompanying Combined Statements of Vessel Operations of Indian Seal Partners, Ltd., Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., Bengal Seal Partners, Ltd., and Ross Seal Partners, Ltd. (collectively "the Seal Partners") for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the management of the Seal Partners. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the combined financial statements referred to above have been prepared in accordance with the Asset Purchase Agreement between the Seal Partners and Hvide Marine Incorporated, dated March 29, 1996, and amended July 23, 1996, for the sale of certain assets and operations to Hvide Marine Incorporated (the "Agreement") and are not intended to be complete presentations of the Seal Partners' revenues and expenses.

     In our opinion, the combined statements referred to above present fairly, in all material respects, the combined vessel operations of the Seal Partners for the years ended December 31, 1995, 1994, and 1993, pursuant to the Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
April 12, 1996, except for the fourth paragraph of
  Note 1, as to which the date is August 1, 1996

                           INDIAN SEAL PARTNERS, LTD.
                           BAFFIN SEAL PARTNERS, LTD.
                           BALTIC SEAL PARTNERS, LTD.
                           BENGAL SEAL PARTNERS, LTD.
                            ROSS SEAL PARTNERS, LTD.

                    COMBINED STATEMENTS OF VESSEL OPERATIONS

                                                                                           SIX MONTHS ENDED
                                                   FOR THE YEARS ENDED DECEMBER 31,            JUNE 30,
                                                 ------------------------------------   -----------------------
                                                    1993         1994         1995         1995         1996
                                                                                              (UNAUDITED)
Combined operating revenues....................  $4,402,220   $4,150,519   $5,383,398   $2,567,219   $3,215,100
Combined operating expenses
    Groceries..................................      16,742       30,490       49,741       24,602       26,441
    Insurance claims...........................     115,252       77,907       62,543       19,837       33,620
    Insurance premiums.........................     302,295      431,129      428,589      211,647      196,494
    Medical....................................      14,809       37,549       44,242       18,977       21,273
    Payroll taxes..............................      39,618       68,539      101,600       54,924       51,233
    Repairs and maintenance....................     286,373      417,341      422,016      211,661      185,531
    Safety training............................      18,792       30,163       34,919       20,587       17,087
    Salaries -- crews..........................     690,960      995,602    1,297,067      643,461      654,883
    Supplies...................................      77,145      268,254       87,672       30,352       70,877
    Taxes, licenses and miscellaneous..........      42,910      168,467      154,769       52,570       44,878
    Transportation -- crews....................     133,148       84,888       93,453       46,685       41,587
                                                 ----------   ----------   ----------   ----------   ----------
         Total combined operating expenses.....   1,738,044    2,610,329    2,776,611    1,335,303    1,343,904
                                                 ----------   ----------   ----------   ----------   ----------
         Excess of combined operating revenues
           over expenses.......................  $2,664,176   $1,540,190   $2,606,787   $1,231,916   $1,871,196
                                                 ==========   ==========   ==========   ==========   ==========

                       See notes to financial statements

                           INDIAN SEAL PARTNERS, LTD.
                           BAFFIN SEAL PARTNERS, LTD.
                           BALTIC SEAL PARTNERS, LTD.
                           BENGAL SEAL PARTNERS, LTD.
                            ROSS SEAL PARTNERS, LTD.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1 BASIS OF PRESENTATION

     The accompanying combined financial statement includes certain accounts of:

      NAME OF ENTITY          TYPE OF ENTITY          NAME OF SHIP
Indian Seal Partners, Ltd.  Limited Partnership  Indian Seal -- 204
                                                 Feet
Baffin Seal Partners, Ltd.  Limited Partnership  Baffin Seal -- 185
                                                 Feet
Baltic Seal Partners, Ltd.  Limited Partnership  Baltic Seal -- 205
                                                 Feet
Bengal Seal Partners, Ltd.  Limited Partnership  Bengal Seal -- 185
                                                 Feet
Ross Seal Partners, Ltd.    Limited Partnership  Ross Seal -- 163 Feet

     Each of the five limited partnerships above (collectively "the Seal Partners") owns an offshore service ship (collectively "the Seal Partners Ships"). These entities have been combined because they have common partners and have collectively entered into an Asset Purchase Agreement to sell certain assets. There have been no significant intercompany transactions or interrelated activities between these entities.

     The Baltic Seal was purchased by Baltic Seal Partners, Ltd. in February 1994 and was placed in service in August 1994 after a period of drydocking.

     According to the terms of the Asset Purchase Agreement dated March 29, 1996, and amended July 23, 1996 the Seal Partners have committed to sell certain assets which include the Seal Partners Ships and related improvements to Hvide Marine Incorporated ("Hvide"). In accordance with the July 1996 amendment, Hvide will purchase the assets for the price of $16.0 million.

     The accompanying combined statements of vessel operations include only operating revenues and direct expenses related solely to the assets to be acquired by Hvide. Other operating results of the Seal Partners are omitted from the statements as they do not directly relate to the assets being sold to Hvide.

     The accompanying combined statements of vessel operations (i) include the operating revenues and operating expenses directly related to the operations of the Seal Partners Ships, and (ii) exclude depreciation, general and administrative overhead allocations, management fees, interest expense and income taxes.

     General and administrative expenses have been excluded since Seal Partners have operations other than the vessel operations presented herein. Seal Partners do not allocate general and administrative expenses among specific operations or vessels.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Operating revenues

     All operating revenues are earned from time charters and recognized based on contract day rates.

3 ASSETS TO BE SOLD BY THE SEAL PARTNERS (UNAUDITED)

     The following presents the combined historical costs of acquisition and accumulated depreciation of the assets to be sold to Hvide which have been recorded by the Seal Partners (unaudited):

                                       DECEMBER 31,                         JUNE 30,
                          ---------------------------------------   -------------------------
                             1993          1994          1995          1995          1996
Vessels.................  $10,761,504   $11,411,504   $11,411,504   $11,411,504   $11,411,504
Accumulated
  depreciation..........   (7,445,096)   (7,971,650)   (8,514,471)   (8,243,060)   (8,785,883)
                          -----------   -----------   -----------   -----------   -----------
          Net...........  $ 3,316,408   $ 3,439,854   $ 2,897,033   $ 3,168,444   $ 2,625,621
                          ===========   ===========   ===========   ===========   ===========

     The costs of major improvements to the vessels which have been made by the Seal Partners have not been capitalized and depreciated, are excluded from the above unaudited schedule, and aggregated $481,765, $3,487,435 and $922,475 during the years ended December 31, 1995, 1994, and 1993, respectively and $407,604 and $351,575 during the six months ended June 30, 1996 and 1995, respectively. Additional costs of improvements were incurred during periods prior to 1993.

     Depreciation expense, based on useful lives of 7 to 32 years for the vessels and approximately three years for the related improvements presented herein, is approximately $2,093,000, $1,415,000 and $608,000 for the years ended December 31, 1995, 1994 and 1993, respectively, and $1,121,000 and $1,047,000 for the six months ended June 30, 1996 and 1995, respectively.

     The assets of the Seal Partners that are not being sold to Hvide have been excluded from the table above. No liabilities of the Seal Partners are to be assumed in connection with the Agreement.

4 ALLOCATION OF PURCHASE PRICE (UNAUDITED)

     In accordance with the Agreement, as amended, the purchase price of the assets of $16.0 million will be allocated to the vessels.

     Based upon Hvide's policies, the vessels will be depreciated on a straight line basis over 8 to 26 years.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
  Seal Fleet, Inc.

     We have audited the accompanying Statements of Assets to be Sold of Seal Fleet, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993 and the related Statements of Vessel Operations for the years then ended. These financial statements are the responsibility of the management of Seal Fleet, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the financial statements referred to above have been prepared in accordance with the Asset Purchase Agreement between Seal Fleet, Inc. and Subsidiaries and Hvide Marine Incorporated dated March 29, 1996, and amended July 23, 1996 for the sale of certain assets and operations to Hvide Marine Incorporated (the "Agreement") and are not intended to be complete presentations of Seal Fleet, Inc. and Subsidiaries' assets, liabilities, revenues and expenses.

     In our opinion, the statements referred to above present fairly, in all material respects, the assets to be sold of Seal Fleet, Inc. and Subsidiaries as of December 31, 1995, 1994 and 1993 and the related vessel operations for the years then ended, pursuant to the Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas
April 12, 1996, except for the second paragraph of Note 1, as to which the date is August 1, 1996

                       SEAL FLEET, INC. AND SUBSIDIARIES

                        STATEMENTS OF ASSETS TO BE SOLD

                                                 DECEMBER 31,                       JUNE 30,
                                     ------------------------------------   -------------------------
                                        1993         1994         1995         1995          1996
                                                                                   (UNAUDITED)
Vessels............................  $9,922,088   $9,922,088   $9,922,088   $ 9,922,088   $ 9,922,088
Accumulated depreciation...........  (6,320,197)  (6,819,771)  (7,319,309)   (7,068,745)   (7,515,017)
Deferred drydocking (net)..........     558,412      315,323      643,049       470,719       750,578
Inventory..........................     125,652      125,652       49,127        49,127        49,127
                                     ----------   ----------   ----------   -----------   -----------
          Total....................  $4,285,955   $3,543,292   $3,294,955   $ 3,373,189   $ 3,206,776
                                     ==========   ==========   ==========   ===========   ===========

                       See notes to financial statements

                       SEAL FLEET, INC. AND SUBSIDIARIES

                        STATEMENTS OF VESSEL OPERATIONS

                                                                                    SIX MONTHS
                                         FOR THE YEAR ENDED DECEMBER 31,          ENDED JUNE 30,
                                       ------------------------------------   -----------------------
                                          1993         1994         1995         1995         1996
                                                                                    (UNAUDITED)
Operating revenues...................  $3,155,315   $3,333,704   $3,267,072   $1,583,855   $1,805,496
Operating expenses:
     Depreciation....................     498,140      498,144      498,139      248,974      195,708
     Engineering allocation..........      58,284       19,576       42,530       16,959       20,592
     Groceries.......................      24,606       12,395       16,167        9,564        8,875
     Insurance claims................      41,886       43,481       12,589       12,076       25,822
     Insurance premiums..............     243,954      237,558      232,565      119,377      110,252
     Medical.........................      20,479       14,259       19,423        8,096       11,158
     Payroll taxes...................      48,637       50,326       65,934       35,956       33,683
     Repairs and maintenance.........     416,337      412,302      471,493      257,429      264,985
     Safety training.................      16,016       15,349       17,736        7,813       11,083
     Salaries--crews.................     612,871      675,786      731,030      365,701      365,906
     Supplies........................      49,607       26,737       27,915       17,286       21,859
     Taxes, licenses and
       miscellaneous.................      81,118       34,964       40,668       21,831       23,527
     Transportation--crews...........      17,379       64,731       45,255       25,581       11,518
                                       ----------   ----------   ----------   ----------   ----------
          Total operating expenses...   2,129,314    2,105,608    2,221,444    1,146,643    1,104,968
                                       ----------   ----------   ----------   ----------   ----------
          Excess of operating
            revenues over expenses...  $1,026,001   $1,228,096   $1,045,628   $  437,212   $  700,528
                                       ==========   ==========   ==========   ==========   ==========

                       See notes to financial statements

                       SEAL FLEET, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

1 BASIS OF PRESENTATION

     Seal Fleet, Inc. and Subsidiaries ("Seal Fleet") own and manage the following three offshore service ships (the "Seal Fleet Ships").

                                  China Seal--176 Feet
                                  Hawke Seal--185 Feet
                                  Pegasus Seal--185 Feet

     In accordance with an Asset Purchase Agreement with Hvide Marine Incorporated ("Hvide"), dated March 29, 1996, and amended July 23, 1996 Seal Fleet committed to sell the Seal Fleet Ships, related improvements, and inventory to Hvide. In accordance with the July 1996 amendment, Hvide will purchase the assets for the price of $9.6 million and provide the sum of $475,000 to Seal Fleet for its use in downsizing its operations.

     The accompanying statements of assets include only those assets to be sold. They are presented at their historical cost, less any accumulated depreciation and amortization.

     The assets and liabilities of Seal Fleet which are not being sold to or assumed by Hvide, are omitted from the accompanying statements of assets, as such statements are not intended to be complete financial statements of Seal Fleet.

     The accompanying statements of vessel operations include only operating revenues and direct expenses related solely to the assets to be acquired by Hvide. Other operating results of Seal Fleet are omitted from the statements as they do not directly relate to the assets being sold to Hvide.

     The accompanying statements of vessel operations (i) include the operating revenues and operating expenses directly related to the operations of the Seal Fleet Ships, and (ii) exclude general and administrative overhead allocations, intercompany commissions allocated among Seal Fleet, Inc. and its Subsidiaries, interest expense and income taxes.

     General and administrative expenses have been excluded since Seal Fleet has operations other than the vessel operations presented herein. Seal Fleet does not allocate general and administrative expenses among specific operations or vessels.

2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Vessels and Improvements

     Vessels and improvements include two seismic ships and one supply service ship and are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method using estimated useful lives of twenty years. Major improvements are capitalized as deferred drydocking and are amortized over the estimated period benefitted of eighteen months to four years while replacements, maintenance and repairs which do not improve or extend the lives of the assets are expensed as incurred. The costs of annual drydocking and inspections of the ships are expensed as incurred.

  Operating revenues

     Operating revenues are earned from time charters and are recognized based on contract day rates for the Seal Fleet Ships.

3 DEFERRED DRYDOCKING

     The costs of major improvements to the vessels, which have been capitalized as deferred drydocking, aggregated $659,780, $22,719 and $476,922 during the years ended December 31, 1995, 1994 and 1993, respectively, and $296,278 and $354,445 during the six months ended June 30, 1996 and 1995, respectively.

4 ALLOCATION OF PURCHASE PRICE (UNAUDITED)

     In accordance with the Agreement, as amended, the following is the expected allocation of the purchase price of the assets (in thousands):

Vessels.....................................................  $ 9,190
Deferred drydocking costs...................................      836
Spare parts and supplies....................................       49
                                                              -------
                                                              $10,075
                                                              =======

     Based upon Hvide's policies, the vessels will be depreciated on a straight line basis over 6 to 11 years and the drydocking costs will be amortized on a straight line basis from the date purchased to the next required drydocking for each vessel.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
  HVIDE MARINE INCORPORATED

     We have audited the accompanying statements of assets to be sold of Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. (the Companies) as of September 30, 1994 and 1995, and the related statements of vessel operations for the years then ended. These statements of assets to be sold and the related statements of vessel operations are the responsibility of the management of the Companies. Our responsibility is to express an opinion on the statements of assets to be sold and the related statements of vessel operations based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of assets to be sold and the related statements of vessel operations are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements of assets to be sold and the related statements of vessel operations. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statements of assets to be sold and the related statements of vessel operations. We believe that our audits provide a reasonable basis for our opinion.

     As described in Note 1, the statements of assets to be sold and the related statements of vessel operations referred to above have been prepared in accordance with the Asset Purchase Agreement between the Companies and Hvide Marine Incorporated dated January 15, 1996 for the sale of certain assets to Hvide Marine Incorporated, and is not intended to be a complete presentation of the Companies' assets, liabilities, revenue and expenses.

     In our opinion, the statements of assets to be sold and the related statements of vessel operations referred to above present fairly, in all material respects, the assets to be sold of the Companies at September 30, 1994 and 1995, and its vessel operations for each of the years then ended, pursuant to the Sale and Purchase Agreement described in Note 1, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

New Orleans, Louisiana
February 1, 1996

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.

                        STATEMENTS OF ASSETS TO BE SOLD
                                 (IN THOUSANDS)

                                                               SEPTEMBER 30,
                                                              ---------------   DECEMBER 31,
                                                               1994     1995        1995
                                                                                (UNAUDITED)
Vessels and improvements....................................  $8,864   $8,972      $8,999
Less accumulated depreciation...............................   8,030    8,240       8,283
                                                              ------   ------      ------
                                                              $  834   $  732      $  716
                                                              ======   ======      ======

                             See accompanying notes

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.

                        STATEMENTS OF VESSEL OPERATIONS
                                 (IN THOUSANDS)

                                                                             THREE MONTHS
                                                             YEAR ENDED          ENDED
                                                            SEPTEMBER 30,    DECEMBER 31,
                                                           ---------------   -------------
                                                            1994     1995    1994    1995
                                                                              (UNAUDITED)
Charter hire revenue.....................................  $3,095   $3,252   $797    $832
Operating expenses:
     Crew payroll and benefits...........................   1,137    1,113    276     276
     Repairs, maintenance, fuel and supplies.............     584      565    126     166
     Insurance...........................................     384      424    105      86
     Depreciation........................................     222      210     58      43
     Other...............................................      37       60     --      26
                                                           ------   ------   ----    ----
          Total operating expenses.......................   2,364    2,372    565     597
                                                           ------   ------   ----    ----
Gross profit.............................................     731      880    232     235
Overhead expenses:
     Salaries and benefits...............................     308      290     74      91
     Office expenses.....................................      46       53     17      21
     Professional fees...................................      26       30      3      10
     Other...............................................      59       56     30      42
                                                           ------   ------   ----    ----
          Total overhead expenses........................     439      429    124     164
                                                           ------   ------   ----    ----
          Income from vessel operations..................  $  292   $  451   $108    $ 71
                                                           ======   ======   ====    ====

                             See accompanying notes

           GULF BOAT MARINE SERVICES, INC. AND E&D BOAT RENTALS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1994 AND 1995

1. BASIS OF PRESENTATION

     Under the terms of an Asset Purchase Agreement (the Agreement) dated January 15, 1996, Gulf Boat Marine Services, Inc. and E&D Boat Rentals, Inc. (the Companies) have agreed to sell eight crew boats to Hvide Marine Incorporated (Hvide) for $3,350,000. On January 31, 1996, Hvide assigned its rights under the terms of the Agreement to Lawrence Bedrosian (d/b/a Steel Style Marine C.C.F. Fund) and the sale was completed.

     The accompanying statements of assets to be sold presents the historical cost and accumulated depreciation of these eight crew boats which were owned and operated by the Companies.

     The accompanying statements of vessel operations include the revenue, operating expenses and overhead expenses directly related to the operations of these eight crew boats. Items excluded are the revenue, operating expenses and overhead expenses associated with the operations of six other crew boats not being sold to Hvide, along with the Companies' interest income and expense, and income taxes. Overhead expenses of the Companies were allocated based upon revenue by crew boat.

     The accompanying statements are not intended to be complete financial statements of the Companies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

  Unaudited Interim Financial Statements

     The unaudited statement of assets to be sold at December 31, 1995 and the unaudited statements of vessel operations for the three months ended December 31, 1994 and 1995 and the notes thereto have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair statement have been included. The results of vessel operations are not necessarily indicative of the results which can be expected for full years.

  Operations

     The principal operations of the Companies consist of short-term vessel time charters of its crew boats. The crew boats are used primarily in the Gulf of Mexico by operators drilling oil and gas wells. During the years ended September 30, 1994 and 1995, five major customers accounted for 91% and 88%, respectively, of its charter hire revenue. During the years ending September 30, 1994 and 1995, there were five individual customers representing greater than 10% of charter hire revenues, as follows:

  1994                        1995
  34.1%                       26.6%
  23.5                        23.9
  14.2                        13.9
  13.5                        13.8
  13.9%                       12.9%

  Revenue

     Revenue from time charters are earned and recognized on a daily basis.

  Vessels and Improvements

     Vessels and improvements are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years for improvements and 12 to 24 years for vessels, the estimated useful life of the assets. Major renewals and betterments are capitalized, while replacements, maintenance, and repairs which do not improve or extend the life of the assets are expensed.

3. RELATED PARTIES

     The Companies are owned by four individuals. Total salaries for these individuals for the years ended September 30, 1994 and 1995 were $311,000 and $298,000, respectively. Approximately $178,000 and $170,000, respectively, of these salaries are included in the accompanying 1994 and 1995 statements of vessel operations. Total salaries for these individuals for the three months ended December 31, 1994 and 1995 were $76,000 and $92,000, respectively. Approximately $43,000 and $52,000, respectively, of these salaries are included in the accompanying statements of vessel operations for the quarters ended December 31, 1994 and 1995 (unaudited).

                                    GLOSSARY

     The following is a set of definitions for shipping terms that are used throughout this Prospectus:

     American Bureau of Shipping or "ABS" -- a vessel classification society.

     Bareboat Charter -- the rental or lease of an empty ship, without crew, stores or provisions; the charterer (lessee) has the responsibility of operating the vessel as though it were his own.

     Certificate of Financial Responsibility (Water Pollution) or
"COFR" -- means a certificate issued by the U.S. Coast Guard that evidences a vessel owner or operator's compliance with the statutory requirement to provide evidence of the financial ability to meet liability for discharges of oil and hazardous substances under the federal Water Pollution Control Act, the Comprehensive Environmental Response, Compensation, and Liability Act, and OPA 90.

     Classification Societies -- classification societies hold records of the class maintenance of each ship registered or classed with them; these records are deposited for the personal and confidential information and guidance of the owner of the vessel.

     Crew Boat or Vessel -- an offshore supply vessel generally employed to transport crew and supplies between ports and offshore drilling or production facilities.

     Day Rate -- the price paid under a bareboat charter for one day's operation.

     Double Bottom -- compartments at the bottom of a vessel between the skin of the vessel and its inner compartments containing cargo tanks and machinery spaces; double bottom spaces can be used as void spaces or as ballast, water, or fuel tanks.

     Double Hull -- hull construction technique by which a ship has an inner and outer hull separated by void space, usually several feet in width.

     Drydocking -- the process by which a vessel is taken out of the water to accomplish underwater repairs.

     DWT -- deadweight ton; a measurement of the carrying capacity of a vessel, generally equal to the difference between the amount of water displaced by the unloaded vessel and that displaced by the fully loaded vessel.

     Dynamically Positioned Vessel -- a vessel equipped with specialized instrumentation and positioning gear enabling it to maintain a constant position with respect to wellheads and other devices on the ocean floor.

     Escort Tug -- a tugboat employed as an escort for a larger vessel usually in dangerous or constricted waters.

     Gross Ton -- enclosed space of a ship measured in cubic feet divided by 100; thus 100 cubic feet of such capacity is equivalent to one gross ton.

     Integrated Tug/Barge or "ITB" -- a large barge integrated from the stern onto the bow of a tug constructed to push the barge.

     ISO 9002 -- one of three generic standards for quality management and quality assurance intended to instill confidence in customers that a business will provide satisfactory service on a consistent basis.

     Jones Act -- the portions of the federal Merchant Marine Act, 1920 restricting U.S. domestic trade to U.S.-owned and constructed U.S.-flag vessels.

     OPA 90 -- the federal Oil Pollution Act of 1990.

     Supply Boat or Vessel -- an offshore service vessel engaged in providing supply services to the offshore energy industry.

     Time Charter -- the hire of a fully operational ship for a specified period of time; the shipowner provides the ship with crew, stores and provisions, ready in all aspects to load cargo and proceed on a voyage as instructed by the charterer. The charterer pays for fuel and all voyage-related expenses including canal tolls and port charges.

     Tractor Tug -- a tugboat able to apply force in all directions which can generally perform certain maneuvers more quickly and efficiently than conventional tugs.

     Utility Boat or Vessel -- an offshore supply vessel generally employed to transport crew and supplies between ports and offshore drilling or production facilities.

     Voyage Charter -- contract of carriage in which the charterer pays for the use of a ship's cargo capacity for one, or sometimes more than one, voyage; under this type of charter, the shipowner pays all the operating costs of the ship (including fuel, canal and port charges, pilotage, towage and ship's agency) while payment for port and cargo handling charges are subject to agreement between the parties; freight is generally paid per unit of cargo, such as a ton, based on an agreed quantity, or as a lump sum irrespective of the quantity loaded.

             ------------------------------------------------------
             ------------------------------------------------------
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE UNDERWRITERS, OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHO IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             ---------------------
                               TABLE OF CONTENTS

                                         PAGE
Prospectus Summary.....................    3
Risk Factors...........................    8
The Company............................   13
Use of Proceeds........................   14
Price Range of Common Stock............   14
Dividend Policy........................   15
Capitalization.........................   16
Selected Historical and Pro Forma
  Consolidated Financial Data..........   17
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   19
Business...............................   30
Management.............................   51
Certain Transactions...................   57
Principal and Selling Stockholders.....   60
Description of Certain Indebtedness....   61
Description of Capital Stock...........   63
Shares Eligible for Future Sale........   71
Underwriting...........................   73
Legal Matters..........................   74
Experts................................   74
Available Information..................   75
Index to Financial Statements..........  F-1
Glossary...............................  A-1

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------


                                4,000,000 SHARES


                              HVIDE MARINE GRAPHIC

                         HVIDE MARINE INCORPORATED LOGO

                              CLASS A COMMON STOCK

                              --------------------

                                   PROSPECTUS
                              --------------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                      HOWARD, WEIL, LABOUISSE, FRIEDRICHS
                                  INCORPORATED

                                            , 1997

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all expenses payable in connection with the registration of the Common Stock that is the subject of this Registration Statement, all of which shall be borne by the Company. All the amounts shown are estimates except for the registration fee, and the NASD listing and filing fees.


                                                              TO BE PAID BY
                                                               REGISTRANT
Securities and Exchange Commission registration fee.........  $   40,511.37
NASD filing fee.............................................  $      13,869
Nasdaq National Market listing fees.........................  $      17,500
Printing and engraving expenses.............................        225,000
Legal fees and expenses.....................................        200,000
Accounting fees and expenses................................        230,000
Blue sky fees and expenses..................................  $       6,000
Transfer Agent and Registrar fees...........................          1,500
Miscellaneous expenses......................................     265,619.63
                                                              -------------
          Total.............................................  $   1,000,000
                                                              =============


---------------

(*) To be supplied.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provides that the Company shall indemnify each director and officer of the Company to the fullest extent permitted from time to time by the laws of the State of Florida or any other applicable laws as presently or hereafter in effect. Section 607.0850 of the Florida Business Corporation Act currently provides as follows:

          (1) A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (2) A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          (3) To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

          (4) Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

             (a) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

             (b) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

             (c) By independent legal counsel:

                1. Selected by the board of directors prescribed in paragraph
           (a) or the committee prescribed in paragraph (b); or

                2. If a quorum of the directors cannot be obtained for paragraph
           (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

             (d) By the stockholders by a majority vote of a quorum consisting of stockholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of stockholders who were not parties to such proceeding.

          (5) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

          (6) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

          (7) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

             (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

             (b) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

             (c) In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

             (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a stockholder.

          (8) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

          (9) Unless the corporation's articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the stockholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

             (a) The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

             (b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

             (c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

          (10) For purposes of this section, the term "corporation" includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

          (11) For purposes of this section:

             (a) The term "other enterprises" includes employee benefit plans;

             (b) The term "expenses" includes counsel fees, including those for appeal;

             (c) The term "liability" includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

             (d) The term "proceeding" includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative, and whether formal or informal;

             (e) The term "agent" includes a volunteer;

             (f) The term "serving at the request of the corporation" includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

             (g) The term "not opposed to the best interest of the corporation" describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

          (12) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

     The Underwriting Agreement (Exhibit 1) provides for indemnification by the Underwriters of the Registrant, its directors and executive officers and by the Registrant of the Underwriters for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the "Act") and affords certain rights of contribution with respect thereto.

     The Registrant has purchased an insurance policy that provides for indemnification of the Registrant's executive officers and directors for liability resulting from their negligence, error, omission or breach of duty while acting in their capacities as executive officers and directors on any matter claimed against them by reason of their being executive officers and directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In September 1994, the Company exchanged 1,105,962 shares of Class B Common Stock and 663,415 shares of Class C Common Stock for all of the outstanding common stock of its predecessor. Also in September 1994, in connection with the issuance of the Senior Notes and the Junior Notes, the Company issued 452,518 shares of Class B Common Stock and 313,215 shares of Class C Common Stock to members of the Investors Group. The proceeds of the issuances of the Senior Notes and the Junior Notes were $23.1 million and $17.5 million, respectively, and the proceeds of the issuances of the Class B Common Stock and the Class C Common Stock to the Investor Group were $4.1 million and $2.9 million, respectively.

     In August 1996, the Company exchanged 74,704 shares of Class A Common Stock for 74,704 shares of Class B Common Stock owned by the Investor Group, 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock for 313,215 shares of Class C common Stock owned by the Investor Group, and 663,415 shares of Class B Common Stock for 663,415 shares of Class C Common Stock owned by the Hvide Family.

     In September 1996, the Company exchanged 1,188,502 shares of Class B Common Stock and 55,500 shares of Class A Common Stock for $13.9 million principal amount of Junior Notes.

     Each such issuance was made in reliance upon section 4(2) of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of exhibits furnished:


EXHIBIT
NUMBER                              EXHIBIT
 1        Form of Underwriting Agreement.
 2.1      Stock Purchase Agreement dated as of October 12, 1995 by and between Hvide Marine Incorporated and OMI Corp.(2)
 2.1(a)   Amendment to Stock Purchase Agreement dated as of January
          31, 1996, by and among Hvide Marine Incorporated and OMI
          Corp.(2)
 2.2      Asset Purchase Agreement dated as of March 29, 1996, by and among Hvide Marine Incorporated, Seal Fleet, Inc., Sealcraft
          Operators, Inc., Seal GP, Inc., South Corporation, and
          Thomas M. Ferguson.(2)
 2.2(a)   Amendment No. 1 dated July 23, 1996, to Asset Purchase
          Agreement dated as of March 29, 1996, by and among Hvide
          Marine Incorporated, Seal Fleet, Inc., Sealcraft Operators,
          Inc., Seal GP, Inc., South Corporation, and Thomas M.
          Ferguson.(5)
 2.3      Asset Purchase Agreement dated as of March 29, 1996, by and among Hvide Marine Incorporated, Ross Seal Partners, Ltd.,
          Bengal Seal Partners, Ltd., Indian Seal Partners, Ltd.,
          Baffin Seal Partners, Ltd., Baltic Seal Partners, Ltd., and
          Irwin M. Herz, Jr., as trustee under certain trusts.(2)
 2.3(a)   Amendment Number 1 dated July 23, 1996, to Asset Purchase
          Agreement dated as of March 29, 1996, by and among Hvide
          Marine Incorporated, Ross Seal Partners, Ltd., Bengal Seal
          Partners, Ltd., Indian Seal Partners, Ltd., Baffin Seal
          Partners, Ltd., Baltic Seal Partners, Ltd., and Irwin M.
          Herz, Jr., as trustee under certain trusts.(5)
 2.4      Articles of Merger of Hvide Marine Incorporated, a Florida
          corporation into Hvide Corp., a Florida corporation.(5)
 3.1      Amended and Restated Articles of Incorporation.(5)
 3.2      Bylaws of the Company, as amended.(5)
 4.1      Form of Class A Common Stock Certificate (Domestic).(5)
 4.2      Form of Class A Common Stock Certificate (Foreign).(5)
 5        Opinion of Counsel as to the legality of the securities
          being registered.
10.1      Non-Compete Agreement, between the Company and Hans J.
          Hvide, dated September 28, 1994.(2)
10.2      Consulting Agreement between Sun State Marine Services, Inc.
          and Frank V. Oliver, Jr., dated September 30, 1994.(2)
10.3      Equity Ownership Plan.(6)
10.4      Stock Option Plan for Directors.(6)
10.4.1    1996 Employee Stock Purchase Plan.(6)
10.4.2    Equity Ownership Plan.(5)
10.5      Security Agreement, dated December 14, 1973, relating to
          United States Government Ship Financing Bonds, between The
          Provident Bank and The United States of America, with
          respect to Seabulk Challenger/S.T.L. 3901.(1)
10.6*     Bareboat Charter, dated as of December 14, 1973, by and
          between The Provident Bank and Seabulk Tankers, Ltd., with respect to Seabulk Challenger/S.T.L. 3901.(1)
10.7*     Time Charter Party, dated as of December 20, 1989, between
          Seabulk Tankers, Ltd., and Shell Oil Company with respect to
          Seabulk Challenger/S.T.L. 3901, as amended.(1)
10.8      Security Agreement, dated August 20, 1975, by and among Port
          Everglades Towing, Inc., Central National Bank of Cleveland
          and The United States of America, with respect to the
          Seabulk Magnachem/S.C.C. 3902, as amended.(1)
10.9*     Bareboat Charter, dated February 24, 1977, by and between
          Central National Bank of Cleveland and Seabulk Chemical
          Carriers, Inc., with respect to Seabulk Magnachem/S.C.C.
          3902, as amended.(1)
10.10     Sub-Bareboat Charter, dated January 16, 1988, between
          Seabulk Chemical Carriers, Inc., and Hvide Shipping,
          Incorporated, with respect to Seabulk Magnachem/S.C.C. 3902, as amended.(1)

EXHIBIT
NUMBER                              EXHIBIT
10.12*    Tanker Time Charter Party, dated December 15, 1989, between
          Seabulk Ocean Systems Corporation and Ocean Specialty
          Tankers Corporation, with respect with to Seabulk
          Magnachem/S.C.C. 3902, as amended.(1)
10.13*    Tanker Time Charter Party, dated December 15, 1989, between
          Seabulk Transmarine Partnership, Ltd., and Ocean Specialty
          Tankers Corporation, with respect to Seabulk America.(1)
10.14     Franchise Agreement, dated as of January 8, 1975, by and
          between Canaveral Port Authority and Port Everglades Towing,
          Inc.(1)
10.15     Non-Exclusive Franchise Agreement, dated as of March 7,
          1991, by and between Port Everglades Authority and Hvide
          Shipping, Incorporated.(1)
10.16*    Contract for Fuel Transportation, dated as of February 18,
          1993, by and between Florida Power & Light Company and Sun
          State Marine, Incorporated.(1)
10.17     Sale and Purchase Agreement between the Company and certain officers, directors and employees relating to the purchase of partnership interests, dated September 30, 1994.(2)
10.18     Post-Retirement Benefits Agreement between the Company and
          Hans J. Hvide, dated September 28, 1994.(2)
10.19     Junior Subordinated Note and Common Stock Purchase Agreement
          dated September 30, 1994.(2)
10.20     Senior Subordinated Note and Common Stock Purchase Agreement
          dated September 30, 1994.(2)
10.21     Letter of Credit Agreement, dated as of September 29, 1994, between Hvide Shipping, Inc. and Bank of Boston.(2)
10.22     Credit Agreement, dated as of September 28, 1994, among
          Hvide Marine Incorporated, Citibank, N.A., The First
          National Bank of Boston, and Citibank, N.A.(2)
10.22(a)  Amendment No. 1 dated as of May 15, 1995, to the Credit
          Agreement dated as of September 28, 1994, by and among Hvide
          Marine Incorporated, Citibank, N.A., The First National Bank
          of Boston, and others.(2)
10.22(b)  Amendment No. 2 dated as of March 26, 1996, to the Credit
          Agreement dated as of September 28, 1994, by and among Hvide
          Marine Incorporated, Citibank, N.A., The First National Bank
          of Boston, and others.(2)
10.22(c)  Amended and Restated Credit Agreement dated as of June 21,
          1996, by and among Hvide Marine Incorporated, Citibank,
          N.A., The First National Bank of Boston, BNY Financial
          Corporation, Hibernia National Bank, and Amsouth Bank of
          Florida.(5)
10.22(d)  Form of Amended and Restated Credit Agreement dated as of
          February 3, 1997.
10.26     Amendment No. 2 to Charter of Seabulk Magnachem.(2)
10.27     Form of Recapitalization Agreement among Hvide Corp., Hvide
          Marine Incorporated, the Junior Subordinated Noteholders,
          the Senior Subordinated Noteholders, J. Erik Hvide, and
          certain trusts.(5)
10.28     Form of Registration Rights Agreement by and between Hvide
          Marine Incorporated and certain shareholders.(5)
10.29     Form of Agreement Among Shareholders among certain
          shareholders.(5)
10.30     Form of Amended and Restated Contingent Share Issuance
          Agreement among Hvide Marine Incorporated and certain
          purchasers.(5)
11        Computation of Earnings (Loss) per Share
21        List of Subsidiaries.(4)
23.1      Consents of Ernst & Young LLP.
23.2      Consent of Counsel (included as part of Exhibit 5).
23.3      Consent of Deloitte & Touche LLP.
23.4      Consent of Pannell Kerr Forster of Texas, P.C.
24.1      Power of Attorney.

  * Confidential treatment requested. The materials omitted from these documents have been marked with an asterisk (*). The materials omitted have been separately filed with the Commission pursuant to the confidential treatment request.

(1) Incorporated herein by reference to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on April 26, 1994.

(2) Incorporated herein by reference to Amendment No. 1 to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on May 3, 1996.

(3) Incorporated herein by reference to Amendment No. 2 to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on May 13, 1996.

(4) Incorporated herein by reference to Amendment No. 3 to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on July 11, 1996.

(5) Incorporated herein by reference to Amendment No. 4 to Registration Statement on Form S-1 (Registration No. 33-78166) filed with the Commission on August 5, 1996.


(6) Incorporated herein by reference to Form S-8 (Registration No. 333-17621) filed with the Commission on December 11, 1996.


     Schedules not listed above have been omitted because they are not applicable or because required information is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Lauderdale, Florida on the 28th day of January, 1997.


                                          HVIDE MARINE INCORPORATED

                                          By:        /s/ J. ERIK HVIDE
                                            ------------------------------------
                                                       J. ERIK HVIDE
                                                  CHAIRMAN, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                     TITLE                        DATE

               /s/ J. ERIK HVIDE                         Chairman of the Board,          January 28, 1997
------------------------------------------------       President, Chief Executive
                (J. ERIK HVIDE)                     Officer and Director (principal
                                                           executive officer)

              /s/ JOHN H. BLANKLEY                           Executive Vice              January 28, 1997
------------------------------------------------      President -- Chief Financial
               (JOHN H. BLANKLEY)                   Officer and Director (principal
                                                           financial officer)

             /s/ DONALD L. CALDERA                    Executive Vice President and       January 28, 1997
------------------------------------------------                Director
              (DONALD L. CALDERA)

            /s/ JOHN J. KRUMENACKER                 Controller (principal accounting     January 28, 1997
------------------------------------------------                officer)
             (JOHN J. KRUMENACKER)

             /s/ EUGENE F. SWEENEY                              Director                 January 28, 1997
------------------------------------------------
              (EUGENE F. SWEENEY)

                                                                Director                 January   , 1997
------------------------------------------------
            (ROBERT B. CALHOUN, JR.)

               /s/ GERALD FARMER                                Director                 January 28, 1997
------------------------------------------------
                (GERALD FARMER)

              /s/ JEAN FITZGERALD                               Director                 January 28, 1997
------------------------------------------------
               (JEAN FITZGERALD)

                                                                Director                 January   , 1997
------------------------------------------------
                   (JOHN LEE)

               /s/ WALTER C. MINK                               Director                 January 28, 1997
------------------------------------------------
                (WALTER C. MINK)

                /s/ ROBERT RICE                                 Director                 January 28, 1997
------------------------------------------------
                 (ROBERT RICE)

             /s/ RAYMOND B. VICKERS                             Director                 January 28, 1997
------------------------------------------------
              (RAYMOND B. VICKERS)